UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
OTELCO INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A Common Stock, par value $0.01 per share (the “common stock”)

(2)
Aggregate number of securities to which transaction applies: As of the close of business on August 20, 2020, there were 3,421,794 shares of common stock; 114,250 shares of common stock issuable upon the exercise of incentive stock options (“ISOs”) and non-qualified stock options (“NQs” and, together with the ISOs, each an “Option”); 18,978 shares of common stock underlying Company restricted stock units (each, an “RSU”).

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (setting forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of: (A) 3,421,794 shares of common stock multiplied by the cash merger consideration of $11.75 per share; (B) (i) 64,250 shares of common stock underlying Options multiplied by (ii) the cash merger consideration of $11.75 per share minus the exercise price per share of such Option; and (C) 18,978 shares of common stock underlying RSUs multiplied by the cash merger consideration of $11.75 per share.

	(4)	Proposed maximum aggregate value of transaction: $40,591,624.

(5)
Total fee paid: $5,268.79. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filed fee was determined by multiplying $40,591,624 (the proposed maximum aggregate value of the transaction) by 0.0001298.

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED AUGUST 20, 2020

OTELCO INC.
505 Third Avenue East
Oneonta, Alabama 35121
[•], 2020
Dear Stockholders:
It is my pleasure to invite you to attend a virtual special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Otelco Inc. (“Otelco” or the “Company”) to be held online via live webcast on [•], 2020 at [•] [a.m./p.m.], Eastern Time. There will not be a physical meeting location. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/OTEL2020, where you will be able to participate in the meeting live and have the opportunity to vote online. Please note that you will not be able to attend the Special Meeting in person. We have chosen to hold a virtual, rather than an in-person, meeting in light of public health concerns associated with the ongoing coronavirus (COVID-19) situation.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of July 26, 2020 (the “Merger Agreement”), by and among Otelco, Future Fiber FinCo, Inc., a Delaware corporation (“Parent”) and Olympus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) and (iii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).
Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Otelco, with Otelco continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). If the Merger is completed, you will be entitled to receive $11.75 in cash, without interest thereon and net of any applicable withholding of taxes, for each share of Otelco Class A common stock (“common stock”) that you own (unless you have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and have properly and validly exercised your statutory rights of appraisal in respect of such shares of common stock under Delaware law), which represents a 43.3% premium to the unaffected share price of the common stock on June 23, 2020, a 53.2% premium to the 20-day volume weighted average price as of the same date, and a 58.1% premium to Otelco’s average daily closing stock price during the second quarter of 2020.
The Board of Directors of Otelco, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (iii) recommended that the stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption. The Board of Directors of Otelco recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). If you vote via the Special Meeting website, your vote will revoke any proxy that you have previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the Merger Agreement.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares through a bank, broker or other nominee and want to vote at the Special Meeting, you must obtain a “legal proxy.” The failure to instruct your bank, broker or other nominee to vote your shares for approval of the proposal to adopt the Merger Agreement will have the same effect as a vote against approval of the proposal to adopt the Merger Agreement.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Call Toll-free: (800) 714-3312
Banks and Brokers Call: (212) 269-5550
OTEL@dfking.com
On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

Stephen P. McCall Chairman of the Board
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated [•], 2020 and, together with the enclosed form of proxy card, is first being mailed to the stockholders of the Company on or about [•], 2020.

OTELCO INC.
505 Third Avenue East
Oneonta, Alabama 35121
[•], 2020
NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2020
To the holders of Otelco Inc. shares:
Otelco Inc., a Delaware corporation (“Otelco” or the “Company”), will hold a virtual special meeting (the “Special Meeting”) of stockholders online via live webcast on [•], 2020, at [•] [a/p].m. Eastern Time. There will not be a physical meeting location. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/OTEL2020, where you will be able to participate in the meeting live and have the opportunity to vote online. The Company encourages you to allow ample time for online check-in, which will open at [•] [a/p].m. Eastern Time. Please note that you will not be able to attend the Special Meeting in person. The Company is holding the Special Meeting for the purposes indicated below:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of July 26, 2020 (the “Merger Agreement”), by and among Otelco, Future Fiber FinCo, Inc., a Delaware corporation (“Parent”) and Olympus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Otelco, with Otelco continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

2.
To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the Special Meeting (the “Adjournment Proposal”).

Only stockholders of record as of the close of business on [•], 2020, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors of Otelco, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (iii) recommended that the stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption.
Accordingly the Board of the Company (the “Board”) unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the Special Meeting, please vote right away by using one of the following advance voting methods (see “Voting of Proxies” beginning on page 19 for additional details). Make sure to have the proxy card/voting instruction form in hand, and follow the instructions. You can vote in advance in one of three ways:
VIA THE INTERNET	BY TELEPHONE	BY MAIL

Visit the website listed on the proxy card/voting instruction form to vote	Call the telephone number on the proxy card/voting instruction form to vote	Complete, sign, and date, and then return the proxy card/ voting instruction form in the enclosed envelope to vote
By Order of the Board,

Stephen P. McCall Chairman of the Board
Dated: [•], 2020

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a stockholder of record, voting at the Special Meeting via the Special Meeting website will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote via the Special Meeting website at the Special Meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) vote via the Special Meeting website at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of the Company’s common stock, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Call Toll-free: (800) 714-3312
Banks and Brokers Call: (212) 269-5550
OTEL@dfking.com

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Olympus Merger Sub, Inc. with and into Otelco Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Otelco,” “the Company,” “we,” “our,” “us” and similar words refer to Otelco Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Future Fiber FinCo, Inc. as “Parent” and Olympus Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of July 26, 2020, by and among the Company, Parent and Merger Sub, as the “Merger Agreement,” our Class A common stock, par value $0.01 per share as “common stock” and the holders of our common stock as “stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger (Page 23)
Otelco Inc.
Otelco Inc. provides traditional telephone services to territories in north central Alabama, Maine, western Massachusetts, central Missouri, western Vermont and southern West Virginia. In addition to traditional telephone services, Otelco also provides a variety of unregulated telecommunications services in its territories, including internet data lines and long distance services. Otelco also operates three facilities-based competitive local exchange carriers, which offer services to business and enterprise customers in Maine. The Company’s common stock is listed on the Nasdaq Stock Market LLC (the “Nasdaq”) under the symbol: “OTEL”.
Future Fiber FinCo, Inc.
Parent, a Delaware corporation, was formed on July 21, 2020 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and any Debt Financing in connection with the Merger. Parent is an affiliate of Oak Hill Capital Partners V (Onshore), L.P. (together with its parallel funds, “Oak Hill Fund V”), which are managed by Oak Hill Capital Management, LLC (“Oak Hill”). Oak Hill is a private equity firm with offices in New York, NY, Menlo Park, CA and Stamford, CT managing funds with approximately $15 billion of initial capital commitments and co-investments since inception. Upon completion of the Merger, Otelco will be a direct wholly-owned subsidiary of Parent.
Olympus Merger Sub, Inc.
Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent, was formed on July 21, 2020 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and any Debt Financing in connection with the Merger. Upon completion of the Merger, Merger Sub will merge with and into Otelco, and Merger Sub will cease to exist.
The Merger (Page 23)
Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Otelco, with Otelco continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, our common stock will no longer be publicly traded and will be delisted from the Nasdaq. In addition, our common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Otelco will no longer file periodic or current reports with the U.S. Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The Merger will become effective upon the filing of a certificate of merger with, and its acceptance by, the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).
Merger Consideration (Page 24)
Common Stock
At the Effective Time, and without any action required by the Company, Parent, Merger Sub or any stockholder, each share of common stock (other than shares of common stock (A) held directly by the Company, Parent or Merger Sub, (B) owned by any direct or indirect wholly owned subsidiary of the Company or Parent (other than Merger Sub) (together (A) and (B), the “Owned Company Shares”) or (C) owned by stockholders who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares of common stock under Delaware law (the “Dissenting Common Shares”)) that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled, extinguished and converted into the right to receive the merger consideration of $11.75 per share (the “Merger Consideration”), without interest thereon and less any applicable withholding taxes.
Treatment of Stock Options and Other Equity-Based Awards
In connection with the consummation of the Merger, Otelco’s equity awards will be treated as follows:
Vested and Unvested Options
At the Effective Time, each option to acquire shares of common stock (an “Option”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, by virtue of the Merger and without any action required by the Company, Parent, Merger Sub or any holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and less any required tax withholding, equal to the product of: (i) the Merger Consideration minus the exercise price per share of such Option and (ii) the total number of shares of common stock issuable upon exercise in full of such Option (the “Option Consideration”). Any Options outstanding at the Effective Time with an exercise price equal to or greater than the Merger Consideration will be cancelled as of the Effective Time for no consideration.
Restricted Stock Units
At the Effective Time, each restricted stock unit (“RSU”) in respect of common stock that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action required by the Company, Parent, Merger Sub or any holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and less any required tax withholding, equal to the product of: (i) the Merger Consideration and (ii) the total number of shares of common stock subject to such RSU (the “RSU Consideration”).
Treatment of Dissenting Common Shares
Dissenting Common Shares will not be converted into, or represent the right to receive, the Merger Consideration. Stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing who are entitled to exercise and who shall have properly and validly exercised their statutory rights of appraisal in respect of shares of common stock held by such stockholders in accordance, and in compliance with, with Section 262 (“Section 262”) of the General Corporation Law of the State of Delaware (the “DGCL”) will be entitled to receive payment of the appraised value of such Dissenting Common Shares in accordance with the provisions of Section 262 of the DGCL and such Dissenting Company Shares will, without any further action, cease to be outstanding, be cancelled and cease to exist (except that all Dissenting Common Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Common Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificates or uncertificated shares that formerly evidenced such shares of common stock as more fully described under the section of this proxy statement captioned “The Merger—Appraisal Rights”).

The Virtual Special Meeting (Page 18)
Date, Time and Place
A special meeting of stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on [•], 2020, at [•] [a/p].m. Eastern Time (including any adjournments or postponements thereof, the “Special Meeting”).
The Special Meeting will be held online via live webcast. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/OTEL2020, where you will be able to participate in the meeting live and have the opportunity to vote online. We encourage you to allow ample time for online check-in, which will open at [•] [a.m./p.m.], Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the Special Meeting in person.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on [•], 2020 (the “Record Date”). Each stockholder shall be entitled to one vote for each share of common stock owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were [•] shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote, represented by proxy, will constitute a quorum at the Special Meeting. Attendance at the virtual meeting does not count for purposes of determining a quorum.
Material U.S. Federal Income Tax Consequences of the Merger (Page 49)
The receipt of cash in exchange for shares of common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by each of our stockholders that is a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger by such stockholder. A stockholder that is a Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. Backup withholding may apply to payments made in exchange for shares of common stock pursuant to the Merger, unless certain certification procedures are complied with or a valid exemption is established. Please read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. jurisdiction.
Appraisal Rights (Page 44)
If the Merger is consummated and certain conditions are met, stockholders who continuously hold shares of common stock through the Effective Time who neither vote in favor of the Merger or consent thereto in writing and who are entitled to exercise and who properly and validly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that stockholders may be entitled to have their shares of common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further below. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of common stock.
To exercise appraisal rights, stockholders must: (1) submit a written demand for appraisal to Otelco before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy, or otherwise vote, in favor of the proposal to adopt the Merger Agreement; (3) continue to hold shares of common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Otelco unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Regulatory Approvals Required for the Merger (Page 51)
Completion of the Merger is conditioned on (i) receipt of consents from the United States Federal Communications Commission (the “FCC”) (including the Telecom Committee (as defined in the Merger Agreement)), and (ii) receipt of consents from certain state public service or public utility commissions.
Otelco and Parent have agreed to cooperate with each other and use, and cause their respective affiliates to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the Merger.
Required Stockholder Approval (Page 18)
The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the Merger Agreement is required to adopt the Merger Agreement (the “Requisite Stockholder Approval”). Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Otelco’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) requires the affirmative vote of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the Compensation Proposal (provided a quorum is present). The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the consummation of the Merger. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present (the “Adjournment Proposal”), requires the affirmative vote of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the Adjournment Proposal. For more information, please see the section of this proxy statement captioned “Special Meeting—Vote Required; Abstentions and Broker Non-Votes.”
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of [•] shares of common stock, representing approximately [•]% of the shares of common stock outstanding as of the Record Date (and approximately [•]% of the shares of common stock outstanding when taking into account Options and RSUs held by our directors and executive officers). Although none of them has entered into any agreement obligating them to do so, we currently expect that all of our directors and executive officers will vote all of their respective shares of common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
In connection with the Company entering into the Merger Agreement, each of Ira Sochet, Ira Sochet IRA Account, Ira Sochet Trust and Sochet & Company, Inc. (collectively the “Sochet Stockholders”), entered into a voting agreement with Parent dated as of July 26, 2020 (the “Voting Agreement”). Ira Sochet has voting and dispositive control over the shares of common stock held by the Ira Sochet IRA Account, Ira Sochet Trust and Sochet & Company, Inc. Pursuant to the Voting Agreement, the Sochet Stockholders, who held approximately 49.3% of the outstanding common stock at the time of the execution of the Voting Agreement, have agreed to vote their shares of common stock in favor of the proposal to adopt the Merger Agreement unless the Voting Agreement is terminated in accordance with its terms. For more information, please see the section of this proxy statement captioned “The Merger—Voting Agreement.”

Closing Conditions (Page 70)
The obligations of Otelco, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:
•	the receipt of the Requisite Stockholder Approval;
•	the receipt of certain consents from the FCC and certain state public service or public utility commissions, as specified in the Merger Agreement;
•	the absence of any Legal Restraint (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”);
•
the accuracy of the representations and warranties of Otelco in the Merger Agreement, other than representations and warranties relating to the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”), subject to certain materiality qualifiers, as of the date of the Merger Agreement (or as of an earlier date, if made as of such earlier date) and as of the date of completion of the Merger as if made at and as of the date of completion of the Merger;

•
the receipt, by Parent and Merger Sub, of (i) certain pay-off letters and other documentation required in connection with the repayment of Otelco’s credit facility with CoBank, ACB and the release and termination of any and all related liens, and (ii) the written consent of Regions Bank to the transactions contemplated by the Merger Agreement to the extent required under Otelco’s outstanding loan from Regions Bank under the Paycheck Protection Program established under the Coronavirus Aid, Relief, and Economic Security Act;

•
the accuracy of the representations and warranties of Otelco in the Merger Agreement relating to the absence of any Company Material Adverse Effect as of the date of the Merger Agreement and as of the date of completion of the Merger as if made at and as of the date of completion of the Merger;

•
the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to certain materiality qualifiers, as of the date of the Merger Agreement and as of the date of completion of the Merger (or as of an earlier date, if made as of such earlier date) as if made at and as of the date of completion of the Merger;

•	the absence of any Company Material Adverse Effect having occurred after the date of the Merger Agreement;
•
the performance and compliance in all material respects by Otelco, Parent and Merger Sub of their respective covenants, obligations and conditions required to be performed and complied with by them under the Merger Agreement at or prior to the Effective Time; and

•	the delivery of an officer’s certificate by each of Otelco, Parent and Merger Sub certifying that the conditions as described in certain of the preceding bullets have been satisfied.
For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”
Financing of the Merger (Page 42)
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $40,591,624 in cash. This amount includes funds needed to: (1) pay stockholders the amounts due under the Merger Agreement and (2) make payments in respect of our outstanding equity-based awards payable at the Effective Time pursuant to the Merger Agreement.
In connection with the transactions contemplated by the Merger Agreement, the Guarantors (as defined below) have provided Parent with an equity commitment letter, dated as of July 26, 2020, that provides for an aggregate equity commitment of up to $40,591,624 in cash (the “Equity Commitment Letter” and, such commitment, the “Equity Commitment”). We refer to the financing pursuant to the Equity Commitment Letter as the “Equity Financing.” The Equity Financing is subject to the terms, conditions and limitations set forth in the Merger Agreement and the Equity

Commitment Letter, which conditions include the satisfaction or waiver by Parent or Merger Sub of all conditions precedent set forth in the Merger Agreement to Parent’s and Merger Sub’s obligations to effect the closing.
Parent has also obtained a commitment letter from CoBank, ACB (the “Debt Commitment Letter”). Pursuant to the Debt Commitment Letter, CoBank, ACB has committed to provide a senior secured term loan facility in an aggregate principal amount of $70 million (the “Term Loan Facility”) and a senior secured revolving credit facility of $20 million (the “Revolving Facility”, and together with the Term Loan Facility, the “Credit Facilities”). We refer to the borrowings under the Credit Facilities as the “Debt Financing.” The Debt Financing is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions, including the simultaneous consummation of the Equity Financing.
The proceeds of the Equity Financing and the Term Loan Facility will be used to (i) fund the aggregate Merger Consideration, (ii) fund the aggregate RSU Consideration and Option Consideration, (iii) pay fees and expenses required to be paid at the closing of the Merger by Parent, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement, and (iv) in the case of the Term Loan Facility, repay the Company’s existing indebtedness. Upon the terms and subject to the conditions of the Equity Commitment Letter, the Company has a contractual right to enforce the Equity Commitment Letter against the Guarantors and, under the terms and subject to the conditions of the Merger Agreement, the Company has the right to specifically enforce Parent’s obligation to consummate the Merger upon Parent’s receipt of the proceeds of the Equity Financing. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Specific Performance.”
For more information about the Equity Financing and the Debt Financing, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Guarantee (Page 43)
In connection with the Company entering into the Merger Agreement, certain investment funds affiliated with Parent (the “Guarantors”) delivered a Guarantee in favor of Otelco (the “Guarantee”). Pursuant to the Guarantee, the Guarantors have agreed to guarantee, in the event of and following a valid termination of the Merger Agreement:
•	the payment by Parent of the $3,450,288 termination fee payable to us in certain circumstances; and
•
the reimbursement and indemnification obligations of Parent in connection with the costs and expenses incurred by us in connection with the arrangement of the financing of the Merger, and the out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred by us in connection with our successful attempt to enforce the Guarantee and/or the Equity Commitment Letter (collectively, the “Reimbursement and Collection Obligations”).

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”
Recommendation of the Otelco Board (Page 28)
After careful consideration, the Board of Directors of the Company (the “Board”), after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board and Reasons for the Merger,” has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) recommended that the stockholders adopt the Merger Agreement and (iv) directed that the Merger Agreement be submitted to the stockholders for their adoption (collectively, the “Company Board Recommendation”).
Accordingly, the Board recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and “FOR” the Adjournment Proposal.
Opinion of Houlihan Lokey Capital, Inc. (Page 34)
On July 26, 2020, Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated July 26, 2020), as to, as of such date, the fairness, from a financial point of view, to the holders of common stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of common stock in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger. See “The Merger—Opinion of Houlihan Lokey Capital, Inc.”
Interests of the Company’s Directors and Executive Officers in the Merger (Page 40)
When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that certain members of the Board and executive officers of the Company have economic interests in the Merger that may be different from, or are in addition to, the interests of stockholders generally. The Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.
Certain of Otelco’s executive officers are subject to employment agreements that have severance benefits if their employment is terminated under certain circumstances following a change in control of the Company, including the Merger. Furthermore, pursuant to the Merger Agreement, equity awards held by the Company’s executive officers and directors will generally be cancelled in exchange for cash payment upon consummation of the Merger.
For more information, please see the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
Alternative Acquisition Proposals (Page 60)
The “Go-Shop” Period
Under the Merger Agreement, from the date of the Merger Agreement until 12:01 a.m., New York City time, on August 25, 2020 (the “No-Shop Period Start Date”), the Company and its affiliates and each of their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, agents and other advisors or representatives (collectively, “Representatives”) had the right to, among other things and subject to certain conditions: (1) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes, or that could constitute, an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “Go-Shop Period”) and (2) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any persons with respect to any Acquisition Proposals (or inquiries, proposals or offers or any other effort or attempt that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or any other proposals that could lead to any Acquisition Proposal, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to the Company or the Board, as further described under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “Go-Shop Period.” With respect to an Excluded Party (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination”), the No-Shop Period Start Date starts on the 15th day after expiration of the Go-Shop Period, or September 9, 2020 (the “Cut-Off Date”).
If the Company terminates the Merger Agreement for the purpose of entering into an acquisition agreement in respect of an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “Go-Shop Period”) made after the date of the Merger Agreement and prior to the No-Shop Period Start Date, subject to certain exceptions, the Company is required to pay a termination fee in an amount equal to $1,826,623. If the Company terminates the Merger Agreement for the purpose of entering into an acquisition agreement in respect of an Acquisition Proposal made after the No-Shop Period Start Date, the Company is required to pay a termination fee of $2,232,539. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”
The “No-Shop” Period
Under the Merger Agreement, from the No-Shop Period Start Date (or with respect to an Excluded Party, from 12:01 a.m. on September 9, 2020) until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective Representatives not to, and will not publicly announce any intention to, directly or indirectly, (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or would reasonably be expected to lead to, or that constitutes, an Acquisition Proposal; (2) engage in, continue or otherwise participate in any discussions concerning or provide access or otherwise furnish to any person (other than Parent, Merger Sub or any designee of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries or any of their respective properties, books, records or personnel or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, or otherwise relating to or in connection with an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (3) participate or engage in, discussions or negotiations with any person with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (subject to certain exceptions); (4) approve, endorse or recommend an Acquisition Proposal; (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or agreement in principle, understanding or arrangement, in each case, relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (as defined under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “No-Shop Period”); or (6) resolve or agree to take any of the foregoing actions.
Notwithstanding the foregoing restrictions, under certain specified circumstances, from the date of the Merger Agreement and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Board may, directly or indirectly through one of more of their Representatives, among other things, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any person or its Representatives that has made, renewed or delivered to the Company a bona fide written Acquisition Proposal after the date of the Merger Agreement that did not result from a breach of certain provisions of the Merger Agreement, if the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and that the failure to take actions with respect to the Superior Proposal would be inconsistent with the fiduciary duties of the Board to the stockholders under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “No-Shop Period.”
Termination of the Merger Agreement (Page 72)
In addition to the circumstances described above, Parent and the Company have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual written agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, certain uncured breaches of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., New York City time, on April 26, 2021 (subject to a one-time extension of 90 days under certain circumstances), and if the stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain specified circumstances, Otelco or Parent may be required to pay the other party a termination fee in connection with the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement.”

Effect on Otelco if the Merger is Not Completed (Page 24)
If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:
(i)	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;
(ii)
(A) Otelco will remain an independent public company, (B) the common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act and (C) Otelco will continue to file periodic and current reports with the SEC; and

(iii)
under certain specified circumstances, Otelco or Parent may be required to pay the other party a termination fee in connection with the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information” beginning on page 83.
Why did I receive these materials?
On July 26, 2020, we entered into the Merger Agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into us, with us continuing as the surviving corporation and a wholly owned subsidiary of Parent following the Merger. Parent and Merger Sub are both controlled affiliates of Oak Hill Fund V. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt and approve the Merger Agreement and the other matters to be voted on at the Special Meeting described below under “—What proposals will be voted on at the Special Meeting”.
When and where is the Special Meeting?
The Special Meeting will take place on [•], 2020, at [•] [a/p].m. Eastern Time.
The Special Meeting will be held online via live webcast. There will not be a physical meeting location. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/OTEL2020, where you will be able to participate in the meeting live and have the opportunity to vote online. We encourage you to allow ample time for online check-in, which will open at [•] [am/pm], Eastern Time. Please note that because there will not be a physical meeting location you will not be able to attend the Special Meeting in person.
What proposals will be voted on at the Special Meeting?
•	The adoption of the Merger Agreement pursuant to which Merger Sub will merge with and into Otelco, and Otelco will become a wholly owned subsidiary of Parent;
•	The approval of, on an advisory (non-binding) basis, the Compensation Proposal; and
•	The approval of the Adjournment Proposal.
The Board recommends that you vote: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Who may attend the Special Meeting? Are there procedures for attending?
Only stockholders of record as of the Record Date, or their legal proxy holders, may attend the Special Meeting or any adjournments or postponements thereof.
What do I need in order to be able to attend the Special Meeting online?
The Special Meeting will be held online via live webcast only. Any shareholder of record on the Record Date can attend the Special Meeting live online at www.virtualshareholdermeeting.com/OTEL2020. The webcast will start at [•], Eastern Time, on [•], 2020. In order to be able to enter the Special Meeting, you will need your 16-digit control number, which is included on your proxy card if you are a stockholder of record of shares of common stock as of the Record Date or included with the form and voting instructions you received from your broker if you hold your shares in “street name.” Instructions on how to attend and participate online are also posted online at www.proxyvote.com.
Who can vote at the Special Meeting?
Only stockholders of record as of the Record Date will be entitled to notice of the Special Meeting and to vote at the Special Meeting.

Stockholder of Record: Shares Registered in Your Name
If at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, EQ Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote at the Special Meeting or you may vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote now, online, by phone or proxy card (further instructions below) to ensure that your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by such brokerage firm, bank, dealer or other similar organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. You are also invited to attend the Special Meeting virtually. However, since you are not the stockholder of record, you may not vote your shares via the Special Meeting website unless you request and obtain a valid proxy from your broker, bank or other nominee.
What different methods can I use to vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record there are four ways to vote:
•	Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	Vote by Internet: by visiting http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on [•], 2020 (have your proxy card in hand when you visit the website);
•	Vote by Phone: by calling toll-free (within the U.S. or Canada) 1-800-690-6903 (have your proxy card in hand when you call); or
•
Vote at the Special Meeting: by casting your vote at the Special Meeting via the Special Meeting website. There will not be a physical meeting location. Any stockholder of record as of the Record Date can attend the Special Meeting by visiting www.virtualshareholdermeeting.com/OTEL2020, where such stockholders may vote during the Special Meeting. The Special Meeting starts at [•] [a.m./p.m.], Eastern Time. We encourage you to allow ample time for online check-in, which will open at [•] [a.m./p.m.], Eastern Time. Please have your 16-digit control number to join the Special Meeting. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.
If you are a stockholder of record or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock via the Special Meeting website at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote at the Special Meeting via the Special Meeting website, your previous vote by proxy will not be counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received voting instructions with these proxy materials from that organization, rather than from us. Simply complete, sign and date your proxy card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank or other nominee.
Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy card.

How can I revoke my proxy?
You can revoke your proxy prior to the completion of voting at the Annual Meeting by giving written notice of your revocation to the Secretary of the Company at 505 Third Avenue East, Oneonta, Alabama 35121, Attention: Curtis L. Garner, Jr., Secretary; by delivering a later-dated proxy card via mail, the internet or telephone; or by voting by ballot at the Special Meeting.
If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting via the Special Meeting website if you obtain a “legal proxy” from your bank, broker or other nominee.
What will I receive if the Merger is completed?
Upon completion of the Merger, you will be entitled to receive the Merger Consideration, without interest thereon and net of any applicable withholding of taxes, for each share of common stock that you own, unless you have properly and validly exercised and not withdrawn your appraisal rights, and followed the procedures in the manner prescribed by Section 262. For example, if you own 100 shares of common stock, you will receive $1,175 in cash in exchange for your shares of common stock, without any interest, and net of any applicable withholding of taxes. You will not own any shares in the surviving corporation.
How many votes are needed to adopt the Merger Agreement?
The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement.
If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) vote via the Special Meeting website at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
What happens if the Merger is not completed?
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Otelco will remain an independent public company, our common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and we will continue to file periodic and current reports with the SEC.
Under certain specified circumstances, Otelco or Parent may be required to pay the other party a termination fee in connection with the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”
Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
The Securities and Exchange Commission has adopted rules that require us to seek an advisory non-binding vote with respect to certain payments that could become payable to our named executive officers in connection with the merger.
How many votes are required to approve the Compensation Proposal?
The affirmative vote of the holders of a majority of the shares of common stock represented by proxy at the Special Meeting and entitled to vote on the subject matter (provided a quorum is present) is required for approval of the Compensation Proposal.
If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) vote via the Special Meeting website at the Special Meeting your shares of common stock will not be voted on the Compensation Proposal and will have no effect on the Compensation Proposal because the vote is advisory only and nonbinding on Otelco. If you hold your shares in “street name” and a quorum is present at the Special

Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares, your shares of common stock will not be voted on the Compensation Proposal and will have no effect on the Compensation Proposal because the vote is advisory only and nonbinding on Otelco. If a quorum is present at the Special Meeting, abstentions will have no effect on the Compensation Proposal because the vote is advisory only and nonbinding on Otelco.
What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?
Approval of the Compensation Proposal is not a condition of the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on us. Therefore, regardless of whether the stockholders approve the Compensation Proposal, if the Merger Agreement is adopted and approved by the stockholders and the Merger is completed, the compensation payable under the Compensation Proposal will still be paid to our named executive officers to the extent payable.
How many votes are required to approve the Adjournment Proposal?
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote on the matter at the Special Meeting.
How many shares are outstanding?
As of the Record Date, there were [•] shares outstanding and entitled to vote at the Special Meeting. Each share outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.
Who will count the votes?
Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.
What do I need to do now?
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting forms provided by your bank, broker or other nominee to vote your shares.
Should I surrender my shares now?
No. After the Merger is completed, a nationally recognized bank or trust company reasonably acceptable to the Company (the “Payment Agent”) will send each stockholder of record a letter of transmittal and written instructions that explain how to exchange shares of common stock represented by such stockholder’s book-entry shares for the Merger Consideration.
What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Otelco in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the internet or by telephone (using the instructions provided in the enclosed proxy card).

What happens if I sell my shares of common stock after the Special Meeting but before the Effective Time?
If you transfer your shares of common stock after the Special Meeting but before the Effective Time, you will have transferred your right to receive the Merger Consideration to the person to whom you transfer your shares. To receive the Merger Consideration, you must hold your shares of common stock through consummation of the Merger.
Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?
Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the stockholders generally, as set forth below. The Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by its stockholders. These interests include: (i) the cancelation and payment of Options and RSUs; (ii) certain severance and other separation benefits that may be payable upon termination of employment following the effective time of the Merger; and (iii) entitlement to continued indemnification and insurance coverage under the Merger Agreement.
What is the quorum requirement?
A quorum is required to hold the Special Meeting. A quorum will be present if at least a majority of the shares entitled to vote, or 1,710,898 shares, are represented by proxy at the Special Meeting or by proxy. Attendance at the virtual meeting does not count for purposes of determining a quorum.
Abstentions will be counted as “shares present” at the Annual Meeting for the purpose of determining whether a quorum exists. However, abstentions will not affect the outcome of any proposal to be voted on at the Special Meeting. Proxies submitted by brokers, banks or other nominees that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) are also considered “shares present,” but will not affect the outcome of any proposal to be voted on at the Special Meeting.
What is a proxy?
A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Richard A. Clark and Curtis L. Garner, Jr., are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.
If a stockholder gives a proxy, how are the shares voted?
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
What should I do if I receive more than one set of voting materials?
Please sign, date and return (or grant your proxy electronically over the internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Where can I find out the results of the voting at the Special Meeting?
Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days after the Special Meeting and noted on our website at www.Otelco.com.
When do you expect the Merger to be completed?
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the fourth quarter of 2020. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.
Who will solicit and pay the cost of soliciting proxies?
The Company has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay D.F. King a fee of approximately $15,000 and will reimburse D.F. King for routine out-of-pocket expenses. The Company will indemnify D.F. King and its employees against certain losses, claims, damages, liabilities or expenses to which they may become subject arising from or in connection with the services to be performed by D.F. King. In addition, proxies may be solicited in person or by telephone, telegraph, or facsimile or other electronic transmission, by officers, directors and regular employees of the Company. They will not be paid any additional amounts for soliciting proxies. The Company will also reimburse banks, brokerages firms or other nominees their reasonable expenses for forwarding the proxy material to beneficial owners and obtaining their instructions.
Who can help answer my questions?
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Call Toll-free: (800) 714-3312
Banks and Brokers Call: (212) 269-5550
OTEL@dfking.com

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, those that contain, or are identified by, words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “predicts,” “intends,” “project,” “plans,” “estimates,” “anticipates,” “could” or the negative version of these words or other comparable words. Forward-looking statements may include, but are not limited to, statements relating to the proposed transaction with Parent. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee;

•
Parent’s failure to obtain the necessary equity and debt financing or the failure of that financing to be sufficient to complete the Merger and the other transactions contemplated by the Merger Agreement;

•
the inability to complete the Merger due to the failure to obtain the adoption and approval of the Merger Agreement by the stockholders or the failure to satisfy other conditions to completion of the Merger, including the receipt of required regulatory approvals, or for any other reason;

•	the possibility that alternative acquisition proposals will or will not be made;
•	risks that the proposed Merger disrupts current plans and operations, including diversion of management’s attention, and the potential difficulties in employee retention as a result of the Merger;
•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us or others relating to the Merger Agreement;
•	the Merger Agreement’s contractual restrictions on the conduct of our business prior to the completion of the Merger;
•	the possible adverse effect on our business and the price of the common stock if the Merger is not consummated in a timely manner or at all;
•	the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees; and
•	the amount of the costs, fees, expenses and charges related to the Merger.
Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement. Additional factors that could cause actual results to differ materially from forward-looking statements include:
•	potential adverse effects of the ongoing global COVID-19 pandemic;
•	the strength of the economy;
•	continuous competition in the telecommunications industry;
•	changes in the regulation of the telecommunications industry;
•	the possibility that we fail to meet our broadband deployment obligations and lose part of our A-CAM support;
•	our ability to operate subject to the restrictive covenants under our credit facility, which limits our ability to take certain actions;
•	implementation of our strategy;
•	our ability to integrate new technologies and provide new services in a cost-efficient manner;
•	disruptions to our networks and infrastructure;
•	our ability to retain key personnel;

•
risks associated with our operating activities that are subject to misappropriation, misuse, leakage, falsification and accidental release or loss of information maintained in our information technology systems;

•	changes in tax policy;
•	the geographic concentration of our business and dependency on regional economic conditions;
•	failure to receive approved levels of FCC support; and
•	the regulatory environment and other specific factors discussed herein and in other SEC filings by the Company.
The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments.

THE VIRTUAL SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting on [•], 2020 at [•] [a/p].m. Eastern Time, or at any adjournment thereof. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/OTEL2020, where you will be able to participate in the meeting live and have the opportunity to vote online. We encourage you to allow ample time for online check-in, which will open at [•] [a/p].m. Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the Special Meeting in person.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; (2) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (3) approve the Adjournment Proposal.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our headquarters, 505 Third Avenue East, Oneonta, Alabama 35121, during regular business hours for a period of no less than 10 days before the Special Meeting and at the place of the Special Meeting during the meeting.
As of the Record Date, there were [•] shares of common stock outstanding and entitled to vote at the Special Meeting.
The holders of a majority of the shares of common stock issued and outstanding and entitled to vote thereat, represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. As of the Record Date, [•] shares of common stock constitute a majority of the outstanding shares of common stock. Adoption of the Merger Agreement by stockholders is a condition to the completion of the Merger.
The affirmative vote of the holders of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the Compensation Proposal (provided a quorum is present) is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the matter at the Special Meeting.
If a stockholder abstains from voting, that abstention will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal. For stockholders who are represented by proxy and abstain from voting, the abstention will have the same effect as a vote “AGAINST” the Adjournment Proposal.
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.
Shares Held by Otelco Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of [•] shares of common stock, representing approximately [•]% of the shares of common stock outstanding as of the Record Date (and approximately [•]% of the shares of common stock outstanding when taking into account Options and RSUs held by our directors and executive officers).

Although none of them has entered into any agreement obligating them to do so, we currently expect that all of our directors and executive officers will vote all of their respective shares of common stock: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Voting Agreement
In connection with the Company entering into the Merger Agreement, the Sochet Stockholders entered into the Voting Agreement with Parent. At the time of the execution of the Voting Agreement the Sochet Stockholders held approximately 49.3% of the outstanding shares of common stock. The Voting Agreement obligates each of the Sochet Stockholders to vote its common stock (1) “FOR” adoption of the Merger Agreement; and (2) “FOR” the Adjournment Proposal, in each case, unless the Voting Agreement is terminated in accordance with its terms.
Voting of Proxies
If your shares are registered in your name with our transfer agent, EQ Shareowner Services, you may cause your shares to be voted by:
•	Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	Vote by Internet: by visiting http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on [•], 2020 (have your proxy card in hand when you visit the website);
•	Vote by Phone: by calling toll-free (within the U.S. or Canada) 1-800-690-6903 (have your proxy card in hand when you call); or
•
Vote at the Special Meeting: by casting your vote at the Special Meeting via the Special Meeting website. There will not be a physical meeting location. Any stockholder of record as of the Record Date can attend the Special Meeting by visiting www.virtualshareholdermeeting.com/OTEL2020, where such stockholders may vote during the Special Meeting. The Special Meeting starts at [•] [a.m./p.m.], Eastern Time. We encourage you to allow ample time for online check-in, which will open at [•] [a.m./p.m.], Eastern Time. Please have your 16-digit control number to join the Special Meeting. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions. Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or voting via the Special Meeting website with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote via the Special Meeting website with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is exercised at the Special Meeting by:
•	written notice of revocation to our Corporate Secretary at Otelco, Inc., 505 Third Avenue East, Oneonta, Alabama 35121;
•	timely submission of a valid, later-dated proxy via mail, the internet or the telephone; or
•
attending the Special Meeting and voting at the Special Meeting (your attendance at the Special Meeting will not, by itself, revoke your proxy, so you must vote at the Special Meeting via the Special Meeting website to revoke your proxy).

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy provided that you do not vote via the Special Meeting website or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.
If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote via the Special Meeting website at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Participating in the Virtual Special Meeting
To attend the Special Meeting, visit www.virtualshareholdermeeting.com/OTEL2020 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
If you wish to submit a question during the Special Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/OTEL2020, type your question into the “Ask a Question” field, and click “Submit.” During the Q&A session of the Special Meeting, we will answer questions as they come in, as time permits. The total time allowed for the Q&A session is 20 minutes. If we do not receive any relevant questions, we will conclude the Q&A session earlier.
To ensure the Special Meeting is conducted in a manner that is fair to all stockholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem profane or otherwise inappropriate. The agenda for the Special Meeting and guidelines for submitting written questions during the Special Meeting will be available at www.virtualshareholdermeeting.com/OTEL2020.
If we experience technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/OTEL2020. If you encounter technical difficulties accessing our meeting, a support line will be available on the login page of the Special Meeting website.
Board Recommendation
After careful consideration, the Board, after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board and Reasons for the Merger,” has: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (iii) recommended that the stockholders adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted to the stockholders for their adoption.
Accordingly, the Board recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and “FOR” the Adjournment Proposal.

Solicitation of Proxies
The Company has engaged D.F. King to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay D.F. King a fee of approximately $15,000 and will reimburse D.F. King for routine out-of-pocket expenses. The Company will indemnify D.F. King and its employees against certain losses, claims, damages, liabilities or expenses to which they may become subject arising from or in connection with the services to be performed by D.F. King. In addition, proxies may be solicited in person or by telephone, telegraph, facsimile, over the internet or other electronic transmission, by officers, directors and regular employees of the Company. They will not be paid any additional amounts for soliciting proxies. The Company will also reimburse banks, brokerages firms or other nominees their reasonable expenses for forwarding the proxy material to beneficial owners and obtaining their instructions.
Anticipated Date of Completion of the Merger
The exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.
Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in the fourth quarter of 2020.
Appraisal Rights
If the Merger is consummated, stockholders who continuously hold shares of common stock through the Effective Time who neither vote in favor of the Merger or consent thereto in writing in favor of the adoption of the Merger Agreement and who properly and validly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to appraisal of their shares in connection with the Merger under Section 262. This means that stockholders who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid on the amount determined to be fair value (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (1) submit a written demand for appraisal to Otelco before the vote is taken on the adoption of the Merger Agreement; (2) not submit a proxy, or otherwise vote, in favor of the proposal to adopt the Merger Agreement; (3) continue to hold your shares of common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262. Your failure to follow exactly the procedures specified under Section 262 may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee.

Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [•], 2020
The proxy statement is available to investors at www.proxyvote.com.
Householding of Special Meeting Materials
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of this proxy statement, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our disclosure documents for your household, please make a written request to the Corporate Secretary, Otelco, Inc., 505 Third Avenue East, Oneonta, Alabama 35121 or call (207) 625-3580. If multiple stockholders of record who have the same address received only one copy of this proxy statement and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above. Upon such written request, we will promptly deliver separate proxy statements to any stockholders who receive one paper copy at a shared address.
Beneficial owners can request information about householding from their brokers, banks or other stockholders of record.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Call Toll-free: (800) 714-3312
Banks and Brokers Call: (212) 269-5550
OTEL@dfking.com

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Otelco Inc.
505 Third Avenue East
Oneonta, Alabama 35121
Otelco Inc. provides traditional telephone services to territories in north central Alabama, Maine, western Massachusetts, central Missouri, western Vermont and southern West Virginia. In addition to traditional telephone services, Otelco also provides a variety of unregulated telecommunications services in its territories, including internet data lines and long distance services. Otelco also operates three facilities-based competitive local exchange carriers, which offer services to business and enterprise customers in Maine.
Future Fiber FinCo, Inc.
Future Fiber FinCo, Inc.
c/o Oak Hill Capital Management, LLC
65 East 55th Street, 32nd Floor
New York, NY 10022
Parent, a Delaware corporation, was formed on July 21, 2020 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and any Debt Financing in connection with the Merger. Parent is an affiliate of Oak Hill Fund V, which is managed by Oak Hill. Oak Hill is a private equity firm with offices in New York, NY, Menlo Park, CA and Stamford, CT managing funds with approximately $15 billion of initial capital commitments and co-investments since inception. Upon completion of the Merger, Otelco will be a direct wholly-owned subsidiary of Parent.
Olympus Merger Sub, Inc.
Olympus Merger Sub, Inc.
c/o Oak Hill Capital Management, LLC
65 East 55th Street, 32nd Floor
New York, NY 10022
Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent, was formed on July 21, 2020 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and any Debt Financing in connection with the Merger. Upon completion of the Merger, Merger Sub will merge with and into Otelco, and Merger Sub will cease to exist.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Otelco, with Otelco continuing as the Surviving Corporation. As a result of the Merger, Otelco will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from the Nasdaq. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic or current reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Merger will become effective upon the filing of a certificate of merger with, and its acceptance by, the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on Otelco if the Merger is Not Completed
If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:
1.	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;
2.
(i) Otelco will remain an independent public company, (ii) the common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act and (iii) Otelco will continue to file periodic and current reports with the SEC;

3.
we anticipate that stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including risks and uncertainties with respect to the Company’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Otelco operates and economic conditions;

4.
the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

5.
the Board will continue to evaluate other strategic alternatives but does not currently believe that such alternatives are as beneficial to Otelco and its stockholders as the proposed transaction with Parent; and

6.
under certain specified circumstances, Otelco or Parent may be required to pay the other party a termination fee in connection with the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

Merger Consideration
At the Effective Time, each share of common stock (other than Owned Company Shares and Dissenting Common Shares) outstanding as of immediately prior to the Effective Time will be automatically cancelled, extinguished and converted into the right to receive the Merger Consideration, without interest thereon and net of any applicable withholding of taxes.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of common stock that you own (without interest and net of any applicable withholding of taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly and validly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Background of the Merger
In the ordinary course of business, the Board and senior management continually review and assess strategic alternatives available to us, including the sale of certain assets, continuation of our current business plan as an independent public company, the sale of the Company and various other strategic alternatives.
In September 2019, the Board began to explore and discuss options to raise capital (the “Proposed Capital Raise”) in order to overbuild Otelco’s existing copper network with fiber optic cable and to build out “fiber to the premises” and commercial fiber networks, as contemplated by previous strategic plans discussed by the Board.
On October 17, 2019, the Board held a meeting with representatives of each of Lazard Middle Market LLC (“Lazard”) and two other investment banking firms to discuss a potential engagement in connection with the Proposed Capital Raise. Following the meeting, the Board decided to engage Lazard and requested that Lazard submit an engagement letter relating to the Proposed Capital Raise. In making its decision to retain Lazard, the Board considered Lazard’s qualifications, its reputation and experience in the Company’s industry, its experience in a multitude of financial and strategic transactions and its reputation in the investment banking community.
On December 2, 2019, the Board held a regularly scheduled telephonic meeting. Representatives of Troutman Sanders LLP (now known as Troutman Pepper Hamilton Sanders LLP), legal counsel to the Company (“Troutman”) were also present. The Board reviewed a proposed engagement agreement with Lazard. Following discussions, the Board approved the engagement of Lazard. The Company and Lazard then entered into an engagement letter retaining Lazard as the Company’s financial advisor in connection with the Proposed Capital Raise, including a potential sale of the Company.
From January 2020 to April 2020, at the direction of the Board, Lazard contacted 37 potential investors regarding the Proposed Capital Raise. The Company subsequently entered into confidentiality agreements with 24 of these investors, including a confidentiality agreement with Oak Hill Fund V dated February 3, 2020, and provided them with access to a secure online data room in order for them to conduct due diligence of the Company’s business. From February 10, 2020 to March 9, 2020, 17 of these firms attended in-person or telephonic meetings with Company management. A number of these firms indicated that they were not interested in participating in the Proposed Capital Raise and were only interested in an acquisition of the entire Company.
On April 9, 2020, based on preliminary feedback from potential investors, Lazard, on behalf of the Company, sent a process letter to eight potential investors asking them to submit a non-binding, final offer regarding the Proposed Capital Raise. The process letter contemplated both an equity investment in the Company and a possible sale of the entire Company.
On April 20, 2020, the Company received a written non-binding indication of interest from Oak Hill Fund V for the acquisition of all of the outstanding shares of our common stock for $10.25 per share of common stock, subject to, among other things, an exclusivity period of 45 days from the time of the Company’s acceptance of the indication of interest, during which Oak Hill Fund V intended to complete its remaining confirmatory due diligence review of the Company.
On April 24, 2020, the Board held a special telephonic meeting to discuss the written offer received from Oak Hill Fund V. Representatives of Lazard and Troutman were also present. Although there were no actual conflicts of interest, Mr. Clark did not attend this meeting and recused himself from the decision-making process out of an abundance of caution in order to avoid any potential conflicts of interest due to his position as the Company’s President and Chief Executive Officer and his prior business relationships with affiliates of Oak Hill. Mr. Clark served as Executive Vice President and Chief Financial Officer of FirstLight Fiber from December 2016 until September 2018. FirstLight Fiber was a portfolio company of Oak Hill from September 2016 until it was sold in July 2018. During this meeting, representatives of Lazard reviewed the results of the process run in connection with the Proposed Capital Raise. A representative of a private equity fund (“Party B”) communicated its intent to submit a written offer by April 29, 2020, and a representative of another private equity fund (“Party C”) indicated its intention to submit a verbal offer by April 28, 2020. Lazard then reviewed with the Board the financial and other key terms of Oak Hill Fund V’s written offer. The Board asked a number of questions to representatives of Lazard regarding the specifics of the process that Lazard had run for the Proposed Capital Raise and the financial terms of Oak Hill Fund V’s offer. Additionally, Lazard reported that Oak Hill Fund V had indicated a willingness to consider a rollover of the shares of common stock beneficially owned by Ira Sochet, the Company’s largest stockholder, as part of the proposed transaction.
The Board and representatives of Troutman then discussed whether the possible sale presented conflict of interest issues for any members of the Board that would require or make advisable the formation of a special committee of the Board for the purpose of evaluating proposals relating to a possible sale. The Board concluded that, with Mr. Clark’s recusal, no conflict of interest issues were present that would warrant the formation of a special committee of the Board at this time. A representative of Troutman then reviewed, in detail, the fiduciary duties that directors owe under Delaware law in the context of a review of a potential sale transaction.
On April 29, 2020, the Company received a written non-binding indicative proposal from Party B to acquire all of the outstanding shares of common stock for $10.00 per share on a fully diluted basis, subject to, among other things, the completion of a due diligence review.
Subsequently on April 29, 2020, the Board held a special telephonic meeting to continue its discussion regarding Oak Hill Fund V’s proposal and other strategic alternatives. Representatives of Lazard and Troutman were also present. Mr. Clark recused himself from the meeting. The Board discussed the offers from Oak Hill Fund V and Party B and directed Lazard to provide updated Company performance data to Oak Hill Fund V and Party B and to ask them to submit improved bids within one week.

On May 5, 2020, the Company received a written non-binding, amended offer from Oak Hill Fund V to acquire all of the outstanding shares of common stock of the Company for $11.75 per share. The Company also received a letter from Party B in which Party B confirmed its original offer to acquire Otelco for $10.00 per outstanding share of common stock.
On May 6, 2020, the Board held a special telephonic meeting to discuss the updated offers from Oak Hill Fund V and Party B and other potential strategic alternatives. Representatives of Lazard and Troutman were also present. Mr. Clark recused himself from the meeting. Representatives of Lazard first reviewed with the Board the letters received from Oak Hill Fund V and Party B on May 5, 2020. Representatives of Lazard also reported that Party C had not submitted a bid. The Board discussed with representatives of Lazard the two offers. The representatives of Lazard were then excused from the meeting. A representative of Troutman again reviewed in detail fiduciary duties that directors owe under Delaware law in the context of a review of a potential sale transaction. The Board then discussed Oak Hill Fund V’s offer and determined that the Company would grant Oak Hill Fund V a negotiation exclusivity period of 15 days.
On May 11, 2020, the Company entered into an exclusivity agreement with Oak Hill Fund V, pursuant to which the Company granted a negotiation exclusivity period of 15 days to Oak Hill Fund V.
Additionally, on May 11, 2020, the Company authorized Oak Hill Fund V to communicate directly with CoBank, ACB to discuss financing arrangements with respect to the proposed acquisition.
Until the execution of the original Merger Agreement, Oak Hill Fund V conducted due diligence, and Company management, with the assistance of the Company’s advisors, engaged in diligence calls and in-person meetings with, and responded to written due diligence requests from, Oak Hill Fund V.
On May 18, 2020, Messrs. Clark and Garner had a telephone conference with Mr. Sochet, during which Messrs. Clark and Garner conveyed Oak Hill Fund V’s revised offer to Mr. Sochet. Mr. Sochet did not give an indication on that call as to whether he would be willing to participate in the proposed acquisition by Oak Hill Fund V.
Additionally, on May 18, 2020, an initial draft of the Merger Agreement, which was prepared by Troutman, was added to the data room. The initial draft of the Merger Agreement contemplated, among other things, (i) a “go shop” period of 60 days after the execution and delivery of the Merger Agreement, (ii) a break fee payable to Parent that would be equal to 2.5% of the aggregate merger consideration (the “Tier 1 Company Break Fee”), except that the break fee payable in connection with an acquisition proposal that Otelco received from a third party prior to the end of the “go shop” period would be 1% of the aggregate merger consideration (the “Tier 2 Company Break Fee”), and (iii) a two-tier reverse break fee payable to the Company: the fee would be equal to 7.5% of the aggregate merger consideration if the Merger Agreement was terminated due to Parent’s material breach, and would be equal to 2.5% of the aggregate merger consideration if the Merger Agreement was terminated on or after the outside date due to the parties’ failure to obtain certain specified regulatory approvals.
On May 22, 2020, a representative from each of Troutman and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), counsel to Oak Hill Fund V, held a conference call in which the representative of Paul Weiss indicated that Oak Hill Fund V did not want a “go shop” period and that Oak Hill Fund V wanted a “force the vote” provision in the Merger Agreement that would require the Board to submit the proposed transaction with Parent to the Company’s stockholders for a vote even if the Board no longer recommended that the Company’s stockholders adopt the Merger Agreement.
On May 25, 2020, the Company and Oak Hill Fund V entered into an exclusivity extension agreement pursuant to which the Company extended the negotiation exclusivity period for Oak Hill Fund V until June 8, 2020.
On May 26, 2020, Mr. Sochet indicated to the Company via email that he would support the proposed transaction with Oak Hill Fund V and that he and his affiliates intended to sell all of the shares of common stock beneficially owned by him and his affiliates as part of such transaction.
On May 28, 2020, the Board convened a special telephonic meeting to discuss Oak Hill Fund V’s requests to eliminate the “go shop” provision, and to include a “force the vote” provision, in the Merger Agreement. Representatives of Troutman were also present. After discussion, the Board affirmed its decision to include a “go shop” provision in the Merger Agreement, but determined that it would consider a shortened “go shop” period and a reasonable increase in the break fee payable to Parent in connection with termination of the Merger Agreement by the Company based on a superior offer by a third party acquiror. The Board also affirmed its decision not to include a “force the vote” provision in the Merger Agreement. Following this meeting of the Board, representatives of Troutman conveyed the Board’s position on the “go shop” period and a “force the vote” provision to representatives of Paul Weiss in a telephone conference.
On June 3, 2020, representatives of Paul Weiss provided revised drafts of the Merger Agreement to representatives of Troutman. This revised draft of the Merger Agreement (i) did not provide for a “go shop” period and (ii) did include a “force the vote” provision. Paul Weiss also provided a draft Equity Commitment Letter and a draft Guarantee.
On June 5, 2020, the Board convened a special telephonic meeting to discuss the “go shop” and “force the vote” issues in the revised draft of the Merger Agreement received from Paul Weiss. Representatives of Troutman were also present. Also invited to attend the meeting were representatives of Houlihan Lokey, which the Company was in the process of engaging to provide an opinion to the Board regarding the Merger Consideration prior to the Company entering into the Merger Agreement. The Board discussed the “go shop” and “force the vote” issues. The representatives of Houlihan Lokey were then excused from the meeting. After discussion, the Board reaffirmed its decision to retain the “go shop” provision in the Merger Agreement, but agreed to consider shortening the “go shop” period from 60 days to 30 days and increasing the Tier 1 Company Break Fee and Tier 2 Company Break Fee from 2.5% and 1%, respectively, to 5.5% and 4.5% of the aggregate merger consideration, respectively. The Board also reaffirmed its decision not to include a “force the vote” provision in the Merger Agreement. Following this meeting, representatives of Lazard conveyed to Oak Hill Fund V the position of the Board on the “go shop” and “force the vote” issues. Later in early June 2020, the Company engaged Houlihan Lokey to provide an opinion to the Board.
On June 6, 2020, representatives of Troutman and Paul Weiss had a conference call regarding the “go shop” and “force the vote” issues in the Merger Agreement. With respect to the “go shop” provision, representatives of Paul Weiss informed representatives of Troutman that Oak Hill Fund V had agreed to the Company’s proposal of a 30-day “go shop” period and the Tier 1 Company Break Fee and Tier 2 Company Break Fee of 5.5% and 4.5% of the aggregate merger consideration, respectively.
On June 8, 2020, the Company entered into a second exclusivity extension agreement with Oak Hill Fund V, pursuant to which the Company extended the negotiation exclusivity period for Oak Hill Fund V until June 15, 2020.
On June 10, 2020, representatives of Troutman provided a revised draft of the Merger Agreement to representatives of Paul Weiss, which included a 30-day “go shop” period and removed the “force the vote” provision.
On June 15, 2020, the Company and Oak Hill Fund V entered into a third exclusivity extension agreement pursuant to which the exclusivity period for Oak Hill Fund V was extended to June 22, 2020. Representatives of Troutman also provided revised drafts of the Equity Commitment Letter and the Guarantee to representatives of Paul Weiss.
Between June 17, 2020 and July 25, 2020, representatives of the Company and Troutman and representatives of Paul Weiss and Oak Hill Fund V continued negotiating and finalizing the Merger Agreement and related documentation, including the Guarantee, the Equity Commitment Letter and the Debt Commitment Letter.
On June 17, 2020, representatives of Paul Weiss sent an initial draft of the Voting Agreement to representatives of Arent Fox LLP (“Arent Fox”), counsel to Mr. Sochet.
On June 22, 2020, the Company and Oak Hill Fund V entered into a fourth exclusivity extension agreement pursuant to which the exclusivity period for Oak Hill Fund V was extended to June 29, 2020.
On June 23, 2020, representatives of Arent Fox sent a revised draft of the Voting Agreement to representatives of Paul Weiss.
On June 29, 2020, the Company and Oak Hill Fund V entered into a fifth exclusivity extension agreement pursuant to which the exclusivity period for Oak Hill Fund V was extended to July 6, 2020.
On July 6, 2020, the Company and Oak Hill Fund V entered into a sixth exclusivity extension agreement pursuant to which the exclusivity period for Oak Hill Fund V was extended to July 13, 2020.
On July 13, 2020, the Company and Oak Hill Fund V entered into a seventh exclusivity extension agreement pursuant to which the exclusivity period for Oak Hill Fund V was extended to July 20, 2020.

On July 20, 2020, the Company and Oak Hill Fund V entered into an eighth exclusivity extension agreement pursuant to which the exclusivity period for Oak Hill Fund V was extended to July 27, 2020.
On July 26, 2020, the Board convened a special telephonic meeting. Representatives of each of Houlihan Lokey, Lazard and Troutman were also present. At the request of the Board, Houlihan Lokey reviewed and discussed its financial analyses and then responded to the Board’s questions. Thereafter, at the request of the Board, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated July 26, 2020), as to, as of such date, the fairness, from a financial point of view, to the holders of common stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement. The representatives of Houlihan Lokey were then excused from the meeting.
Representatives of Lazard then reviewed with the Board the “go shop” process that the Company would undertake with Lazard’s assistance after the execution of the Merger Agreement, including a proposed list of potential bidders to be contacted. The Board asked a number of questions of Lazard. The representatives of Lazard were then excused from the meeting.
Representatives of Troutman then reviewed with the Board the principal terms of the Merger Agreement and related transaction documents. Representatives of Troutman also reviewed with the Board its fiduciary duties under Delaware law and engaged the Board in a discussion regarding the same.
The Board then resolved, by unanimous vote, that the Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of the Company and the holders of common stock, approved the Merger Agreement and the transactions contemplated thereby, resolved that a special meeting of the holders of common stock be called to adopt and approve the Merger Agreement and recommended that the holders of common stock adopt and approve the Merger Agreement and, on a non-binding advisory basis, approve the merger-related execution compensation that the Company’s named executive officers will or may receive in connection with the Merger at that meeting.
Subsequently on July 26, 2020, the Company, Parent and Merger Sub executed and delivered the Merger Agreement, affiliates of Oak Hill Fund V and the Company executed and delivered the Guarantee, Parent, Mr. Sochet and Mr. Sochet’s affiliates executed and delivered the Voting Agreement, affiliates of Oak Hill Fund V and Parent executed and delivered the Equity Commitment Letter, and Parent and CoBank, ACB executed and delivered the Debt Commitment Letter.
Prior to the opening of trading on the Nasdaq on July 27, 2020, the Company issued a press release announcing the execution of the Merger Agreement.
On the same day, at the direction of the Board, representatives of Lazard began contacting potential counterparties to an alternative transaction with the Company in connection with the go-shop period.
During the go-shop period, at the direction of the Board, representatives of Lazard contacted 79 parties, including 37 strategic and 42 financial parties. Eleven of these parties entered into confidentiality agreements with the Company and seven were granted access to the electronic data room maintained by the Company. Four parties engaged in virtual management presentations. As of August 20, 2020, the Company did not receive any bids during the “go shop” period.
Recommendation of the Board; Reasons for the Merger
At a meeting held on July 26, 2020, the Board, by a unanimous vote of all of its members, after careful consideration, including detailed discussions with the Company’s management and outside legal counsel and Lazard regarding the Merger and also with Houlihan Lokey regarding its opinion to the Board, determined that the Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of the Company and the stockholders, approved the Merger Agreement and the transactions contemplated thereby, resolved that a special meeting of the stockholders be called to adopt and approve the Merger Agreement and recommended that the stockholders adopt and approve the Merger Agreement and, on a non-binding advisory basis, approve the merger-related execution compensation that the Company’s named executive officers will or may receive in connection with the Merger at that meeting.
As described above in the section entitled “—Background of the Merger”, before making its recommendation, the Board consulted with our senior management and outside legal counsel and Lazard and also with Houlihan Lokey regarding its opinion to the Board. In reaching its recommendation, the Board reviewed a significant amount of information and considered a number of factors, including, among others, the following:
•	the Board’s understanding of the Company’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the industry in which the Company competes;
•
the belief that the Merger is more favorable to the stockholders than alternatives to the Merger, which belief was formed based upon a review by the Board, with the assistance of our senior management, our outside legal counsel and Lazard, of potential strategic alternatives available to us, including continuing to operate as a public company;

•
the fact that eight potential investors had been sent a process letter asking them to submit a non-binding, final offer regarding the Proposed Capital Raise and that no parties expressed an interest in making an offer related to the Proposed Capital Raise;

•	of the parties identified in the immediately preceding bullet point, only one party other than Parent made a proposal to the Company;
•
the Board’s belief that the Company’s stand-alone plan involved significant risks in light of the industry and competitive pressures the Company was facing and the Board’s concerns with respect to the risks relating to the Company’s ability to execute on this plan, including the possibility that this plan may not produce the intended results on the targeted timing or at all;

•
the Board’s belief that other alternatives to a sale of the entire company, including the Proposed Capital Raise, which alternatives the Board evaluated with the assistance of Lazard and the Company’s outside legal counsel, did not represent a more attractive alternative to a sale in light of, among other factors, the potential risks, rewards and uncertainties associated with those alternatives;

•	the fact that the financial, management, and other resources made available to the Company through the Merger will enhance the Company’s services to the benefit of its customers;
•
during the go-shop period, the Company would be permitted to solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that constituted, or that could constitute, an Acquisition Proposal from a person other than Parent, and that the Company could terminate the Merger Agreement to accept a Superior Proposal from such person as long as the Company complied with certain procedures in the Merger Agreement, as more fully described under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement”;

•	the belief that we could not reasonably expect to obtain more than the Merger Consideration by conducting a wider sale process prior to execution of the Merger Agreement;
•	the belief that $11.75 per share merger consideration was the highest price Parent was willing to offer, taking into account the extensive negotiations between the parties;
•
the fact that the Merger Consideration is to be paid in cash, which provides immediate value and liquidity to stockholders and allows them to monetize their investment in us in the near future, while avoiding long-term stock market and business risk, including the risks and uncertainties relating to the Company’s prospects (including the prospects described in the management’s forecasts summarized in the section below entitled “—Certain Unaudited Prospective Financial Information”), immediately upon the closing of the Merger;

•	the fact that the Merger Consideration represents a premium of approximately 43.3% to the unaffected share price of the Company’s common stock on June 23, 2020;
•
the fact that the Merger Consideration represents a premium of approximately 53.2%% to the 20-day volume weighted average price per share of the Company’s common stock as of June 23, 2020, and a premium of approximately 58.1% to our average daily closing stock price during the second quarter of 2020;

•	the possibility that the trading price of our common stock would not reach and sustain at least the $11.75 per share to be paid in cash pursuant to the Merger Agreement;

•
the fact that, as a public company, we face continuing pressures from investors that may conflict with our long-term strategic plan, creating the risk of disruption and distraction that may reduce value for the stockholders;

•
the financial analysis reviewed by Houlihan Lokey with the Board as well as the opinion of Houlihan Lokey verbally rendered to the Board on July 26, 2020 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated July 26, 2020), as to, as of such date, the fairness, from a financial point of view, to the holders of common stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, as more fully described in the section of this proxy statement captioned “—Opinion of Houlihan Lokey Capital, Inc.”;

•	Oak Hill’s track record in successfully acquiring other companies, consolidated financial strength, industry expertise and track record of investment in critical data service and infrastructure;
•
the fact that resolutions approving the Merger Agreement were unanimously approved by the Board, which is comprised of a majority of independent directors who are not affiliated with the Company and are not employees of the Company or any of its subsidiaries;

•
the fact that the Merger is not conditioned upon any member of the Company’s management or Board entering into any employment, equity contribution or other agreement or arrangement with the Company or Parent, and that no such agreement or arrangement existed as of the date of the Merger Agreement;

•	the risk that pursuing other potential alternatives, including continuing to operate on a stand-alone basis, could have resulted in the loss of an opportunity to consummate a transaction;
•	the likelihood that the Merger would be completed, based on, among other things:
•
Parent and Merger Sub had obtained the Equity Financing and the Debt Financing for the transactions contemplated by the Merger Agreement, the amount of the Equity Financing, the limited number and nature of conditions to the Equity Financing and the Debt Financing;

•	Parent’s interest in and knowledge of our business;
•
the fact that the Sochet Stockholders have entered into the Voting Agreement which, unless terminated, obligates them to vote in favor of the Merger Agreement, and at the time of the execution of the Voting Agreement, Sochet had held approximately 49.3% of the outstanding shares of common stock;

•	the absence of financing or due diligence conditions to the completion of the Merger;
•
the Company’s right to enforce the Guarantee from the Guarantors, which will guarantee the $3,450,288 termination fee payable to the Company in certain circumstances and the Reimbursement and Collection Obligations;

•	the fact that Parent would be required to pay the Company the Parent Termination Fee of $3,450,288 if the Merger Agreement is terminated under certain circumstances;
•	the Company’s right to specific performance to prevent breaches of the Merger Agreement;
•	the Company’s right to specific performance to cause the Equity Financing contemplated by the Equity Commitment Letter to be funded, subject to certain conditions;
•
the Company’s right during the go-shop period to solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that constituted, or that could constitute, an Acquisition Proposal from a person other than Parent, and that the Company could terminate the Merger Agreement to accept a Superior Proposal from such person or change its recommendation in response to a Superior Proposal as long as the Company complied with certain procedures in the Merger Agreement;

•
the right of the Board to change its recommendation in response to an Intervening Event (as defined herein) if the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law, subject to certain conditions;

•
the negotiations with Parent, which, among other things, resulted in certain better contractual terms than those initially proposed by Parent, including a significantly larger termination fee payable by Parent to us under certain circumstances;

•
the availability of appraisal rights under the DGCL to stockholders who comply with all of the required procedures under the DGCL, which allows stockholders to seek appraisal of the “fair value” of their common stock as determined by the Delaware Court of Chancery; and

•	the covenants contained in the Merger Agreement obligating each of the parties to use reasonable best efforts to cause the Merger to be consummated.
The Board also considered potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, including, among others, the following:
•
the risks and costs to the Company if the Merger does not close in a timely manner or at all, including the potential negative impact on the Company’s ability to retain key employees, the diversion of management and employee attention and the potential disruptive effect on the Company’s day-to-day operations and the Company’s relationships with customers, suppliers and other third parties;

•
the risk that the Merger will not occur if the Debt Financing or the Equity Financing, described under “—Financing of the Merger” is not obtained, even though the Merger is not conditioned on the receipt of that financing;

•
the restrictions on the conduct of our business prior to the completion of the Merger, which may delay or prevent us from undertaking business opportunities that may arise or any other action we would otherwise take with respect to our operations pending completion of the Merger;

•
although we currently expect that the Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to effect the Merger will be satisfied, and, as a result, the Merger may not be consummated;

•
the Debt Commitment Letter expires on the earlier to occur of (i) the date that is the last business day of the thirteenth month after the date of its acceptance by Parent, and (ii) 11:59 p.m. on the date that is five business days after the Termination Date, and either the Company or Parent may, in certain circumstances, terminate the Merger Agreement if the Merger has not been consummated by the Termination Date;

•	the significant costs involved in connection with entering into the Merger Agreement and completing the Merger, and the substantial time and effort of management required to complete the Merger;
•	the fact that, under the terms of the Merger Agreement, the Company is unable to solicit other Acquisition Proposals after the No-Shop Period Start Date;
•	that the current stockholders would not have the opportunity to participate in any of our possible growth and profits following the Merger;
•
the Company’s obligation to pay Parent the Company Termination Fee of $1,826,623, if payable in connection with a definitive Alternative Acquisition Agreement entered into with an Excluded Party on or after the date of the Merger Agreement and on or prior to the Cut-Off Date, subject to certain exceptions, or $2,232,539 if payable in all other circumstances;

•
the fact that as an all-cash transaction the Merger generally would be taxable to stockholders that were U.S. Holders for U.S. federal income tax purposes, although the Board believed that this was mitigated by the fact that the entire consideration payable in the Merger would be cash, providing a cash amount for the payment of any taxes due;

•
the fact that the completion of the Merger would require regulatory clearances and approvals and the satisfaction of certain other closing conditions that are not entirely within the Company’s control, including that no Company Material Adverse Effect has occurred and that there is no Legal Restraint preventing the consummation of the Merger; and

•
the risk of litigation in connection with the Merger, and the fact that litigation in connection with transactions such as the Merger is common and potentially costly and distracting to the Company’s directors, management and employees.

In considering the recommendation of the Board with respect to the proposal to adopt and approve the Merger Agreement, you should be aware that certain of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the stockholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the Merger Agreement be adopted and approved by the stockholders. For more information on these interests see the section of the proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered, the Board did not find it practicable to and did not attempt to quantify, rank or otherwise assign any relative or specific weights to the various factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable, but rather the Board conducted an overall analysis of the factors described above. In considering the factors described above, individual members of the Board may have given different weights to different factors. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”
Accordingly, the Board unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and “FOR” the Adjournment Proposal.
Certain Unaudited Prospective Financial Information
The Company does not, as a matter of course, publicly disclose financial projections as to future financial performance, earnings or other results. However, in connection with the Merger, the Company’s management prepared certain non-public financial projections as to the potential future performance of the Company for the years 2020 to 2029 (the “Management Projections”) which were provided to the Board in the first quarter of 2020 in connection with their evaluation of the Merger. At the direction of the Board, the Management Projections were provided to Houlihan Lokey in connection with its opinion and the financial analyses conducted in support of the opinion, including Houlihan Lokey’s financial analyses described in the section of this proxy statement captioned “—Opinion of Houlihan Lokey Capital, Inc.” The Management Projections were also provided to Parent for its use in connection with its evaluation of the Merger. For more information, see the section of this proxy statement captioned “—Background of the Merger.”
The below summary of the Management Projections is included for the purpose of providing stockholders access to certain non-public information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any stockholder or whether any stockholder should seek appraisal rights with respect to common stock. The inclusion of the Management Projections should not be regarded as an indication that the Company or anyone who received the Management Projections then considered, or now considers, them necessarily predictive of actual future events, and the Management Projections should not be relied upon as such.
The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither the Company’s independent auditor nor any other independent accountant has compiled, examined, or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The Management Projections contain projections of Adjusted EBITDA, which is a non-GAAP financial measure within the meaning of the applicable rules and regulations of the SEC that is not calculated in accordance with GAAP. This non-GAAP financial measure should not be viewed as a substitute for a GAAP financial measure, and may be different from non-GAAP financial measures used by other companies. Accordingly, this non-GAAP financial measure should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
Although the Management Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict accurately and many of which are beyond the Company’s control. The Management Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, the inherent uncertainty of the business and economic conditions affecting the industry in which the Company operates, and the risks and uncertainties described under the caption “Forward-Looking Statements” beginning on page 16 and in other reports filed by or furnished to the SEC by the Company. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Management Projections cover several years and such information by its nature becomes subject to greater uncertainty with each successive year.
The Management Projections were developed by the Company’s management without giving effect to the Merger or the other transactions contemplated by the Merger Agreement or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger. In addition, the Management Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change. The Management Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.
In addition, the Management Projections have not been updated or revised to reflect information, circumstances, events or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
The inclusion of the Management Projections herein should not be deemed an admission or representation by the Company that the Company views such Management Projections as material information, particularly in light of the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by the Company or any other person regarding the Management Projections or the Company’s ultimate performance compared to such information. In light of the foregoing factors, and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the Management Projections. The Management Projections should be evaluated, if at all, in conjunction with the historical consolidated financial statements and other information contained in the Company’s public filings with the SEC.
The following table summarizes the Management Projections prepared by Otelco’s management as described above:
Summary of Otelco’s Management Projections
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
($ in millions)
Revenue	$60.7	$58.8	$57.7	$57.1	$56.5	$56.0	$55.6	$55.6	$55.6	$55.6
Gross Profit	29.2	27.0	25.6	24.6	23.7	22.9	22.1	21.8	21.4	21.1
Adjusted EBITDA(1)	19.8	17.2	15.7	14.7	13.7	12.8	11.9	11.4	11.0	10.6
Capital Expenditures	8.5	7.0	7.1	8.2	7.8	7.7	7.8	7.3	6.0	3.9
(1)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items, including legal expenses incurred by the Board and miscellaneous other adjustments.

Opinion of Houlihan Lokey Capital, Inc.
On July 26, 2020, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated July 26, 2020), as to, as of such date, the fairness, from a financial point of view, to the holders of common stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of common stock in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger.
In arriving at its opinion, Houlihan Lokey, among other things:
1.	reviewed the execution version of the Merger Agreement dated as of July 26, 2020;
2.	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;
3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the years 2020 through 2029 (see the section of this proxy statement captioned “—Certain Unaudited Prospective Financial Information” regarding the Management Projections);

4.
spoken with certain members of the management of the Company and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;
6.	considered publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;
7.
reviewed the current and historical market prices and trading volume for the common stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

8.	considered the results of the third-party solicitation process conducted by the Company; and
9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or its opinion and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading in any respect that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to Houlihan Lokey’s analyses and its opinion, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to Houlihan Lokey’s analyses and its opinion, (c) all conditions to the consummation of the Merger would be satisfied without waiver of such conditions in any respect that would be material to Houlihan Lokey’s analyses or its opinion, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto in any respect that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement, when executed, would not differ from the execution version of the Merger Agreement identified above in any respect that would be material to Houlihan Lokey’s analyses or its opinion.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or was or may be subject.
Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Board, the Company or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of Houlihan Lokey’s opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion. The credit, financial and stock markets have experienced unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Merger or the Company.
Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
Houlihan Lokey was not asked to, and Houlihan Lokey did not, express any opinion with respect to any matter other than the fairness, from a financial point of view, to the holders of common stock of the Merger Consideration to be received in the Merger pursuant to the Merger Agreement by such holders, without regard to any aspect of any voting or other agreements or other individual circumstances of specific stockholders which may distinguish such stockholders. For purposes of Houlihan Lokey’s analyses and its opinion, Houlihan Lokey did not apply any control premium, minority or illiquidity discounts or other premiums or discounts, or otherwise give effect to any rights, restrictions or limitations, that may be attributable to any security of the Company or any other party or blocks of such securities. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations were or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Company and its advisors as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Merger or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the financial forecasts prepared by the management of the Company and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of our company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Board or the Company’s management with respect to the Merger or the Consideration. Under the terms of its engagement by the Company, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Board, the Company, Parent, any security holder or creditor of the Company or Parent or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between the Company and Parent, and the decision of the Company to enter into the Merger Agreement was solely that of the Board.
Financial Analyses
In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
Houlihan Lokey’s analyses were necessarily based on business, financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of Houlihan Lokey’s opinion. The credit, financial and stock markets have been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to the effects of such volatility on the proposed Merger and the Company. Houlihan Lokey’s analyses do not address or purport to address any potential changes or developments in such markets or volatility. Furthermore, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on Houlihan Lokey’s analyses.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on July 26, 2020. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:
•
Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

•	Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items, for a specified time period.
Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below on July 24, 2020, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Management Projections. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies. Data for the selected companies may not reflect the potential impact of the Pandemic Effects.
Selected Companies Analysis. Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant. The financial data reviewed included:
•	Enterprise value as a multiple of estimated Adjusted EBITDA for the most recently completed 12-month period for which financial information has been made public (“LTM”);
•	Enterprise value as a multiple of estimated Adjusted EBITDA for the next fiscal year for which financial information has not been made public (“NFY”); and
•	Enterprise value as a multiple of estimated Adjusted EBITDA for the fiscal year following NFY (“NFY+1”).

The selected companies and resulting data were as follows:
•	Alaska Communications Systems Group, Inc.
•	CenturyLink, Inc.
•	Consolidated Communications Holdings, Inc.
•	Shenandoah Telecommunications Company
•	Telephone and Data Systems, Inc.
•	WideOpenWest, Inc.
	Enterprise Value/ LTM Adjusted EBITDA	Enterprise Value/ Estimated NFY Adjusted EBITDA	Enterprise Value/ Estimated NFY+1 Adjusted EBITDA
Low	3.8x	3.8x	3.8x
High	7.3x	6.6x	6.5x
Median	5.0x	5.1x	5.2x
Mean	5.2x	5.2x	5.2x
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 3.5x to 4.5x LTM Adjusted EBITDA to the Company’s Adjusted EBITDA for the 12-month period ended March 31, 2020, 4.0x to 5.0x estimated NFY Adjusted EBITDA to the Company’s estimated Adjusted EBITDA for the year 2020, and 4.5x to 5.5x estimated NFY+1 to the Company’s estimated Adjusted EBITDA for the year 2021. Houlihan Lokey then added cash and cash equivalents and investments, and subtracted debt, in each case as of March 31, 2020 and as reported in the Company’s public filings. The selected companies analysis indicated implied per share reference ranges of $4.78 to $11.38 per share of common stock based on the selected range of multiples of LTM Adjusted EBITDA, $4.59 to $10.33 per share of common stock based on the selected range of multiples of estimated NFY Adjusted EBITDA, and $4.09 to $9.10 per share of common stock based on the selected range of multiples of estimated NFY+1 Adjusted EBITDA, as compared to the proposed Merger Consideration of $11.75 per share of common stock.
Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of LTM Adjusted EBITDA.
The selected transactions and resulting data were as follows:
Date Announced	Target	Acquiror
1/24/2020	Cincinnati Bell Inc.	Macquarie Infrastructure and Real Assets; MIP V (FCC) AIV, L.P.
5/29/2019	Western Region Operations of Frontier Communications Corporation	Multiple Financial Sponsors
4/1/2019	Data, Video and Voice Business and Related Assets of Fidelity Communications Co., Inc.	Cable One, Inc.
7/10/2017	Hawaiian Telcom Holdco, Inc.	Cincinnati Bell Inc.
7/10/2017	Metrocast Cablevision of New Hampshire, LLC	Atlantic Broadband Finance, LLC
5/22/2017	WaveDivision Holdings, LLC	RCN Telecom Services, LLC
4/13/2017	Broadview Networks Holdings, Inc.	Windstream Holdings, Inc.
1/18/2017	Rural Broadband Investments, LLC	Cable One, Inc.
12/5/2016	Fairpoint Communications, Inc.	Consolidated Communications Holdings, Inc.
11/7/2016	EarthLink Holdings Corp.	Windstream Holdings, Inc.
11/2/2016	Inteliquent, Inc.	Onvoy, LLC
10/31/2016	Level 3 Communications, Inc.	CenturyLink, Inc.

Date Announced	Target	Acquiror
8/15/2016	RCN Corporation	TPG Capital, L.P.
2/5/2015	Verizon Florida LLC, GTE Southwest Incorporated, and Verizon California Inc. and Related Assets	Frontier Communications Corporation
11/23/2015	Allstream Inc.	Zayo Group, LLC
Transaction Value/ LTM Adjusted EBITDA
Low	4.3x
High	13.1x
Median	6.2x
Mean	7.8x
Taking into account the results of the selected transactions analysis, Houlihan Lokey applied selected multiple ranges of 4.0x to 5.0x LTM Adjusted EBITDA to the Company’s Adjusted EBITDA for the 12-month period ended March 31, 2020. Houlihan Lokey then added cash and cash equivalents and investments, and subtracted debt, as of March 31, 2020 and as reported in the Company’s public filings. This selected transactions analysis indicated an implied per share reference range of $8.10 to $14.64 per share of common stock, as compared to the Merger Consideration of $11.75 per share of common stock.
Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Management Projections. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates of 0.0% to 1.0% to the Company’s estimated adjusted unlevered free cash flows for the year 2029. The net present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 6.0% to 7.0%. Houlihan Lokey then added cash and cash equivalents and investments, and subtracted debt, as of March 31, 2020 and as reported in the Company’s public filings. This discounted cash flow analysis indicated an implied per share reference range of $3.05 to $9.38 per share of common stock, as compared to the proposed Merger Consideration of $11.75 per share of common stock.
Miscellaneous
Houlihan Lokey was engaged by the Company to provide an opinion to the Board as to whether the Merger Consideration to be received by the holders of common stock in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Company engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by the Company, Houlihan Lokey is entitled to an aggregate fee of $250,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the Merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, one or more affiliates of Oak Hill or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and/or other financial or consulting services to Oak Hill or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Oak Hill (collectively, with Oak Hill, the “Oak Hill Group”), for which Houlihan Lokey and its affiliates have received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, other members of the Oak Hill Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. On June 25, 2020, Houlihan Lokey, Inc. publicly announced that it has agreed to acquire MVP Capital, and, following such announcement, representatives of the Company advised Houlihan Lokey that MVP Capital has in the past provided investment banking, financial advisory and/or other financial or consulting services to the Company, for which MVP Capital has received compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Oak Hill, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Oak Hill Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, other members of the Oak Hill Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Interests of the Company’s Directors and Executive Officers in the Merger
Otelco executive officers and directors have interests in the Merger that may be different from, or in addition to, those of stockholders generally. In considering the recommendations of the Board, including that you vote to approve the proposal to adopt the Merger Agreement, you should be aware of these interests. In reaching their decisions to make such recommendations and to approve the Merger, the Board were aware of these interests and considered them, along with other matters described in the section captioned “The Merger—Recommendation of the Board and Reasons for the Merger.” As described in more detail below, these interests include:
•
the cancelation of outstanding Options at the Effective Time in exchange for a cash payment equal to the product of (i) the Merger Consideration minus the exercise price per share of such Option and (ii) the total number of shares of common stock issuable upon exercise in full of such Options (and Options with an exercise price equal to or greater than the Merger Consideration cancelled for no consideration);

•
the cancelation of each outstanding RSU at the Effective Time in exchange for a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares of common stock subject to such RSUs; and

•
the entitlement to the indemnification and insurance benefits in favor of Otelco directors and executive officers, as described in more detail in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

Payments to Executive Officers in Respect of Equity Awards
At the Effective Time, each Option and RSU will be cancelled and converted into the right to receive the Merger Consideration as described in the section of this proxy statement captioned “—Treatment of Stock Options and Other Equity-Based Awards” above.
The table below sets forth the total amount payable at the closing of the Merger in respect of such Company equity-based awards for each Otelco executive officer based on (i) the number of outstanding Options, (ii) the number of outstanding RSUs, and (iii) the total value of the Options and RSUs, in each case, that was held by such executive officer as of [   ], 2020, the latest practicable date to determine such amounts before the filing of this proxy statement. No Otelco director other than Mr. Clark holds any such equity-based awards. These numbers do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the Effective Time occurs, certain equity-based awards shown in the table may vest in accordance with their terms. The total value of the Options and RSUs is determined by multiplying the number of Options by the excess, if any, of the Merger Consideration over the exercise price per share of such Option, and by multiplying the number of shares of common stock subject to RSUs by the Merger Consideration, respectively.

Summary of Outstanding Otelco Equity Awards
Name	Options (#)	RSUs (#)	Amount ($)
Named Executive Officers
Richard A. Clark	100,000	N/A	126,500.00
Curtis L. Garner, Jr.	3,500	5,607	74,737.25
Employment Arrangements Following the Merger
As of the date of this proxy statement, none of Otelco’s executive officers have reached an understanding on potential employment or other retention terms with the Surviving Corporation or have entered into any definitive agreements or arrangements regarding employment or other retention with the Surviving Corporation following the consummation of the Merger. However, prior to the Effective Time, Parent may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Otelco employees, to be effective as of the Effective Time.
Golden Parachute Compensation
The table below, captioned “Potential Change-in-Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding compensation payable to named executive officers whose compensation is subject to an advisory vote to the stockholders as described below in the section of the proxy statement captioned “Information About the Special Meeting—Proposal No. 2—Advisory (Non-Binding) Vote on Compensation.” The named executive officers of Otelco are the chief executive officer, former chief executive officer and chief financial officer, as determined for purposes of its most recent annual proxy statement (each of whom we refer to as a “named executive officer”). The table assumes the consummation of the Merger occurred on [     ], 2020, the latest practicable date to determine such amounts prior to the filing of this proxy statement and does not reflect any grants of equity-based awards that may be made following the date of this proxy statement.
Potential Change in Control Payments to Executive Officers
Name(1)	Cash ($)	Equity ($)(3)	Perquisites/ Benefits ($)	Total ($)
Robert J. Souza(2)	$0	$0	$0	$0
Richard A. Clark	$0	$126,500.00	$0	$126,500.00
Curtis L. Garner, Jr.	$0	$74,737.25	$0	$74,737.25
(1)
Except for any cash consideration payable to the named executive officers, with respect to outstanding Options and RSUs, as reflected in the table, no additional amounts or benefits are payable to the named executive officers based on or related to the Merger, whether as single trigger benefits or double trigger benefits. Any severance payments payable to Messrs. Clark and Garner pursuant to the terms of their employment agreements are solely conditioned on a qualifying termination of employment without the requirement that there also have occurred a change in control. For a summary of such severance payments payable to Messrs. Clark and Garner, please refer to the section of our most recent annual proxy statement captioned “Executive Compensation—Management Employment and Severance Agreements”.

(2)	Mr. Souza retired as Chief Executive Officer and resigned as a director effective December 31, 2019. No amounts are payable to Mr. Souza based on or related to the Merger.
(3)
This column sets forth the total cash consideration payable to Messrs. Clark and Garner in respect of cancellation of their outstanding Options and outstanding RSUs, which for Mr. Clark are 100,000 Options and no RSUs and for Mr. Garner are 3,500 Options and 5,607 RSUs. The amounts in this column are single trigger benefits and are payable to the named executive officers upon consummation of the Merger, whether or not their employment is terminated, and shall be paid as described below under the caption, “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures”). The total cash consideration in this column payable to Mr. Clark is determined after cancelling 50,000 of his outstanding Options for which the per share exercise price is greater than the Merger Consideration, and multiplying the remaining 50,000 outstanding Options by the excess of the Merger Consideration over the per share exercise price. The total cash consideration in this column payable to Mr. Garner is determined by (i) multiplying his outstanding Options by the excess of the Merger Consideration over the per share exercise price, and (ii) multiplying the total number of his outstanding RSUs by the Merger Consideration.

As discussed below, pursuant to the terms of the Merger Agreement, at the Effective Time, (i) all Options, whether vested or unvested, that are outstanding as of immediately prior to the Effective Time will be cancelled and converted to the right to receive the excess of the Merger Consideration over the exercise price per share of such Option (and outstanding Options for which the per share exercise price is equal to or greater than the Merger Consideration will be cancelled without the payment of any consideration) and (ii) all RSUs, whether vested or unvested, that are outstanding as of immediately prior to the Effective Time will be cancelled and converted to the right to receive the Merger Consideration.

Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.
We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the completion of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $40,591,624 in cash. This amount includes funds needed to: (1) pay stockholders the amounts due under the Merger Agreement and (2) make payments in respect of our outstanding equity-based awards payable at the Effective Time pursuant to the Merger Agreement.
Equity Financing
In connection with the transactions contemplated by the Merger Agreement, Parent and the Guarantors have entered into the Equity Commitment Letter. Pursuant to the Equity Commitment Letter, subject to the conditions of the Equity Commitment Letter, the Guarantors have provided Parent with an aggregate equity commitment of up to $40,591,624 in cash.
The Equity Commitment Letter provides, among other things, that the Company is an express third-party beneficiary thereof in connection with the Company’s exercise of its rights related to specific performance of Parent’s obligations to cause the Equity Financing to be funded and to consummate the closing pursuant to and subject to the terms and conditions under the Merger Agreement.
The Equity Financing is subject to the terms, conditions and limitations set forth in Merger Agreement and the Equity Commitment Letter, which conditions include the satisfaction or waiver by Parent or Merger Sub of all conditions precedent set forth in the Merger Agreement to Parent’s and Merger Sub’s obligations to effect the closing.
The proceeds of the Equity Financing will be available to (i) fund the aggregate Merger Consideration, (ii) fund the aggregate RSU Consideration and Option Consideration, and (iii) pay fees and expenses required to be paid at the closing of the Merger by Parent, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement.
Debt Financing
Parent has also obtained the Debt Commitment Letter from CoBank, ACB. Pursuant to the Debt Commitment Letter, CoBank, ACB has committed to provide the Term Loan Facility in an aggregate principal amount of $70 million and the Revolving Facility in an aggregate principal amount of $20 million.
The Debt Financing is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions, including the simultaneous consummation of the Equity Financing.
The proceeds of the Term Loan Facility will be available to (i) fund a portion of the aggregate Merger Consideration, (ii) fund the aggregate RSU Consideration and Option consideration, (iii) pay fees and expenses required to be paid at the closing of the Merger by Parent, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement, and (iv) repay the Company’s existing indebtedness.
The proceeds of the Revolving Facility will be available, on or after the closing of the Merger and until the fifth anniversary of the closing of the Merger, to provide working capital and letters of credit from time to time for the Company, to fund capital expenditures and for other general corporate purposes, and to pay certain fees related to the Debt Financing at the closing of the Merger.
If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent must use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such unavailability (and in any event no later than the date on which the marketing period expires), to obtain alternative financing from alternative sources on terms not materially worse and conditions not materially less favorable in the aggregate to Parent than those contained in the Debt Commitment Letters and the related fee letter and in an amount sufficient to assure the availability at the Effective Time of the amount necessary to (i) make payments in connection with the Merger and related fees and (ii) repay, prepay or discharge Otelco’s existing indebtedness.

Guarantee
In connection with the Company entering into the Merger Agreement, the Guarantors delivered the Guarantee in favor of Otelco. Pursuant to the Guarantee, the Guarantors have agreed to guarantee, in the event of and following a valid termination of the Merger Agreement:
•	the payment by Parent of the $3,450,288 termination fee payable to us in certain circumstances; and
•	the “Reimbursement and Collection Obligations”.
Voting Agreement
Concurrently with the execution of the Merger Agreement, the Sochet Stockholders entered into the Voting Agreement with Parent. The following summary describes the material provisions of the Voting Agreement. The description of the Voting Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Voting Agreement, a copy of which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. We encourage you to read the Voting Agreement carefully and in its entirety because this summary may not contain all the information about the Voting Agreement that is important to you. The rights and obligations of the signatories to the Voting Agreement are governed by the express terms of the Voting Agreement and not by this summary or any other information contained in this proxy statement.
At the time of the execution of the Voting Agreement, the Sochet Stockholders had held approximately 49.3% of the outstanding shares of common stock.
Voting Provisions
Under the Voting Agreement, each Sochet Stockholder has, among other things, agreed to vote and cause to be voted all of its shares of common stock owned as of the date of the Voting Agreement (the “Covered Shares”) (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger, to the extent that such matters are submitted for a vote at the Special Meeting or any other meeting of the Company’s stockholders (or, in each case, any adjournment or postponement thereof) and (ii) against (1) any Acquisition Proposal (and the transactions contemplated thereby), (2) any action, transaction or agreement to be taken, consummated or entered into by the Company that, if so taken, consummated or entered into by the Company would, or would reasonably be expected to, result in (x) a breach by the Company of any covenant, representation, warranty or other obligations of the Company set forth in the Merger Agreement or (y) the failure of any of the conditions to the obligations of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger, and (3) any agreement (including, without limitation, any amendment, waiver, release from, or non-enforcement of any agreement), any amendment, supplement, modification or restatement of the Company’s certificate of incorporation or Bylaws, or any other action (or failure to act), to the extent such agreement, amendment, supplement, modification or restatement or other action or failure to act is intended or would reasonably be expected to prevent, interfere with, impair or delay the consummation of the Merger or any other transactions contemplated by the Merger Agreement.
Restrictions on Granting of Proxies
Pursuant to the Voting Agreement, each Sochet Stockholder has agreed that during the term of the Voting Agreement, it will not, among other things, (i) deposit any of such Sochet Stockholder’s Covered Shares into a voting trust, grant any proxies or enter into any tender, voting agreement, power of attorney, voting trust or other agreement with respect to any of such Sochet Stockholder’s Covered Shares to, directly or indirectly, grant a proxy or power of attorney or give instructions with respect to the voting of such Sochet Stockholder’s Covered Shares in any manner inconsistent with the voting provisions of the Voting Agreement or (ii) otherwise take any other action with respect to such Sochet Stockholder’s Covered Shares that would in any way restrict, limit or interfere with the performance of its obligations under the Voting Agreement or the Merger.
Waiver of Appraisal Rights
Under the Voting Agreement, each Sochet Stockholder irrevocably waived and agreed not to exercise any rights of appraisal or rights to dissent from the Merger and the other transactions contemplated by the Merger Agreement that such Stockholder may have under Section 262 with respect to all of the Covered Shares.

Termination
The obligations and rights under the Voting Agreement will terminate upon the earliest of (i) the termination of the Voting Agreement by mutual written consent of Parent and each of the Sochet Stockholders, (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the consummation of the Merger; and (iv) the delivery of written notice of termination by the Sochet Stockholders to Parent following the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date of the Voting Agreement that results in (x) a decrease in the Merger Consideration or (y) a change in the form of the Merger Consideration, in each case effected without the prior written consent of the Sochet Stockholders.
Closing and Effective Time
The closing of the Merger (the “Closing”) will take place no later than (i) the third business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (provided that, unless Parent otherwise consents in writing in its sole discretion, the closing shall not occur prior to October 30, 2020) (as described under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or (ii) such other time as Parent, Merger Sub and the Company mutually agree in writing.
Appraisal Rights
If the Merger is consummated, stockholders who continuously hold shares of common stock through the Effective Time who do not vote in favor of the adoption of the Merger Agreement and who properly and validly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to appraisal of their shares in connection with the Merger under Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the stockholder of record of shares of common stock unless otherwise expressly noted herein. Only a stockholder of record of shares of common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the stockholder of record to follow the steps summarized below properly and validly and in a timely manner to perfect appraisal rights. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.
Under Section 262, if the Merger is completed, stockholders who: (1) submit a written demand for appraisal of their shares; (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the stockholders of record of such shares through the Effective Time; and (4) otherwise exactly follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (i) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of common stock as measured in accordance with subsection (g) of Section 262; or (ii) the value of the aggregate Merger Consideration in respect of the shares of common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (i) and (ii) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Otelco’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any stockholder who wishes to exercise appraisal rights, or who wishes to preserve such stockholder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Otelco believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;
•	the stockholder must deliver to Otelco a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;
•
the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•
the stockholder (or any person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no present intention of doing so.

In addition, one of the ownership thresholds must be met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the Merger Agreement or abstain from voting its shares.
Filing Written Demand
Any stockholder wishing to exercise appraisal rights must deliver to Otelco, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Voting against the adoption of the Merger Agreement or abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will not, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal is in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand for appraisal. A stockholder’s failure to make the written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.

Only a stockholder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock must be executed by or on behalf of the stockholder of record, and must reasonably inform Otelco of the identity of the holder and state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE STOCKHOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Otelco, Inc.
Attention: Corporate Secretary
505 Third Avenue East
Oneonta, Alabama 35121
Any stockholder who has delivered a written demand to Otelco and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Otelco a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced and Otelco, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each stockholder who has properly and validly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder who has complied with Section 262 and is entitled to appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the Effective Time, any stockholder who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Otelco has received demands for appraisal, and the aggregate number of stockholders of such shares. The Surviving Corporation must give this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.
Determination of Fair Value
After determining the stockholders entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a transaction such as the Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Otelco nor Parent anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Otelco and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.
If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.
From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the stockholder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger and the Merger Consideration, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a discussion of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to stockholders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This discussion is general in nature and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances. For example, this discussion does not address tax consequences that may be applicable to:
•
stockholders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; retirement or other tax deferred accounts; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity); insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; controlled foreign corporations; passive foreign investment companies; holders that own or have owned (directly, indirectly or constructively) five percent or more of Otelco’s common stock (by vote or value); or former citizens or residents of the United States;

•	stockholders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	stockholders that received their shares of common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•	stockholders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•
stockholders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of common stock being taken into account in an “applicable financial statement” (as defined in the Code); or

•	tax consequences to stockholders that do not vote in favor of the Merger and properly and validly demand appraisal of their shares under the DGCL.
This discussion does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, such as the U.S. federal estate, or gift tax or the alternative minimum tax. In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance promulgated thereunder and any intergovernmental agreements entered into in connection therewith).
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein are urged to consult their tax advisors regarding the consequences of the Merger.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL INCOME, ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS OR TAX TREATIES.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of common stock that is not a U.S. Holder or an entity classified as a partnership for U.S. federal income tax purposes. Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•
such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder.

Information Reporting and Backup Withholding
Information reporting and backup withholding may in certain circumstances apply to payments made in exchange for shares of common stock pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on a properly completed and executed IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that certifies its foreign status on a properly completed and executed applicable IRS Form W-8 (or a substitute or successor form) or that otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Regulatory Approvals Required for the Merger
General
Otelco and Parent have agreed to use their reasonable best efforts to take all action necessary to comply with all regulatory notification requirements, and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement.
FCC and PSC Approvals
The Company is regulated by the United States Federal Communications Commission (the “FCC”) and certain state public services and public utility commissions, including the Alabama Public Service Commission (the “APSC”), the Maine Public Utilities Commission (the “MPUC”), the Massachusetts Department of Telecommunications and Cable (the “MDTC”), the Missouri Public Service Commission (the “MPSC”), the New Hampshire Public Utilities Commission (the “NHPUC”), the Vermont Public Utility Commission (the “VPUC”) and the West Virginia Public Service Commission (the “WVPSC” and, together with APSC, MPUC, MDTC, MPSC, NHPUC and VPUC, the “State PSCs”). Completion of the Merger is conditioned upon the receipt of approvals from the FCC (including the Telecom Committee), the MPUC, the VPUC and the WVPSC. Pursuant to the Merger Agreement, Parent and the Company have agreed to use their respective reasonable best efforts to obtain any consents required by the FCC (including the Telecom Committee) or any State PSC or other local regulatory body and to file all applications required to be filed with the FCC (including the Telecom Committee) and any State PSC and any other locality to obtain such consents.
In addition, Parent has agreed that its “reasonable best efforts” include taking any and all actions necessary to obtain the consents of any governmental authority, including (i) contesting and resisting any legal proceeding instituted (or threatened to be instituted) challenging the transactions contemplated by the Merger Agreement as in violation of any law; (ii) attempting to have repealed, rescinded or made inapplicable any applicable law, and to have vacated, lifted, reversed or overturned any judgment or temporary, preliminary or permanent injunction or other restraint or prohibition, that is enacted, entered, promulgated or enforced by a governmental authority that would make the transactions contemplated by the Merger Agreement illegal or would otherwise prohibit or impair or delay the consummation of the transactions contemplated by the Merger Agreement; (iii) conducting the Company’s and the Company subsidiaries’ businesses in a specified manner, or proposing and agreeing or permitting to conduct any of such businesses in a specified manner, including by agreeing to (w) limitations and restrictions with respect to access by foreign persons to customer, operational or technical data transmitted and/or stored by the Company or any of its subsidiaries and related facilities access, including, in particular, limitations and restrictions on access by foreign persons to information and facilities relating to the goods and services the Company or its subsidiaries provides directly or indirectly to the governments of the United States, (x) FCC-imposed conditions addressing national security, law enforcement, or public safety concerns of the Telecom Committee that are generally consistent with FCC-imposed conditions addressing such concerns for a current or prior Oak Hill Related Entity (as defined in the Merger Agreement) and do not substantially interfere with the ability of Parent or Oak Hill Fund V to appoint or select a majority of the Company’s board members, (y) obligations to regularly report to governmental authorities and to grant governmental authorities access to the operations of the Company and its subsidiaries or (z) limitations and restrictions on the sourcing of new equipment from manufacturers in particular countries; and (iv) otherwise taking or committing to take actions that after the Effective Time would limit Parent or any of its affiliates’ ability to retain one or more of the businesses, product lines, assets or operations of Parent or any of its affiliates or the Company or any subsidiary of the Company, in each case, to the extent necessary to obtain any such clearance, resolve any such objections or avoid or eliminate any such impediments. Parent is not, however, required to take or refrain from taking, or agree to take or refrain from taking, any of the foregoing actions that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the financial condition, business or results of operation of Parent and its affiliates (taken as a whole) or a Company Material Adverse Effect.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates, (2) were made for the benefit of the parties to the Merger Agreement, and (3) may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not place undue reliance on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosure. In addition, you should not place undue reliance on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in the Company’s filings with the SEC regarding the Company and its business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time: (1) Merger Sub will be merged with and into the Company, (2) the separate corporate existence of Merger Sub will thereupon cease, and (3) the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. The Merger will become effective at the Effective Time. At and after the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Merger Sub, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the board of directors of Merger Sub as of immediately prior to the Effective Time will become the board of directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the organizational documents of the Surviving Corporation and by applicable law. At the Effective Time, the officers of the Company as of immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office until their respective successors are duly appointed or their earlier death, resignation or removal, in each case as provided in the organizational documents of the Surviving Corporation and by applicable law. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Merger Sub, the Amended and Restated Certificate of Incorporation of the Company will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL; provided, however, that, at the Effective Time, such certificate of incorporation will be amended so that the name of the Surviving Corporation will be “Otelco Inc.” At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
Closing and Effective Time
The Closing will take place (1) on a date to be agreed upon by the Company, Parent and Merger Sub that is no later than the third business day after the satisfaction or waiver (to the extent permitted in the Merger Agreement) of all conditions to the closing of the Merger (described below under the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) (provided that, unless Parent otherwise consents in writing in its sole discretion, the closing shall not occur prior to October 30, 2020) or (2) such other time, location and date agreed to in writing by the Company, Parent and Merger Sub. On the Closing Date (as defined in the Merger Agreement), the Company, Parent and Merger Sub shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The time at which the Merger will become effective shall be the time that such certificate of merger is filed with and accepted for record by the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company, Parent and Merger Sub and specified in the certificate of merger).
Merger Consideration
Common Stock
At the Effective Time, by virtue of the Merger and without any action required by the Company, Parent, Merger Sub or any stockholder, each share of common stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Common Shares) will automatically be cancelled, extinguished and converted into the right to receive the Merger Consideration, without interest thereon and less any applicable withholding taxes.
Outstanding Options and RSUs
At the Effective Time, each RSU outstanding as of immediately prior to the Effective Time (whether vested or unvested) will, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to: (1) the amount of the Merger Consideration, multiplied by (2) the total number of shares of common stock underlying such RSU. At the Effective Time, each Option outstanding immediately prior to the Effective Time (whether vested or unvested) will, without any action on the part of the Company, Parent, Merger Sub or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to: (1) the amount of the Merger Consideration (less the exercise price per share attributable to such Option), multiplied by (2) the total number of shares of common stock underlying such Option. Options with a per share exercise price equal to or greater than the Merger Consideration will be cancelled without payment.
Treatment of Dissenting Common Shares
Dissenting Common Shares will not be converted into, or represent the right to receive, the Merger Consideration. Stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who is entitled to exercise and shall have properly and validly exercised their statutory rights of appraisal in respect of shares of common stock held by such stockholders in accordance with, and in compliance with, Section 262 of the DGCL will be entitled to receive payment of the appraised value of such Dissenting Common Shares in accordance with the provisions of Section 262 of the DGCL and such Dissenting Company Shares will, without any further action, cease to be outstanding, be cancelled and cease to exist (except that all Dissenting Common Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Common Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificates or uncertificated shares that formerly evidenced such shares of common stock as more fully described under the section of this proxy statement captioned “The Merger—Appraisal Rights”).
Exchange and Payment Procedures
Not less than ten business days prior to the closing of the Merger, Parent and the Company will jointly select a Payment Agent to make payments of the Merger Consideration to stockholders. At or prior to the closing of the Merger, Parent shall irrevocably deposit or cause to be deposited with the Payment Agent, by wire transfer of immediately available funds, for payment to the stockholders pursuant to the Merger Agreement, an amount in cash equal to the aggregate consideration to which the stockholders become entitled pursuant to the Merger Agreement.
Promptly following the Effective Time (and in any event within three business days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than holders of Owned Company Shares) of  (1) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of common stock (other than Owned Company Shares) (the “Certificates,” if any), and (2) uncertificated shares of common stock that represented outstanding shares of common stock (other than Owned Company Shares) (the “Uncertificated Shares”) (A) in the case of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent); and (B) in the case of Certificates and Uncertificated Shares, instructions for effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the stockholders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of common stock represented by such holder’s transferred Uncertificated Shares; by (2) the Merger Consideration, subject to applicable tax withholding requirements.
If any cash deposited with the Payment Agent is not claimed within one year after the Effective Time, such cash will be returned to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any stockholders that were issued and outstanding immediately prior to the Merger who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent, as general creditors thereof, for any claim to the Merger Consideration. Any cash deposited with the Payment Agent that remains unclaimed by holders of Certificates or Uncertificated Shares immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any governmental authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement and made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to the Company, any change, circumstance, condition, state of facts, event or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) has had or would reasonably be expected to have a materially adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, except that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (except, in each case of the first five bullets and the tenth bullet below, to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred; or (b) would reasonably be expected to materially delay or has a material adverse effect on the ability of the Company and its subsidiaries to timely consummate the transactions contemplated by the Merger Agreement (including the Merger)):
•	changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;
•
changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region of the world, including (1) changes in interest rates or credit ratings, (2) changes in exchange rates for the currencies of any country, or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	general changes in conditions in the industries in which the Company and its subsidiaries conduct business;
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any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

•
earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, force majeure events, weather conditions, epidemics, plagues, pandemics (including COVID-19) or other outbreaks of illness or public health events and other similar events in the United States, or any other country or region of the world;

•	changes in regulatory, legislative or political conditions in the United States or any other country or region of the world;
•
the announcement of the Merger Agreement or the pendency of the Merger (provided, however, that this clause will not apply to the Company’s representation and warranty with respect to the absence of conflicts with the Company’s organizational documents and the Company’s contracts);

•	any action taken or refrained from being taken by the Company or its subsidiaries that is expressly required by the Merger Agreement;
•	any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;
•	changes or proposed changes in GAAP or other accounting standards or in any applicable laws (or the enforcement or interpretation of any of the foregoing) after the date of the Merger Agreement;
•
changes in the price or trading volume of shares of common stock, in and of itself  (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

•
any failure, in and of itself, by the Company and its subsidiaries to meet (1) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (2) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that in the case of the prior clauses (1) and (2) any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred).
In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;
•	the Company’s power and authority to enter into and perform the Merger Agreement and to consummate the Merger;
•	the organizational documents of the Company and its subsidiaries;
•	the necessary approval of the Company’s Board;
•	the delivery of Houlihan Lokey’s opinion to the Board prior to the execution of the Merger Agreement;
•	the inapplicability of anti-takeover statutes to the Merger;
•	the necessary vote of stockholders of the Company in connection with the Merger Agreement;
•
the absence of any conflict or violation of organizational documents of the Company, or existing material contracts of, or laws applicable to, the Company or its subsidiaries, or the resulting creation of any lien upon the Company’s properties or assets (or any properties or assets of any of the Company’s subsidiaries) due to the Merger Agreement and the performance thereof;

•
required consent, approval, order or authorization of, filing or registration with, or notification to any governmental authority in connection with the Merger Agreement and performance thereof, including the Nasdaq, the FCC, the State PSCs and the Local Consents;

•	the capital structure and outstanding equity awards of the Company;
•	the absence of any undisclosed security, option, warrant or other right exchangeable for or convertible into shares of common stock;
•
the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s securities;

•	the accuracy, compliance with law and required filings of certain of the Company’s SEC filings and financial statements;
•	the Company’s disclosure controls and procedures;
•	the Company’s internal accounting controls and procedures;
•	the absence of certain undisclosed liabilities;
•	the conduct of the business of the Company and its subsidiaries in the ordinary course of business since December 31, 2019 and the absence of a Company Material Adverse Effect since December 31, 2019;
•	the existence and validity of specified categories of the Company’s and certain of its subsidiaries’ material contracts, and absence of breach or default pursuant to any such material contracts;
•	relationships with suppliers and customers;
•	real property leased or subleased by the Company and its subsidiaries;
•	environmental matters;
•	trademarks, patents, copyrights and other intellectual property matters;

•	tax matters;
•	employee benefit plans;
•	labor matters;
•	the Company’s and its subsidiaries’ compliance with laws and possession of necessary licenses;
•	litigation matters;
•	insurance matters;
•	absence of certain contracts, transactions, arrangements or understandings between the Company or any of its subsidiaries and any Affiliate (as defined in the Merger Agreement) or related person;
•	payment of fees to brokers in connection with the Merger Agreement;
•	anti-corruption matters and compliance with various applicable laws including the Foreign Corrupt Practices Act of 1977;
•
certain regulatory matters related to the telecommunications business of the Company and compliance with certain telecommunications laws, including the Communications Act of 1934 and state statutes governing intrastate telecommunications services;

•	the quality of the Company’s network facilities and its title to certain network cables;
•	accuracy of information supplied by the Company for inclusion in this proxy statement or other required Company filings and the compliance as to form of this proxy statement with the Exchange Act; and
•	the exclusivity and terms of the representations and warranties made by the Company.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and power to conduct business with respect to Parent and Merger Sub, and availability of the organizational documents of Parent and Merger Sub;
•	Parent and Merger Sub’s power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;
•
the absence of any conflict or violation of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent’s or Merger Sub’s properties or assets due to the Merger Agreement and the performance thereof;

•	required governmental consents and regulatory filings in connection with the Merger Agreement;
•	the absence of certain litigation, orders and investigations;
•	ownership of common stock;
•	payment of fees to brokers in connection with the Merger;
•	operations of Parent and Merger Sub;
•
the absence of any required consent of holders of any capital stock of, or other equity or voting interests in, Parent and the approval of Parent as the only approval of the membership interests of Merger Sub necessary to approve the adoption of the Merger Agreement;

•	matters with respect to the Guarantee and the delivery and validity thereof;
•	matters with respect to Parent and Merger Sub’s financing and sufficiency of funds;
•
the absence of any contract, arrangement or understanding prohibiting any potential provider of debt or equity financing from providing debt or equity financing or financial advisory services in connection with a transaction relating to the Company or any of its subsidiaries;

•	the absence of any arrangements with any stockholder, director, officer, employee or other Affiliate of the Company related to the Merger;
•	the solvency of the Surviving Corporation and its subsidiaries following the consummation of the Merger and the transactions contemplated by the Merger Agreement;
•	the exclusivity and terms of the representations and warranties made by Parent, Merger Sub and the Company; and
•	accuracy of information supplied by Parent or Merger Sub for inclusion in this proxy statement or other required Company filings.
The representations and warranties contained in the Merger Agreement will terminate at the Effective Time of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except as: (1) expressly required by the Merger Agreement, (2) expressly set forth in certain sections of the Company’s confidential disclosure letter, (3) approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed) or (4) required by applicable law, at all times during the period of time commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company shall use its reasonable best efforts to, and shall cause each of its subsidiaries to use its reasonable best efforts to:
•	subject to the restrictions and exceptions in the Merger Agreement, conduct its business and operations in all material respects in the ordinary course of business consistent with past practice;
•	comply in all material respects with applicable law;
•
preserve intact, in all material respects, its business organization, and existing relationships with customers, suppliers, governmental authorities, and others having material business relationships or regulator relationships with the Company or its subsidiaries.

In addition, the Company has also agreed that, except as (1) expressly required by the Merger Agreement, (2) approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (3) set forth in certain sections of the Company’s confidential disclosure letter or (4) required by applicable law, at all times during the period of time commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company shall use its reasonable best efforts not to, and shall cause its subsidiaries to use its respective reasonable best efforts not to, among other things, subject to certain specified exceptions set forth in the Merger Agreement:
•	amend, waive, or otherwise modify any organizational document of the Company or any of its subsidiaries;
•	liquidate, dissolve, merge, consolidate, restructure, recapitalize or otherwise reorganize;
•	issue, sell, deliver, pledge, encumber, dispose of or agree or commit to issue, sell, deliver, pledge, encumber, or dispose of any Company Securities (as defined in the Merger Agreement);
•	directly or indirectly acquire, repurchase or redeem any securities of the Company;
•
adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest;

•	declare, set aside or pay any dividend or other distribution;
•	pledge or encumber any shares of capital stock or other equity or voting interest, or modify the terms of any shares of capital stock or other equity or voting interest;
•	incur, assume or suffer certain indebtedness or issue any debt securities;
•
assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except with respect to obligations of direct or indirect wholly owned subsidiaries of the Company;

•	make any material loans, advances or capital contributions to, or investments in, any other person;

•	mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon;
•	enter into, adopt, amend, modify, or terminate any Employee Plan or plan, agreement or arrangement that would constitute an Employee Plan if in effect as of the date of the Merger Agreement;
•
increase the compensation or benefits of any director, officer or employee whose total annual base salary exceeds or would exceed $150,000, or hire as an employee, director or independent contractor or terminate (other than for cause) any current officer, director, independent contractor or employee of the Company whose total base salary exceeds or would exceed $150,000;

•	waive or materially amend any restrictive covenant entered into by any current or former officer, director, independent contractor or employee of the Company or any of its subsidiaries;
•	adopt, enter into, amend, modify or terminate any collective bargaining agreement;
•	settle any pending or threatened material legal proceeding;
•
make, change or revoke any material tax election, change any tax accounting period, change any tax accounting method, settle or compromise any material tax claim, audit, examination or proceeding or assessment, surrender any right to claim a refund of a material amount of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim audit, examination, proceeding or assessment, or initiate any voluntary tax disclosure with any governmental authority;

•	incur or commit to incur any capital expenditures;
•
enter into, modify in any material respect, amend in any material respect, waive any rights or obligations under or terminate any material contract (other than the termination of any material contract that has expired in accordance with its terms) or any contract that, if entered into prior to the date of the Merger Agreement would have been a material contract;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•
acquire, transfer, dispose, abandon, cancel, waive, lease or license any rights in a material asset (including intellectual property) or business (including by merger, consolidation or acquisition of stock or assets);

•
make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable law;

•	adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;
•
enter into any new line of business (other than any line of business that is reasonably related to and a reasonably foreseeable extension of any line of business existing as of the date of the Merger Agreement) or terminate any material line of business existing as of the date of the Merger Agreement;

•
enter into any contract that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto in connection with the consummation of the Merger or the other transactions contemplated by the Merger Agreement or any future change of control;

•
cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor;

•	agree, resolve, authorize or commit in writing or otherwise to do any of the foregoing.
The “Go-Shop” Period
Under the Merger Agreement, from the date of the Merger Agreement until August 25, 2020, the Company and its affiliates and their respective Representatives have the right to, among other things: (1) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes, or that could constitute, an Acquisition Proposal, including by providing information (including non-public information and data) relating to the Company or any of its subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub) to any person (and its Representatives, including potential financing sources of such person) pursuant to an Acceptable Confidentiality Agreement; and (2) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any person (and their respective Representatives, including potential financing sources of such person) with respect to any Acquisition Proposals (or inquiries, proposals or offers or any other effort or attempt that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could lead to any Acquisition Proposal, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to the Company or the Board.
For purposes of this proxy statement and the Merger Agreement:
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of the Merger Agreement; or (ii) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in each case, (i) the confidentiality and use provisions contained therein are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and Representatives as provided therein) than the terms of the letter agreement, dated February 3, 2020, by and between OHCP V and the Company (the “Confidentiality Agreement”) (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal), and (ii) such agreement shall not prevent the Company or any of its subsidiaries from complying with any of the provisions of the Merger Agreement or restrict in any manner the Company’s ability to consummate the transactions contemplated by the Merger Agreement.
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(i)
any direct or indirect purchase or other acquisition by any person or Group (as defined in the Merger Agreement), whether from the Company or any other person(s), of shares of common stock representing more than 20% of the Company’s Securities (as defined in the Merger Agreement) outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or Group that, if consummated in accordance with its terms, would result in such person or Group beneficially owning more than 20% of the Company’s Securities outstanding after giving effect to the consummation of such tender or exchange offer;

(ii)
any direct or indirect purchase or other acquisition or license of the assets or business of the Company and its subsidiaries by any person or Group constituting more than 20% of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition);

(iii)
any direct or indirect merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, spin-off, spit-off or other transaction involving the Company or any of its subsidiaries pursuant to which any person or Group would, directly or indirectly, hold shares of common stock representing more than 20% of the common stock outstanding after giving effect to the consummation of such transaction; or

(iv)	any other transaction having a similar effect to those described in the foregoing clauses (i) through (iii).
“Excluded Party” means any person or group of persons that includes any person or group of persons from whom the Company or any of its Representatives has received a written Acquisition Proposal on or after the date of the Merger Agreement and prior to August 25, 2020 (other than any person or group of persons with whom the Company or any of its Representatives solicited or entered into discussions or negotiations with respect to, or entered into a confidentiality agreement in connection with, an Acquisition Proposal or potential Acquisition Proposal since

January 1, 2020) that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would be reasonably likely to lead to a Superior Proposal. For the avoidance of doubt, any person that is determined to be an Excluded Party pursuant to the foregoing shall cease to be an Excluded Party at such time as the Board determines in good faith that such person’s Acquisition Proposal no longer constitutes or would no longer be reasonably likely to lead to a Superior Proposal in light of the facts and circumstances available to, or known by, the Board.
“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition that did not result, directly or indirectly, from a violation of the no solicitation provisions of the Merger Agreement on terms that the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated on its terms and would, if consummated on its terms, be more favorable, from a financial point of view, to the stockholders of the Company (in their capacity as such) than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal and any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
The “No-Shop” Period
Except as it may relate to Parent and subject to the procedures and terms associated with the receipt of a Superior Proposal set forth in the Merger Agreement, from the No-Shop Period Start Date, which is August 25, 2020 (or with respect to an Excluded Party (but only for so long as such Person is an Excluded Party), from 12:01 a.m. on September 9, 2020) until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective Representatives not to, and will not publicly announce any intention to, directly or indirectly:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that would reasonably be expected to lead to, or that constitutes, an Acquisition Proposal;

•
engage in, continue or otherwise participate in any discussions concerning, or provide access or otherwise furnish to any person (other than Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or any of its subsidiaries or any of their respective properties, books, records or personnel or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than to Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, or otherwise relating to or in connection with, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

•
participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (subject to certain exceptions);

•	approve, endorse or recommend an Acquisition Proposal;
•
enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract or agreement in principle, understanding or arrangement, in each case, relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement or any contract requiring the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by the Merger Agreement; or

•	resolve or agree to take any of the foregoing actions.
In addition, from the start of the No-Shop Period Start Date until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company has agreed to not terminate, amend, modify or waive, and shall enforce to the fullest extent permitted under applicable law, the provisions of any standstill or confidentiality agreement including any such provision that prohibits or purports to prohibit a proposal being made to the Board; provided that the Company shall be permitted on a confidential basis to release or waive any standstill obligation solely to the extent necessary to permit the person otherwise covered by such standstill obligation to submit an

Acquisition Proposal to the Board on a confidential basis and solely to the extent that the failure to grant such release or waiver would reasonably be expected to be inconsistent with the fiduciary duties of the Board to the Company’s stockholders under applicable law. Notwithstanding the occurrence of the No-Shop Period Start Date, the Company and its subsidiaries and their respective Representatives may continue to engage in activities restricted by the no-shop provisions with respect to any Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party, during such period following the No-Shop Period Start Date until the Cut-Off Date.
Notwithstanding these restrictions, under certain circumstances, from the date of the Merger Agreement and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Board may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any person or its Representatives that has made, renewed or delivered to the Company a bona fide written Acquisition Proposal after the date of the Merger Agreement that did not result from a breach of the “No-Shop” restrictions set forth in the Merger Agreement, if the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take action with respect to such Acquisition Proposal would be inconsistent with the fiduciary duties of the Board to the Company’s stockholders under applicable law. The Company must promptly (and in any event within 48 hours) make available to Parent any material non-public information concerning the Company and its subsidiaries that is provided to any such person or its Representatives that was not previously made available to Parent.
The Board’s Recommendation; Company Board Recommendation Changes
As described above, and subject to the provisions described below, the Board has made the recommendation that the stockholders of the Company vote “FOR” the adoption of the Merger Agreement.
Except as specifically provided in the Merger Agreement, at no time after the date of the Merger Agreement may the Board take any of the following actions (any such action, a “Company Board Recommendation Change”):
•
withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect;

•	publicly adopt, approve or recommend to the stockholders an Acquisition Proposal;
•
take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Board to the stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the fifth business day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of the Merger Agreement);

•
fail to publicly reaffirm the Company Board Recommendation within five business days after its receipt of a written request by Parent to provide such affirmation (provided, that such reaffirmation may include such additional disclosures as would reasonably be necessary to satisfy the fiduciary duties of the Board and comply with applicable law so long as such disclosure does not have the substantive effect of withdrawing or modifying in a manner adverse to Parent the Company Board Recommendation);

•	fail to include the Company Board Recommendation in this proxy statement;
•
authorize, resolve to allow, cause or permit, or publicly announce an intention to approve or recommend that, the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement (as defined the Merger Agreement).

Notwithstanding the restrictions described above, and subject to the procedures described in the subsequent paragraph, prior to the receipt of the Requisite Stockholder Approval, the Board may effect a Company Board Recommendation Change if  (1) the Company has received a bona fide written Acquisition Proposal not resulting from a breach of the no-shop provision of the Merger Agreement and that the Board has determined in good faith

(after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal; or (2) in response to an Intervening Event (as defined below), as further described below.
The Board may effect a Company Board Recommendation Change with respect to an Acquisition Proposal or authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, in each case, if:
•
the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•	the Company has complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;
•
(i) the Company has provided prior written notice to Parent at least four business days in advance (the “Notice Period”) to the effect that the Board has (A) received a Superior Proposal and (B) intends to effect a Company Board Recommendation Change with respect to such Acquisition Proposal and authorize the Company to terminate the Merger Agreement to enter into such Alternative Acquisition Agreement, which notice will specify the basis for such actions, including the identity of the person or group making such Acquisition Proposal, the terms (other than immaterial terms) thereof and copies of all relevant documents (other than immaterial documents) relating to such Acquisition Proposal including any proposed definitive transaction agreements with the person making such Superior Proposal and; and (ii) prior to effecting a Company Board Recommendation Change with respect to such Acquisition Proposal and authorizing the Company to terminate the Merger Agreement to enter into such Alternative Acquisition Agreement, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Acquisition Proposal would be inconsistent with its fiduciary duties pursuant to applicable law (and would cause such Superior Proposal to no longer constitute a Superior Proposal), and must have kept Parent reasonably informed in all material respects of any material developments with respect to any such Acquisition Proposal (and any subsequent amendments or modifications thereto) and delivered copies of revised or newly received documents to Parent, in each case, as soon as is reasonably practicable and in any event within 24 hours of receipt, provision or occurrence thereof; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three business days); and

•
in the event of any termination of the Merger Agreement in order to cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have validly terminated the Merger Agreement in accordance with its terms, including paying (or causing to be paid) the applicable Company Termination Fee.

The Board may effect a Company Board Recommendation Change in response to an Intervening Event if:
•
the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•
the Company has provided prior written notice to Parent at least four business days in advance to the effect that the Board has (1) so determined and (2) resolved to effect a Company Board Recommendation Change pursuant to the applicable terms of the Merger Agreement, which notice will specify the applicable Intervening Event in reasonable detail; and

•
prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three business day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law, and must have kept Parent reasonably informed in all material respects of any material developments with respect to any such Intervening Event and delivered copies of revised or newly received documents relating to such Intervening Event to Parent, in each case, as soon as is reasonably practicable and in any event within 24 hours of receipt, provision or occurrence thereof.
An “Intervening Event” means a material event, change, effect, development, condition, circumstance or occurrence that (i) improves or would be reasonably likely to improve the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (ii) is not known by the Board as of the date of the Merger Agreement or that was not reasonably foreseeable as of the date of the Merger Agreement by the Board or any member thereof or member of Company management and (iii) does not relate to any Acquisition Proposal; provided, that, for the avoidance of doubt, neither of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (A) changes in the trading price or trading volume of common stock (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition), or (B) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such overperformance by the Company may be taken into account to the extent not otherwise excluded by this definition).
Employee Benefits
The Merger Agreement provides that, for a period of one year following the Effective Time, each individual who is an employee of the Company or any of its subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its subsidiaries (including the Surviving Corporation) immediately following the Effective Time (a “Continuing Employee”) shall be provided with (i) compensation, benefits and severance that, taken as a whole, are no less favorable in the aggregate than the compensation (including the total target cash incentive compensation opportunity, but excluding any equity-based incentive compensation), benefits and severance provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (ii) some combination of Company Plans (as defined in the Merger Agreement), Comparable Plans and New Plans (as defined below) such that each Continuing Employee receives compensation (including the total cash target incentive compensation opportunity, but excluding any equity-based incentive compensation), benefits and severance that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance provided to such Continuing Employee immediately prior to the Effective Time. In each case, and without limiting the foregoing, base salary or base wage rate, and target cash incentive compensation opportunity will not be decreased below levels in effect immediately prior to the Effective Time during the one-year period following the Effective Time for any Continuing Employee employed during that period. During the one-year period following the Effective Time, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) provide severance benefits and compensation to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date of the Merger Agreement.
To the extent that a Comparable Plan or New Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement, but not for purposes of any defined benefit pension plan or retiree medical benefits) to the same extent such service was recognized immediately prior to the Effective Time under the applicable Company Plan, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries (other than the Company Plans) (such plans, the “New Plans”) or any Comparable Plans to the extent that coverage pursuant to any such New Plan or Comparable Plan replaces coverage pursuant to a corresponding Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan and each Comparable Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause, or shall use commercially reasonable efforts to cause third party insurance carriers and third party administrators, as applicable, to waive, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan or Comparable Plan for such Continuing Employee and his or her covered dependents, and the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the

Surviving Corporation and its subsidiaries to) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan or Comparable Plan, as applicable, begins to be given full credit pursuant to such New Plan or Comparable Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan or Comparable Plan; and (iii) the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) credit the flexible spending accounts of such Continuing Employees under any New Plan or Comparable Plan that is a flexible spending account plan with any unused balance in the flexible spending account of such Continuing Employee under the Old Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeitures, and will not limit future accruals, to the same extent such accrued, but unused, vacation and paid-time off would not otherwise be subject to accrual limits or forfeitures or limit future accruals pursuant to the vacation and paid-time off plans, guidelines and practices as in effect immediately prior to the Effective Time.
Efforts to Close the Merger
Each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things and to assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including by (1) causing the closing conditions to the Merger to be satisfied, (2) obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities and making all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement, (3) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any material contracts and leases as may be necessary or appropriate in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement or required by the terms of such material contract (it being understood that, in the event that any such third party consent, waiver or approval is not obtained, the Company and Parent shall determine reasonably and jointly whether to take any further actions with respect to such material contract);, and (4) executing and delivering any contracts and other instruments that are reasonably necessary to consummate the transactions contemplated by the Merger Agreement.
The parties have also agreed to make certain regulatory filings in connection with the Merger. In furtherance and not in limitation of the provisions in the foregoing paragraph, Parent and the Company agree, and shall cause each of their respective Affiliates, to use their respective reasonable best efforts to cooperate and use their respective reasonable best efforts to (i) obtain any FCC Consents (as defined in the Merger Agreement), PSC Consents (as defined in the Merger Agreement) and Local Consents (as defined in the Merger Agreement) and to make any registrations, declarations, notices or filings, if any, in connection therewith necessary for the consummation of the transactions contemplated by the Merger Agreement; (ii) in consultation and cooperation with the other, as promptly as practicable file all applications required to be filed with the FCC (including any submissions required by the Telecom Committee in connection with the FCC Consents) (the “FCC Submissions”), any State PSCs (the “PSC Submissions”) and any localities to obtain the FCC Consents, PSC Consents and Local Consents, respectively; and (iii) respond as promptly as practicable to any requests of the FCC (including requests from the Telecom Committee), any State PSC, or any locality for information relating to any FCC Submission, PSC Submission and/or filing with a locality, as applicable.
The Company, Parent and Merger Sub also agreed that, subject to any restrictions under applicable laws, (i) Parent and the Company shall (and shall cause their respective Affiliates to) in good faith cooperate, consult and consider the other’s views in order to jointly develop, (x) the strategy for obtaining any consents from any governmental authority (including the FCC Consents, PSC Consents and Local Consents) in connection with the transactions contemplated by the Merger Agreement and (y) the positions to be taken and the regulatory actions to be requested in any filing or submission with a governmental authority in connection with the transactions contemplated by the Merger Agreement and in connection with any investigation or other inquiry or legal proceeding by or before, or any negotiations with, a governmental authority relating to the transactions contemplated by the Merger Agreement and of all other regulatory matters incidental thereto; (ii) promptly notify the other parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such person from a governmental authority or a private party in connection with the transactions contemplated by the Merger Agreement and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the transactions contemplated by the Merger Agreement to a governmental authority; (iii) keep the other parties informed with respect to the status of any such submissions and filings to any governmental authority in connection with the transactions contemplated by the Merger Agreement and any developments, meetings or discussions with any governmental respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any governmental authority with respect to the transactions contemplated by the Merger Agreement; and (iv) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any governmental authority in respect of the transactions contemplated by the Merger Agreement without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such governmental authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any governmental authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any governmental authority with another Party on an “outside counsel” only basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.
Each of Parent and Merger Sub also agreed that, between the date of the Merger Agreement and the Closing, it shall not, and shall not permit any of its subsidiaries or Affiliates to take any actions that would reasonably be expected to result in any delay in obtaining, or to result in the failure to obtain, any FCC Consents, PSC Consents, or Local Consents required in connection with the transactions contemplated by the Merger Agreement, or which would otherwise reasonably be expected to prevent or delay the transactions contemplated by the Merger Agreement in any material respect, including entering into or consummating any contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights of any Person; provided that the foregoing shall not prohibit or restrict any actions taken by or on behalf of any portfolio company of any investment fund affiliated with or managed by Oak Hill that are not undertaken at the direction of Parent or Oak Hill.
For the purposes of determining compliance with the required actions and further agreements covenants of the Merger Agreement, “reasonable best efforts” of Parent and Merger Sub shall include taking any and all actions necessary to obtain the consents of any governmental authority (including the FCC Consents, PSC Consents and Local Consents), including (i) contesting and resisting any legal proceeding instituted (or threatened to be instituted) challenging the transactions contemplated by the Merger Agreement as in violation of any law; (ii) attempting to have repealed, rescinded or made inapplicable any applicable law, and to have vacated, lifted, reversed or overturned any judgment or temporary, preliminary or permanent injunction or other restraint or prohibition, that is enacted, entered, promulgated or enforced by a governmental authority that would make the transactions contemplated by the Merger Agreement illegal or would otherwise prohibit or impair or delay the consummation of the transactions contemplated by the Merger Agreement; (iii) conducting the Company’s and the Company Subsidiaries’ businesses in a specified manner, or proposing and agreeing or permitting to conduct any of such businesses in a specified manner, including by agreeing to (w) limitations and restrictions with respect to access by foreign persons to customer, operational or technical data transmitted and/or stored by the Company or any of its subsidiaries and related facilities access, including, in particular, limitations and restrictions on access by foreign persons to information and facilities relating to the goods and services the Company or its Subsidiaries provides directly or indirectly to the governments of the United States, (x) FCC-imposed conditions addressing national security, law enforcement, or public safety concerns of the Telecom Committee that are generally consistent with FCC-imposed conditions addressing such concerns for a current or prior Oak Hill Related Entity and do not substantially interfere with the ability of Parent or Oak Hill Fund V to appoint or select a majority of the Company’s board members, (y) obligations to regularly report to governmental authorities and to grant governmental authorities access to the operations of the Company and its

Subsidiaries or (z) limitations and restrictions on the sourcing of new equipment from manufacturers in particular countries; and (iv) otherwise taking or committing to take actions that after the Effective Time would limit Parent or any of its Affiliates’ ability to retain one or more of the businesses, product lines, assets or operations of Parent or any of its Affiliates or the Company or any Company Subsidiary, in each case, to the extent necessary to obtain any such clearance, resolve any such objections or avoid or eliminate any such impediments (the actions described in clauses (i), (ii), (iii) and (iv), the “Remedy Actions”); provided, however, that the effectiveness of any such Remedy Action shall be conditioned upon the Closing; provided, further, that nothing in the Merger Agreement shall permit the Company or the Company Subsidiaries (without the prior written consent of Parent) or require Parent or its Affiliates to take or refrain from taking, or agree to take or refrain from taking, any Remedy Action or Remedy Actions that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the financial condition, business or results of operation of Parent and its Affiliates (taken as a whole) or a Company Material Adverse Effect. Nothing shall require Parent to cause any Oak Hill Related Entity to take, or refrain from taking, any Remedy Action other than preparing and filing documentation as may be required for (and responding to any inquiries or information requests from any governmental authority in connection with) receipt of the FCC Consents, PSC Consents or Local Consents required in connection with the transactions contemplated by the Merger Agreement.
Delisting and Deregistration of Common Shares of the Company
Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of the Nasdaq to cause the delisting of the common stock from the Nasdaq as promptly as practicable after the Effective Time and the deregistration of the common stock pursuant to the Exchange Act as promptly as practicable after such delisting.
Financing
Cooperation with Debt Financing
Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), the Company has agreed that, prior to the Effective Time, it will use its reasonable best efforts, and will cause each of its subsidiaries to use its respective reasonable best efforts, to provide Parent with all customary cooperation reasonably requested by Parent to assist it in causing the conditions to the Debt Commitment Letters to be satisfied or as is otherwise customary and reasonably requested by Parent in connection with the Debt Financing, including using commercially reasonable efforts in connection with certain actions specified in the Merger Agreement.
Notwithstanding the foregoing, neither Company nor any of its subsidiaries are required to (1) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (2) cause any closing condition with respect to the Merger to fail to be satisfied, (3) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing, (4) give any indemnities that are effective prior to the Effective Time, or (5) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its subsidiaries or breach any confidentiality obligations or create a risk of damage or destruction to any property or assets of the Company or any of its subsidiaries. In addition, no action, liability or obligation of the Company, any of its subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the consummation of the Merger or that must be effective prior to the Effective Time. Nothing in the Merger Agreement with respect to the Debt Financing will require (A) any Representative of the Company or any of its subsidiaries to deliver any certificate or opinion or take any other action with respect to the Debt Financing specified in the Merger Agreement that could reasonably be expected to result in personal liability to such Representative; (B) the Board to approve any financing or contracts related thereto prior to the Effective Time or (C) the Company, its subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect any debt financing or adopt resolutions approving any agreement, document or instrument pursuant to which any debt financing is obtained or pledge any collateral with respect to any debt financing prior to the Effective Time.

In addition, Parent will (1) reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company, its subsidiaries or any of their respective Representatives in connection with the cooperation or obligations of the Company, its subsidiaries and their respective Representatives relating to the Debt Financing pursuant to the Merger Agreement, promptly upon request by the Company and (2) indemnify and hold harmless the Company, its subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to the Merger Agreement or the provision of information (other than information provided by the Company or its subsidiaries) utilized in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, fraud, gross negligence or willful misconduct of the Company or any of its subsidiaries or their respective representatives.
Indemnification and Insurance
The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its subsidiaries prior to the Effective Time), on the other hand (each, together with such person’s heirs, executors and administrators, an “Indemnified Person”) in effect on the date of the Merger Agreement and made available to Parent. In addition, during the period commencing at the Effective Time and for six years thereafter, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the subsidiaries of the Company as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.
In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the same extent such persons are indemnified as of the date of the Merger Agreement pursuant to the organizational documents of the Company or the applicable subsidiary and any existing indemnification agreements, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whether asserted, to the extent that such legal proceeding arises, directly or indirectly, out of, or pertains, directly or indirectly, to (1) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such subsidiary or Affiliate, (2) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other Affiliates, or taken at the request of the Company or such subsidiary or Affiliate (including in connection with serving at the request of the Company or such subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan)), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time; and (3) the transactions contemplated by the Merger Agreement, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its subsidiaries that is alleged to have rendered the Surviving Corporation or any of its subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to certain applicable provisions of the Merger Agreement, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. The Merger Agreement also provides that, in the event of any such legal proceeding, the Surviving Corporation will advance reasonable fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such legal proceeding; provided, that the applicable Indemnified Person provides an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that an Indemnified Person is not entitled to indemnification under the Merger Agreement or otherwise. Notwithstanding anything to the contrary in the Merger Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates from and after the Effective Time will settle or otherwise compromise or consent to the entry of any judgment with respect to any claim against the Company or Surviving Corporation in a legal proceeding to which an Indemnified Person is a party (and for which indemnification is sought by such Indemnified Person pursuant to the Merger Agreement) unless such settlement, compromise, consent or termination either (x) is a settlement in which the settlement consideration is limited to additional disclosures, or monetary damages (including attorneys’ fees) for which Indemnified Persons are not responsible, (y) includes a release of such Indemnified Person from all liability arising out of such legal proceeding or (z) is consented to by the Indemnified Persons that are parties to the legal proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.
In addition, without limiting the foregoing, unless the Company has purchased a “tail” policy from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, prior to the Effective Time (which the Company may purchase, provided that the premium for such insurance does not exceed 300% of the annual premiums currently paid), the Merger Agreement requires, for a period of at least six years commencing at the Effective Time, the Surviving Corporation to (and Parent to cause the Surviving Corporation to) maintain for the benefit of the directors and officers of the Company and its subsidiaries, at any time prior to the Effective Time, directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time on terms that are no less favorable than those of the Company’s directors’ and officers’ liability insurance. The Surviving Corporation will not be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the amount paid by the Company for coverage for its last full fiscal year, and if the premium for such insurance coverage would exceed such amount then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier.
For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
Other Covenants
Stockholder Meeting
The Company has agreed to take all actions necessary or reasonably required in accordance with the DGCL, the organizational documents of the Company and the rules and regulations of the SEC and the Nasdaq to establish (and provide written notice to Parent of) a record date for, duly call and give notice of a meeting of its stockholders, and shall use its reasonable best efforts to convene and hold the Special Meeting for the purpose of obtaining the Requisite Stockholder Approval within thirty (30) days of the mailing of this proxy statement to Company’s stockholders, subject to certain exceptions set forth in the Merger Agreement. Subject to the Merger Agreement and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.
Litigation Relating to the Merger
Prior to the Effective Time, each party to the Merger Agreement will: (1) provide the other parties with prompt notice (within two business days in any event) of all stockholder litigation relating to the Merger; (2) keep the other parties reasonably informed with respect to the status thereof; (3) give the other parties the opportunity to “participate” (as such term is used in the Merger Agreement) in the defense, settlement or prosecution of any such litigation; and (4) consult with the other parties with respect to the defense, settlement and prosecution of any such litigation. Prior to the Effective Time, no party to the Merger Agreement may compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any such litigation without the other parties’ written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Conditions to the Closing of the Merger
The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:
•	the receipt of the Requisite Stockholder Approval;

•	receipt of the applicable consents from the FCC, State PSCs and local jurisdictions set forth in the confidential disclosure letter; and
•	the absence of any Legal Restraint (as defined below).
In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:
•
the representations and warranties of the Company relating to organization, good standing, corporate power, enforceability, Board approval, requisite stockholder approval, certain aspects of the Company’s capitalization, brokers, and related person transactions to the extent qualified by materiality or Company Material Adverse Effect will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date and to the extent not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date (except, in each case, to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date);

•
the representations and warranties of the Company relating to the absence of any Company Material Adverse Effect being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date;

•
the representations and warranties of the Company related to the capital stock and the stock reservation of the Company will be true and correct in all material respects (except for any de minimis inaccuracy) as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date, except for such inaccuracies that are not material in the aggregate to the Company and its subsidiaries taken as a whole;

•
the other representations and warranties of the Company set forth elsewhere in the Merger Agreement being true and correct (in each case, disregarding all materiality and Company Material Adverse Effect qualifications) as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date, except for such failures to be true and correct that would not have a Company Material Adverse Effect (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date);

•
the Company having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the closing of the Merger;

•
the receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions as described in the preceding five bullets have been satisfied;

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement; and
•
the receipt by Parent and Merger Sub of (i) a pay-off letter and any other documentation required in connection with the repayment of the Company’s credit agreement with CoBank, ACB and the release and termination of any and all related liens and (ii) the written consent of Regions Bank to the consummation of the transactions contemplated by the Merger Agreement, to the extent required under the PPP Loan (as defined in the Merger Agreement), each of which will be in form and substance reasonably acceptable to Parent and Merger Sub.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by the Company:
•
the representations and warranties of Parent and Merger Sub relating to organization and good standing, power and enforceability and brokers to the extent qualified by materiality being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date and to the extent not qualified by materiality being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date;
•
the representations and warranties of Parent and Merger Sub not relating to the preceding bullet point being true and correct as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date, except for failures to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or have a material adverse effect on the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement (in each case, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date);

•
Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the closing of the Merger; and

•
the receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions described in the preceding three bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be validly terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as otherwise specified), only as follows:
•	by mutual written agreement of the Company and Parent;
•	by either the Company or Parent if:
•
a law or injunction (whether temporary, preliminary or permanent) enacted or issued by any governmental authority of competent jurisdiction prohibiting or otherwise making illegal the consummation of the Merger has been enacted, entered, promulgated or enforced and be continuing in effect (any such law or injunction, a “Legal Restraint”) and has become final and nonappealable, except that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party (i) that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Legal Restraint or (ii) if such Legal Restraint was primarily caused by, or primarily resulted from, such party’s breach of, or failure to perform or comply with, any of its covenants or agreements under the Merger Agreement;

•
the Merger has not been consummated by 11:59 p.m., New York City time, on April 26, 2021 (as such date may be extended pursuant to the terms of the Merger Agreement, the “Termination Date”), except that (x) if, on such date, any of the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) of the Merger Agreement shall not have been satisfied or waived and all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), the Termination Date may be extended on one occasion by the Company or Parent by 90 days upon written notice to Parent or the Company, respectively (and in such case, such date, as so extended, shall be the Termination Date) and (y) the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of, or primarily resulted in, either the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the Termination Date or the failure of the Effective Time to have occurred prior to the Termination Date; or

•
the Company fails to obtain the Requisite Stockholder Approval at the Special Meeting (unless the Special Meeting has been postponed or adjourned pursuant to and subject to the limitations of the Merger Agreement, in which case at the final postponement or adjournment hereof) at which a vote is taken on the Merger, except that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof);
•	by the Company if:
•
Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate the Merger Agreement prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate the Merger Agreement pursuant to the terms thereunder and the basis for such termination, it being understood that the Company will not be entitled to terminate the Merger Agreement if such breach has been cured prior to termination, except that the Company will not have the right to terminate the Merger Agreement pursuant to this bullet point if the Company is then in material breach of the Merger Agreement so as to cause any of the conditions set forth in the Merger Agreement relating to the breach or failure to perform the Company’s representations, warranties, covenants or other agreements set forth in the Merger Agreement not to be capable of being satisfied;

•
prior to receipt of the Requisite Stockholder Approval, (1) the Company has received a Superior Proposal; and (2) the Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal;

•
(1) all of the conditions to Parent’s obligation to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or waived, (2) the Company has irrevocably notified Parent in writing that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions to the Company’s obligation to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or that the Company is willing to waive, (3) the Company has given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the Merger Agreement pursuant to its terms if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to the Merger Agreement, and (4) Parent and Merger Sub fail to consummate the closing of the Merger on or prior to the date that is two business days after the date that Parent and Merger Sub are required to consummate the closing of the Merger pursuant to the Merger Agreement;

•	by Parent if:
•
the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate the Merger Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate the Merger Agreement pursuant to the terms thereunder and the basis for such termination, it being understood that Parent will not be entitled to terminate the Merger Agreement if such breach has been cured prior to termination; provided, however, that Parent is not then in material breach of the Merger Agreement so as to cause any of the conditions set forth in the Merger Agreement relating to the breach or failure to perform Parent’s representations, warranties, covenants or other agreements set forth in the Merger Agreement not to be capable of being satisfied; or

•	the Board has effected a Company Board Recommendation Change.

In the event that the Merger Agreement is validly terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except that certain sections of the Merger Agreement will survive the termination of the Merger Agreement and remain in full force and effect, including, among others, terms relating to confidentiality, reimbursement of expenses, indemnification and public statements and disclosure.
Notwithstanding the foregoing, nothing in the Merger Agreement will relieve the Company of any liability for any willful and material breach of the Merger Agreement prior to the valid termination of the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the Confidentiality Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.
Termination Fees
Parent will be entitled to receive the Company Termination Fee from the Company if the Merger Agreement is validly terminated:
•
by either Parent or the Company (as applicable) because the Effective Time has not occurred by the Termination Date, or by Parent because the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to Parent’s obligation to consummate the Merger, subject to other terms and conditions discussed above, if (1) prior to such termination, an Acquisition Proposal for an Acquisition Transaction has been publicly announced and not publicly withdrawn or otherwise abandoned; and (2) within nine months following such termination of the Merger Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, in which case the Company shall promptly (and in any event within three business days after such consummation) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent (provided, that, for purposes of the termination fee discussed in this bullet point, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”);

•
by Parent because the Board has effected a Company Board Recommendation Change, in which case the Company will promptly (and in any event within three business days after such termination) pay, or cause to be paid, to Parent the Company Termination Fee; or

•
by the Company because prior to receipt of the Requisite Stockholder Approval, (1) the Company has received a Superior Proposal and (2) the Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in which case the Company will (and as a condition to the effectiveness of such termination) concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee.

“Company Termination Fee” means (i) if payable in connection with a definitive Alternative Acquisition Agreement entered into with an Excluded Party on or prior to September 9, 2020, an amount equal to $1,826,623, and (ii) if payable in all other circumstances, an amount equal to $2,232,539.
“Excluded Party” means any person or group of persons that includes any person or group of persons from whom the Company or any of its Representatives has received a written Acquisition Proposal on or after the date of the Merger Agreement and prior to the No-Shop Period Start Date (other than any person or group of persons with whom the Company or any of its Representatives solicited or entered into discussions or negotiations with respect to, or entered into a confidentiality agreement in connection with, an Acquisition Proposal or potential Acquisition Proposal since January 1, 2020) that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would be reasonably likely to lead to a Superior Proposal. For the avoidance of doubt, any Person that is determined to be an Excluded Party pursuant to the foregoing shall cease to be an Excluded Party at such time as the Board determines in good faith that such person’s Acquisition Proposal no longer constitutes or would no longer be reasonably likely to lead to a Superior Proposal in light of the facts and circumstances available to, or known by, the Board.

The Company will be entitled to receive an amount equal to $3,450,288 (the “Parent Termination Fee”) from Parent if the Merger Agreement is validly terminated:
•
by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to the Company’s obligation to consummate the Merger, subject to other terms and conditions discussed above;

•
by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if (1) all of the conditions to Parent’s obligation to consummate the Merger have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or waived; (2) the Company has irrevocably notified Parent in writing five business days prior to such termination that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions to the Company’s obligation to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or waived; (3) the Company has given Parent written notice at least one Business Day prior to such termination stating the Company’s intention to terminate the Agreement pursuant to the terms thereof if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to the Merger Agreement; and (4) Parent and Merger Sub fail to consummate the Merger on or prior to the date that is two business days after the date that Parent and Merger Sub are required to consummate the Merger pursuant to the Merger Agreement; or

•
by either Parent or the Company (as applicable) because the Effective Time has not occurred by the Termination Date and at the time of such termination the Company could have terminated the Merger Agreement pursuant to the first or third bullet point under the third bullet point of the section of this proxy statement captioned “Termination of the Merger Agreement.”

Sole and Exclusive Remedy; Limitations of Liability
The Company’s receipt of the Parent Termination Fee (including the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee, together with interest on such amount), subject in all respects to the Company’s right to enforce its rights under the Confidentiality Agreement and the Company’s right to specific performance pursuant to Section 9.8(b) of the Merger Agreement will be the sole and exclusive remedy of the Company against (i) Parent, Merger Sub or Guarantors; and (ii) the former, current and future holders of any equity, controlling persons, agents, Affiliates (other than Parent, Merger Sub or Guarantors), Representatives, members, managers, current or future general or limited partners, stockholders and assignees of each of Parent, Merger Sub and Guarantors (collectively, the “Parent Related Parties”) in respect of the Merger Agreement, the transactions contemplated by the Merger Agreement, any agreement executed in connection with the Merger Agreement (including the Financing Letters and the Guarantee) or the transactions contemplated thereby. Upon payment of such amounts, none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of the Merger Agreement, the transactions contemplated by the Merger Agreement, any agreement executed in connection with the Merger Agreement (including the Financing Letters and the Guarantee) or the transactions contemplated thereby (except that the parties (or their Affiliates) will remain obligated with respect to, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations and Section 8.2, Section 8.3(a) and Section 8.3(e) of the Merger Agreement, as applicable) and Guarantors will remain obligated with respect to, and the Company and its subsidiaries may be entitled to remedies with respect to, the Guarantee solely to the extent that any of the immediately foregoing obligations are guaranteed thereunder.
Parent’s receipt of the Company Termination Fee, Parent’s right to specific performance pursuant to Section 9.8 of the Merger Agreement and Parent’s right to seek damages for a willful and material breach will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (i) the Company, its subsidiaries and each of their respective Affiliates; and (ii) the Company Related Parties (as defined in the Merger Agreement) in respect of the Merger Agreement, the transactions contemplated by the Merger Agreement, any agreement executed in connection with the Merger Agreement and the transactions contemplated thereby. Upon payment of such amount, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of the Merger Agreement, the transactions contemplated by the Merger

Agreement, any agreement executed in connection with the Merger Agreement or the transactions contemplated thereby (except that the parties (or their Affiliates) will remain obligated with respect to, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.2, Section 8.3(a) and Section 8.3(e) of the Merger Agreement, as applicable).
Specific Performance
The parties have agreed in the Merger Agreement that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. The parties have agreed that, subject to certain specified limitations in the Merger Agreement, they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, including for the avoidance of doubt, the right of the Company to cause the transactions contemplated by the Merger Agreement to be consummated on the terms and subject to the conditions set forth in the Merger Agreement without proof of damages or otherwise. The parties have also agreed that (i) by seeking the remedies provided for in Section 9.8 of the Merger Agreement, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under the Merger Agreement; and (ii) nothing set forth in Section 9.8 of the Merger Agreement shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under Section 9.8 of the Merger Agreement prior or as a condition to exercising any termination right under Article VIII of the Merger Agreement (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to Section 9.8 of the Merger Agreement or anything set forth in Section 9.8 of the Merger Agreement restrict or limit any party’s right to terminate the Merger Agreement in accordance with the terms of Article VIII of the Merger Agreement or pursue any other remedies under the Merger Agreement that may be available. Notwithstanding the foregoing, for the avoidance of doubt, (x) prior to the earlier to occur of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, the sole remedy available to any Party under the Merger Agreement shall be specific performance pursuant to Section 9.8 of the Merger Agreement to the extent available pursuant to the terms hereof, and (y) in no event shall the Company be entitled to receive both a grant of specific performance to cause the Equity Financing to be funded (whether under the Merger Agreement or the Equity Commitment Letter) or other equitable relief, on the one hand, and the payment of all or any portion of the Parent Termination Fee or any payments owed by Parent pursuant to Section 8.3 of the Merger Agreement, on the other hand.
Notwithstanding the foregoing, the Company’s right to a remedy of specific performance in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that:
•
all of the conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger);

•	Parent and Merger Sub have failed to complete the closing of the Merger by the date that the Merger is required to have occurred pursuant to the Merger Agreement; and
•
the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing is funded, then the Company would take such actions that are required by of it by the Merger Agreement to cause the closing of the Merger to occur.

Fees and Expenses
Except in specified circumstances, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses, except that all governmental filing fees shall be paid by Parent.
No Third Party Beneficiaries
Except as set forth in the Merger Agreement, the respective representations, warranties and covenants of the parties in the Merger Agreement are solely for the benefit of the other parties in accordance with and subject to the terms of the Merger Agreement, and the Merger Agreement is not intended to, and shall not, confer upon any other person any rights or remedies thereunder.

Amendment
Except as set forth in the Merger Agreement and subject to applicable law and to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Board), provided that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to the Merger Agreement that requires the approval of the stockholders pursuant to the DGCL without such approval. Certain provisions related to the Financing Sources (as defined in the Merger Agreement) in the Merger Agreement may not be amended, modified or altered without the prior written consent of the Financing Sources.
Governing Law
The Merger Agreement is governed by Delaware law.
The Board recommends that you vote “FOR” the adoption of the Merger Agreement.

PROPOSAL 2: THE COMPANY’S COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the Compensation Proposal. The compensation that will or may be payable to the Company’s named executive officers is summarized in the section captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.” The Board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, the Company is asking you to approve the following resolution:
“RESOLVED, that the stockholders of the Company approve, on an advisory (non-binding) basis, the compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.””
The vote on the Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve the Compensation Proposal or vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on the Company. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Compensation Proposal.
Vote Required and Board Recommendation
Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the Compensation Proposal (provided a quorum is present). Assuming a quorum is present, (i) a failure to vote via the Special Meeting website or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board.
The Board recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including solicitation proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
Vote Required and Board Recommendation
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock represented at the Special Meeting and entitled to vote on the proposal to adjourn the Special Meeting.
The Board recommends that you vote “FOR” this proposal.

MARKET PRICES AND DIVIDEND DATA
Our common stock is listed on the Nasdaq Stock Market under the symbol “OTEL.” As of [  ], 2020, there were [     ] shares of common stock outstanding held by approximately [•] stockholders of record. The actual number of stockholders is greater than this number of stockholders of record and includes stockholders who are beneficial owners, but whose shares are held in “street name” by brokers and other nominees. We have never declared or paid any cash dividends on our common stock.
On [   ], 2020, the latest practicable trading day before the filing of this proxy statement, the closing price for our common stock on the Nasdaq Stock Market was $[•] per share. You are encouraged to obtain current market quotations for our common stock.
Following the Merger, there will be no further market for our common stock and it will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic or current reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of August 20, 2020 by:
•	each person or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;
•	each member of our Board;
•	our Chief Executive Officer;
•	each of our two other most highly compensated executive officers for the year ended December 31, 2019; and
•	all of our current named executive officers and directors as a group.
The percentage ownership information shown in the table is based on 3,431,794 shares of our common stock outstanding as of August 20, 2020.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities that he, she or it has a right to acquire within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which that person has no economic interest.
Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o Otelco, Inc., 505 Third Avenue East, Oneonta, Alabama 35121. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned**	Percent of Common Stock Outstanding
Greater than 5% Stockholders:
Ira Sochet(1)	1,687,376	49.3%
Named Executive Officers and Directors:
Richard A. Clark(2)	10,000	*
Barbara M. Dondiego Stewart	851	*
Curtis L. Garner Jr.(3)	37,151	1.1%
Howard J. Haug(4)	8,140	*
Dayton R. Judd(5)	90,361	2.6%
Stephen P. McCall	9,893	*
Brian A. Ross	11,559	*
Robert J. Souza(6)	64,820	1.9%
All directors and executive officers as a group (10 persons)(7)	251,137	7.3%
*	Represents less than 1%.
**
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock with respect to which such person has (or has the right to acquire within 60 days) sole or shared voting power or investment power.

(1)
Based on representations made by the Sochet Stockholders in the Voting Agreement. As represented in the Voting Agreement, these shares include shares held in an IRA account and shares held by Ira Sochet Trust, over which Mr. Sochet has voting and dispositive control, and shares held by Sochet & Company, Inc., an entity owned and controlled by Mr. Sochet. Mr. Sochet’s address is 121 14 Street, Belleair Beach, Florida 33786.

(2)
Includes 10,000 shares issuable upon the exercise of options, which vested on October 15, 2019, but does not include the remainder of the option to purchase up to 50,000 shares, which options vest in five equal annual installments beginning on October 15, 2019. Does not include an option to purchase up to 50,000 shares, which option vests in five equal annual installments beginning on January 2, 2021.

(3)
Includes 328 shares held by Uniform Gifts to Minors Act accounts for the benefit of Mr. Garner’s grandchildren. Mr. Garner is the custodian of such accounts. Mr. Garner disclaims beneficial ownership of these shares. In addition, also includes 2,719 shares which Mr. Garner owns jointly with his spouse.

(4)	Includes 10 shares held by Mr. Haug’s wife.
(5)	Includes 87,501 shares held by Sudbury Capital Management, of which Mr. Judd is a managing partner and founder.
(6)	Based on information provided to us by Mr. Souza on August 6, 2020. Mr. Souza retired as Chief Executive Officer and resigned as a director effective December 31, 2019.
(7)
The percentage of class ownership was determined by dividing the number of shares shown in the table by 3,431,794, which is the number of outstanding shares on August 20, 2020, plus any shares that our directors, executive officers and 10% holders have a right to acquire within 60 days. As of August 20, 2020, (a) there was a total of 3,421,794 shares outstanding, (b) Mr. Sochet beneficially owned 49.3% of those outstanding shares, (c) Mr. Judd beneficially owned 2.6% of those outstanding shares, (d) Mr. Souza beneficially owned 1.9% of those outstanding shares, (e) Mr. Garner beneficially owned 1.1% of those outstanding shares, (f) each of the other members of our Board beneficially owned less than 1.0% of those outstanding shares and (g) all members of our Board and our executive officers, as a group, beneficially owned 7.3% of those outstanding shares.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Otelco. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
We will hold the regular annual meeting of our stockholders in 2021 only if the Merger is not completed.
Proposals of stockholders that are intended to be considered for inclusion in our proxy statement relating to our annual stockholders meeting in 2021 (if held), must be submitted in writing to the Secretary of the Company, Curtis L. Garner, Jr., at Otelco Inc., 505 Third Avenue East, Oneonta, Alabama 35121 and be received by no later than December 7, 2020. Similarly, in order for a stockholder proposal to be raised from the floor during next year’s annual meeting of stockholders, written notice must be received by us no later than February 13, 2021, and no earlier than January 14, 2021, and shall contain the information required by our by-laws. You may contact Curtis L. Garner, Jr. at the above described address for a copy of the relevant provisions of our by-laws regarding the requirements for making stockholder proposals and nominating director candidates. Please note that if we hold our regular annual stockholders meeting in 2021, and we do so more than 30 days before or after May 14, 2021 (the one-year anniversary date of the 2020 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders
Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the date of the preceding year’s annual meeting of stockholders. Please note, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by Otelco. In the case of a special meeting, timely notice must be delivered and received not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting.
A stockholder who intends to bring other proper business for presentation at our 2021 annual meeting (if held) must give proper notice no earlier than January 14, 2021 and no later than February 13, 2021 to the Secretary of the Company, in writing, at our principal executive offices at Otelco, Inc., 505 Third Avenue East, Oneonta, Alabama 35121. The notice must include information specified in our bylaws, including information concerning the proposal and the proponent’s ownership of common stock. Proposals not meeting these requirements will not be entertained at the annual meeting. In addition, if a stockholder submits a proposal that does not comply with the advance notice requirements above, the proxies may exercise authority to vote in accordance with their best judgment on any such proposal.
In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice under our bylaws. A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION
Otelco files annual, quarterly and special reports, proxy statements and other information with the SEC. Any reports, statements or other information that we file with the SEC are available to the public at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.otelco.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.
Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.
•	Otelco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 9, 2020, and the amendment to the Annual Report on Form 10-K/A, filed on March 10, 2020;
•
Otelco’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed on May 4, 2020, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed on August 4, 2020; and

•	Otelco’s Current Reports on Form 8-K, filed on March 3, 2020, April 7, 2020, May 15, 2020 and July 27, 2020.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement and any of the documents incorporated by reference into this proxy statement from our proxy solicitor at the contact information below. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. If you would like to request documents from us, please do so at least five business days before the date of the Special Meeting in order to receive timely delivery of those documents prior to the Special Meeting.
If you have any questions about this proxy statement, the Special Meeting or the Merger after reading this proxy statement, please contact our proxy solicitor at:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Call Toll-free: (800) 714-3312
Banks and Brokers Call: (212) 269-5550
OTEL@dfking.com

MISCELLANEOUS
Otelco has supplied all information relating to Otelco, and Parent has supplied, and Otelco has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2020. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

by and among

FUTURE FIBER FINCO, INC.

OLYMPUS MERGER SUB, INC.

and

OTELCO INC.

Dated as of July 26, 2020

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 26, 2020, by and among Future Fiber FinCo, Inc., a Delaware corporation (“Parent”), Olympus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Otelco Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.
RECITALS
WHEREAS, the Parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”);
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders; (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (c) recommended that the Company Stockholders adopt this Agreement; and (d) directed that this Agreement be submitted to the Company Stockholders for their adoption;
WHEREAS, the board of directors of each of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and Merger Sub, respectively; and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Parent, in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which each of those stockholders has agreed, upon the terms and subject to the conditions set forth therein, to vote all shares of Class A Common Stock beneficially owned by such stockholders in accordance with the terms of such Voting Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a guarantee (the “Guarantee”) from certain affiliated investment funds of Parent party thereto (collectively, “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and
WHEREAS, Parent, Merger Sub and the Company desire to (a) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (b) prescribe certain conditions with respect to the consummation of the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in each case, (i) the confidentiality and use provisions contained therein are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives as provided therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal) and (ii) such agreement shall not prevent the Company or any of its Subsidiaries from complying with any of the provisions of this Agreement or restrict in any manner the Company’s ability to consummated the Transactions.
(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.
(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of any class of Company Securities representing more than 20% of the Company Securities outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of such class of Company Securities outstanding after giving effect to the consummation of such tender or exchange offer;
(ii) any direct or indirect purchase or other acquisition or license of the assets or business of the Company and its Subsidiaries by any Person or Group constituting more than 20% of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition);
(iii) any direct or indirect merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, spin-off, spit-off or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group would, directly or indirectly, hold shares of any class of Company Securities representing more than 20% of any class of Company Securities outstanding after giving effect to the consummation of such transaction; or
(iv) any other transaction having a similar effect to those described in the foregoing clauses (i) through (iii).
(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided, that (other than for purposes of Section 8.3 (Fees and Expenses), Section 9.6 (Third Party Beneficiaries), Section 9.8 (Remedies) or Section 9.12 (No Recourse)) in no event shall Parent be considered an Affiliate of any of the Guarantors or any direct or indirect equityholder of Parent (or any of such equityholder’s Affiliates) or any portfolio company or investment fund affiliated with or managed by any Guarantor or Oak Hill Capital Management, LLC (collectively, the “Oak Hill Related Entities”), nor shall any Oak Hill Related Entity be considered to be an Affiliate of Parent or Merger Sub hereunder.
(e) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2019 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2019.
(f) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(g) “Cable Act” means Title VI of the Communications Act and the rules and regulations promulgated and published orders and decisions issued by the FCC thereunder.
(h) “CARES Act” means Public Law Number 116-136, as enacted into law on March 27, 2020.
(i) “Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.
(j) “Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.
(k) “Code” means the Internal Revenue Code of 1986, as amended.
(l) “Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and published policies, procedures, orders and decisions of the FCC.
(m) “Communications Laws” means (i) the Communications Act; (ii) state statutes governing intrastate telecommunications services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of any applicable State PSC; and (iii) any Laws of any other Governmental Authority directly regulating or overseeing communications facilities or communications services, including but not limited to Laws relating to the occupancy or use of any public rights-of-way.
(n) “Communications License” means a License issued by the FCC, a State PSC or other Governmental Authority pursuant to the Communications Laws.
(o) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.
(p) “Company Material Adverse Effect” means any change, circumstance, condition, state of facts, event or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (x) has had or would reasonably be expected to have a materially adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that solely for the purposes of this clause (x), none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;
(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region of the world, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
(iii) general changes in conditions in the industries in which the Company and its Subsidiaries conduct business;
(iv) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);
(v) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, force majeure events, weather conditions, epidemics, plagues, pandemics (including COVID-19) or other outbreaks of illness or public health events and other similar events in the United States or any other country or region of the world;
(vi) changes in regulatory, legislative or political conditions in the United States or any other country or region of the world;

(vii) the announcement of this Agreement or the pendency of the Merger (provided, however, that this clause (vii) shall not apply to Section 3.5);
(viii) any action taken or refrained from being taken by the Company or its Subsidiaries that is expressly required by this Agreement;
(ix) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;
(x) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing) after the date of this Agreement;
(xi) changes in the price or trading volume of the Class A Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that in the case of each of (A) and (B) any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
except, in each case of clauses (i), (ii), (iii), (iv), (v) and (x) to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred; or (y) would reasonably be expected to materially delay or has a material adverse effect on the ability of the Company and its Subsidiaries to timely consummate the transactions contemplated hereby (including the Merger).
(q) “Company Options” means any options to purchase shares of Class A Common Stock, granted pursuant to any of the Company Stock Plans.
(r) “Company Plans” means the existing Employee Plans and other employee benefit, compensation and severance plans, programs, agreements and arrangements of the Surviving Corporation or any of its Subsidiaries.
(s) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
(t) “Company RSUs” means restricted stock units granted pursuant to any of the Company Stock Plans or otherwise.
(u) “Company Stock Plans” means the Company’s 2018 Stock Incentive Plan and 2014 Stock Incentive Plan.
(v) “Company Stockholders” means the holders of shares of Class A Common Stock.
(w) “Company Termination Fee” means (i) if payable as a result of a termination of this Agreement by the Company pursuant to Section 8.1(h) or a termination of this Agreement by Parent pursuant to Section 8.1(f), in each case in connection with a definitive Alternative Acquisition Agreement entered into with an Excluded Party on or prior to the Cut-Off Date, an amount equal to $1,826,623, and (ii) if payable in all other circumstances, an amount equal to $2,232,539.
(x) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.
(y) “Contract” means any binding contract, subcontract, note, bond, mortgage, indenture, lease, deed of trust, license, sublicense, commitment, insurance policy, arrangement, instrument or other agreement.

(z) “Credit Agreement” means the Credit Agreement, dated as of November 2, 2017, by and among the Company, as borrower, each Subsidiary of the Company listed as a guarantor on the signature pages thereto, as guarantors, the lenders from time to time party thereto, as lenders, and CoBank, ACB, as administrative agent, issuer of letters of credits, and provider of the swing line commitment, as amended by the Agreement Regarding Amendments to Credit Agreement, dated as of March 2, 2020.
(aa) “Environmental Law” means any applicable Law in effect on the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land) or pollution, including any Law relating to the release, emission, storage, treatment, transportation, recycling, disposal, discharge or release of or exposure to any Hazardous Substances, or the investigation, clean-up or remediation thereof.
(bb) “ERISA” means the Employee Retirement Income Security Act of 1974.
(cc) “Exchange Act” means the Securities Exchange Act of 1934.
(dd) “Excluded Party” means any Person or group of Persons that includes any Person or group of Persons from whom the Company or any of its Representatives has received a written Acquisition Proposal on or after the date hereof and prior to the No-Shop Period Start Date (other than any Person or group of Persons with whom the Company or any of its Representatives solicited or entered into discussions or negotiations with respect to, or entered into a confidentiality agreement in connection with, an Acquisition Proposal or potential Acquisition Proposal since January 1, 2020) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would be reasonably likely to lead to a Superior Proposal. For the avoidance of doubt, any Person that is determined to be an Excluded Party pursuant to the foregoing shall cease to be an Excluded Party at such time as the Company Board determines in good faith that such Person’s Acquisition Proposal no longer constitutes or would no longer be reasonably likely to lead to a Superior Proposal in light of the facts and circumstances available to, or known by, the Company Board.
(ee) “Financing Sources” means the Persons that have committed to provide the Debt Financing in connection with the Merger and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Debt Financing and their successors and assigns.
(ff) “FCC” means the United States Federal Communications Commission.
(gg) “Fraud” means (i) a false representation of a material fact, (ii) made with knowledge or belief of its falsity, (iii) with the intent to deceive or intent of inducing the Person to which such representation is made to act, or refrain from acting, and (iv) upon which such Person acted or did not act in justifiable reliance on the representation, with resulting damages, and which shall expressly exclude constructive fraud.
(hh) “Fund Administrator” means the entity that administers a state or the federal Universal Service Fund, state or federal telecommunications relay service fund, the North American Numbering Plan, or number portability.
(ii) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.
(jj) “Governmental Authority” means any government, political, subdivision, governmental, administrative, self-regulatory or regulatory entity or body, stock exchange, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental or quasi-governmental entity, and any court, tribunal, judicial or arbitral body or arbitrator, in each case whether federal, national, state, county, municipal or provincial, and whether local, foreign or multinational, and any subdivision of any of the foregoing.
(kk) “Governmental Filing Fees” means all filing fees and other amounts required by applicable Law to be paid to any Governmental Authority in connection with seeking and obtaining any approval, authority, consent, waiver or exemption from any Governmental Authority required to consummate the Merger and the other Transactions contemplated hereby.
(ll) “Group” means a “group” as defined in Section 13(d) of the Exchange Act.

(mm) “Hazardous Substance” means any substance, material or waste that is regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products, polychlorinated biphenyls and asbestos.
(nn) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money; (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all lease obligations required to be capitalized in accordance with GAAP; (iv) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (v) liabilities arising out of interest rate and currency swap arrangements, options, derivatives and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (vi) indebtedness of others of the kind described in clauses (i) through (v) above guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets of the Company or any of its Subsidiaries; and (vii) interest, premium, fees, expenses, penalties (including preypayment and early termination penalties) and other amounts owing in repsect of all items in clauses (i) through (vi) above.
(oo) “Intellectual Property” means any and all rights associated with any of the following: (i) all United States and foreign patents and applications therefor, including any reissues, divisionals, continuations, continuations-in-part and extensions and counterparts thereof (“Patents”); (ii) all copyrights, copyright registrations and applications therefor, mask works, designs, and any similar rights in computer software programs, including all source code, object code, specifications, designs and documentation related thereto (“Copyrights”); (iii) trademarks, service marks, trade dress rights, brand names, corporate names, logos, social media identifiers, internet domain names, and similar designation of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); and (iv) rights in trade secrets, know-how, inventions, processes, algorithms, procedures, databases and other confidential and proprietary information (“Trade Secrets”).
(pp) “Intervening Event” means a material event, change, effect, development, condition, circumstance or occurrence that (i) improves or would be reasonably likely to improve the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) is not known by the Company Board as of the date of this Agreement or that was not reasonably foreseeable as of the date of this Agreement by the Company Board or any member thereof or member of Company management and (iii) does not relate to any Acquisition Proposal; provided, that, for the avoidance of doubt, neither of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (A) changes in the trading price or trading volume of Class A Common Stock (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition), or (B) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such overperformance by the Company may be taken into account to the extent not otherwise excluded by this definition).
(qq) “IRS” means the United States Internal Revenue Service or any successor thereto.
(rr) “Knowledge” of the Company means the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter in each case after reasonable inquiry of those direct reports who would reasonably be expected to have actual knowledge of the matter in question.
(ss) “Law” means any federal, national, state, county, municipal, provincial, local, foreign, multinational or other law, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, stock exchange listing requirement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.
(tt) “Labor Laws” means any Laws relating to employment, employment standards and practices, employment of minors, employment discrimination, immigration, workplace health and safety, collective bargaining, labor relations, tax withholding, wages, hours, family and medical and other leave of absence, workplace insurance or pay equity.

(uu) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, assessment, investigation, arbitration or other legal proceeding or similar action, in each case, by or before any Governmental Authority.
(vv) “Material Contract” means any of the following Contracts:
(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole or any other Contract disclosed by the Company in a Current Report on Form 8-K that has not been filed or incorporated by reference in the Company SEC Reports;
(ii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area or to compete with any Person in any line of business or in any geographic area; (B) prohibiting or otherwise restricting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation”, “exclusivity” or minimum purchase provisions or volume requirement, in each case other than any such Contracts that may be freely cancelled at the option if the Company or its Subsidiaries without material liability to the Company or its Subsidiaries upon notice of 90 days or less;
(iii) any Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries (1) with a fair market value in excess of $250,000 after the date of this Agreement or (2) that contains material continuing rights or obligations of the Company or its Subsidiaries, including any indemnification, guarantee, “earn-out” or other contingent payment obligations; or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;
(iv) any Contract pursuant to which the Company or any of its Subsidiaries grants or receives any right in or to Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, other than licenses for “off-the-shelf” or other widely available on non-discriminatory terms for less than $100,000 on an annual basis;
(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or creation, incurrence or assumption of Indebtedness or deferred revenue or commissions, in each case in excess of $250,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) pursuant to the Credit Agreement; (C) loans by the Company or its Subsidiaries to Subsidiaries of the Company in the ordinary course of business; and (D) extensions of credit to customers in the ordinary course of business;
(vi) any Contract providing for the payment, increase or vesting of any benefits or compensation in connection with the Merger (other than Contracts evidencing Company RSUs or Company Options);
(vii) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company or its Subsidiaries’ standard forms previously made available to Parent;
(viii) any Contract that involves a joint venture, partnership or other equity investment;
(ix) any Contract (A) that is an interconnection agreement, (B) with a Material Customer or a Material Supplier or (C) that is a distribution, reseller, sales representative or agency Contract that resulted in payments by the Company or any Subsidiary in excess of $100,000 within the twelve (12)-month period ending December 31, 2020 or that the Company or any Subsidiary reasonably expects to pay in excess of $100,000 within the twelve (12)-month period ending December 31, 2020; and
(x) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries.

(ww) “Multiple Employer Plan” means each Employee Plan that is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Sections 4063 or 4064 of ERISA.
(xx) “NASDAQ” means The NASDAQ Stock Market LLC.
(yy) “Network” means the Network Equipment, the Network Cable and other network facilities that comprise the Network, including but not limited to copper, fiber optic or coaxial cabling and other fixed wired and wireless network-related assets and telecommunications and cable equipment used by the Company or any of its Subsidiaries to carry out their respective businesses as presently conducted, whether owned, leased, or licensed by the Company or any of its Subsidiaries and irrespective of whether they are located on public or private property, including (but not limited to) wires, cables, conduits, poles, antennas, microwave transmission equipment, junction boxes, manholes, hand holes, connecting equipment and electronics.
(zz) “Network Cable” means all copper or fiber optic strands or coaxial cable owned by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries holds an ownership leasehold, license or IRU interest, excluding cross-connections, tie cables, and intra-building fiber.
(aaa) “Network Equipment” means all of the telecommunications and cable equipment owned or used by the Company or any of its Subsidiaries to provide telecommunications or cable services on or over the Networks.
(bbb) “Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
(ccc) “Parent Termination Fee” means an amount equal to $3,450,288.
(ddd) “Permitted Liens” means any of the following: (i) liens for Taxes either not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar nonmonetary liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) liens the existence of which are expressly disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (ix) liens pursuant to the Credit Agreement; (x) non-exclusive licenses to any Intellectual Property; (xi) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company and its Subsidiaries, taken as a whole; (xii) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; or (xiii) non-monetary liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property or other assets subject thereto.

(eee) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(fff) “PPP Loan” means the Note, dated as of April 14, 2020, between Otelco Telephone LLC, as borrower, and Regions Bank, as lender.
(ggg) “Programming Agreement” means a contract relating to the distribution of programming on video distribution networks, including retransmission consent agreements.
(hhh) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications); and (iii) registered Copyrights and applications for Copyright registration.
(iii) “Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, consultants, agents and other advisors or representatives.
(jjj) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(kkk) “SEC” means the United States Securities and Exchange Commission or any successor thereto.
(lll) “State PSC” means a state public service or public utility commission, or other similar state regulatory body.
(mmm) “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock or 50% or more of the economic interests of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.
(nnn) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition that did not result, directly or indirectly, from a violation of Section 5.3 on terms that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated on its terms and would if consummated on its terms be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal and any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(ooo) “Systems” means the fiber, copper wire, cable television, video, telecommunications and data reception and distribution systems owned, operated or used by the Company and its Subsidiaries in the conduct of the fiber, copper wire, cable television, video, telecommunications, and Internet businesses and all of the activities and operations ancillary to such businesses, including advertising services and other income generating businesses, conducted or carried on in the their service territories.
(ppp) “Tax” means any taxes, assessments, levies or similar governmental charges (including any gross receipts, income, profits, gains, sales, use, occupation, value added, ad valorem, stamp, transfer, real property transfer, franchise, withholding, payroll, employment, worker’s compensation, unemployment, social security (or similar), occupation, capital, transfer, net worth, escheat, unclaimed property, alternative minimum, excise, property, Telecommunications Taxes, customs, duties, assessments, levies or similar governmental charges) imposed by any Governmental Authority, together with any interest, penalties or additions to tax imposed by any Governmental Authority with respect to such amounts.
(qqq) “Tax Return” means any return, declaration, statement, report, estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority, and any schedules or amendments thereof.
(rrr) “Telecom Committee” means the ad hoc interagency working group that, among other things, reviews FCC applications for potential national security, law enforcement, and public interest concerns, and is comprised of staff from, among others, the Department of Homeland Security, the Department of Justice, including the Federal Bureau of Investigation, and Department of Defense, as well as any successor group or other group within the government of the United States charged with performing such review or any successor or replacement thereof including the interagency Committee to be established pursuant to the Executive Order, dated April 4, 2020, Establishing the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector.
(sss) “Telecommunications Taxes” means all taxes, fees and surcharges relating to, or arising in respect of, the business of providing telecommunications and other similar services, including Universal Service Fund surcharges, 911 fees and surcharges, utility licensing and privilege fees, State PSC fees and assessments, telecommunications relay service fund fees and surcharges, and all other similar taxes, fees and surcharges imposed by any Governmental Authority.
(ttt) “Transactions” means the Merger and any other transaction contemplated by this Agreement; provided, however, that, when used in relation to the Company and its obligations herein, the reference to “other transaction” shall be deemed to exclude Financing.
(uuu) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (or any of their respective directors or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantee or the Financing Letters.
(vvv) “Universal Service Contributions” means any amount owed to a federal or state Universal Service Fund under applicable Law (or under any forms or instructions related to the payment of such amounts, or any policies, practices or procedures adopted by the Fund Administrators), whether billed or unbilled.
(www) “Universal Service Fund” means a state or the federal mechanism designated by applicable Law to support the availability of communications services, whether in high cost areas or to specific classes of customers (such as schools and libraries, low income consumers, hospitals or other designated customer classes).
(xxx) “Universal Service Subsidies” means any amounts paid from Universal Service Funds to carriers for services that qualify for support under a state or the federal Universal Service Fund.
(yyy) “Willful and Material Breach” means a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party, whether or not breaching this Agreement is the conscious object of such act or omission.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
A-CAM	3.28(f)
Agreement	Preamble
Alternate Debt Financing	6.5(d)
Alternative Acquisition Agreement	5.3(b)
Burdensome Condition	6.2(d)
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.20(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	III
Company Related Parties	8.3(f)(ii)
Company RSU Consideration	2.8(a)
Company SEC Reports	3.9(a)
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Subsidiaries	3.8(a)
Comparable Plans	6.11(c)
Confidentiality Agreement	9.4
Consent	3.6
Continuation Period	6.11(c)
Copyrights	1.1(oo)
Cut-Off Date	5.3(b)
D&O Insurance	6.10(c)
Debt Commitment Letters	4.11(a)
Debt Financing	4.11(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.9(d)
Effect	1.1(p)
Effective Time	2.2
Electronic Delivery	9.14
Employee Plans	3.19(a)
Equity Commitment Letter	4.11(a)
Equity Financing	4.11(a)
ERISA Affiliate	3.19(b)
Existing Indemnification Agreements	6.10(a)
FCC Consents	3.6
FCC Submissions	6.2(a)
Fee Letter	4.11(a)
Financing	4.11(a)

Term	Section Reference
Financing Letters	4.11(a)
Guarantee	Recitals
Guarantors	Recitals
Indemnified Person	6.10(a)
Insurance Policies	3.24
Lease	3.15(b)
Leased Real Property	3.15(b)
Legal Restraint	7.1(c)
Licenses	3.21
Local Consents	3.6
Localities	3.6
Marks	1.1(oo)
Material Customers	3.14
Material Suppliers	3.14
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Network Facilities Maps	3.30(a)
New Debt Commitment Letters	6.5(d)
New Plans	6.11(d)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(e)(i)(3)
Old Plans	6.11(d)
Opinion Provider	3.3(b)
Option Consideration	2.8(b)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Owned Real Property	3.15(a)
Parent	Preamble
Parent Related Parties	8.3(f)(i)
Party	Preamble
Patents	1.1(oo)
Paying Agent	2.9(a)
Payment Fund	2.9(b)
Per Share Price	2.7(a)(ii)
Proxy Statement	6.3(a)
PSC Consents	3.6
PSC Submissions	6.2(a)
Recent SEC Reports	III
Reimbursement Obligations	6.6(f)
Related Person Contract	3.25
Remedy Actions	6.2(d)
Required Amount	4.11(c)
Required Financial Information	6.6(a)(ix)
Requisite Stockholder Approval	3.4
Sublease	3.15(b)
Surviving Corporation	2.1
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)
USF HCL	3.28(f)
Voting Agreement	Recitals
WARN Act	3.20(f)

1.3 Certain Interpretations.
(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e) When used in this Agreement, references to “$” or “Dollars” are references to United States dollars.
(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.
(i) A reference to any specific Law or to any provision of any Law, unless otherwise specified, includes any amendment or supplement to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time.
(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.
(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).
(m) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.
(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.16 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
(q) Documents or other information or materials will be deemed to have been “made available” by the Company if a true, correct and complete copy of such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.datasite.com to which Parent or its Affiliates or Representatives have access; or (ii) delivered or provided to Parent or its Affiliates or Representatives, in each case at least three Business Days prior to the execution and delivery of this Agreement.
(r) All references to time shall refer to New York City time, unless otherwise specified.
The words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.”
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on or prior to the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m. at the offices of Troutman Sanders LLP, 875 Third Avenue, New York, NY 10022 (or remotely via the electronic exchange of documents), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at Closing) (provided that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at Closing), unless Parent otherwise consents in writing in its sole discretion, the Closing shall not occur prior to October 30, 2020); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Merger Sub, all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certificate of Incorporation and Bylaws.
(a) Certificate of Incorporation. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Merger Sub, subject to the provisions of Section 6.10(a), the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that, at the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Otelco Inc.”
(b) Bylaws. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Merger Sub, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
2.6 Directors and Officers.
(a) Directors. At the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.
(b) Officers. At the Effective Time, the officers of the Company as of immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office until their respective successors are duly appointed or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.
2.7 Effect on Capital Stock.
(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:
(i) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;
(ii) each share of Class A Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will automatically be cancelled, extinguished and converted into the right to receive cash in an amount equal to $11.75, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11), subject to applicable withholding for any required Taxes pursuant to Section 2.12; and
(iii) each share of Class A Common Stock that is owned by Parent, Merger Sub or any direct or indirect wholly-owned Subsidiary of Parent or by the Company or any direct or indirect wholly-owned

Subsidiary of the Company as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will cease to be outstanding and will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately (but without any increase in the aggregate amounts payable by Parent hereunder) to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Class A Common Stock), subdivision, consolidation, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Class A Common Stock occurring on or after the date of this Agreement and prior to the Effective Time in order to provide the same economic effect as contemplated in this Agreement prior to such change.
(c) Statutory Rights of Appraisal.
(i) Notwithstanding anything to the contrary in this Agreement, all shares of Class A Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who is entitled to exercise and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Class A Common Stock in accordance with, and in compliance with, Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL and such Dissenting Company Shares shall without any further action cease to be outstanding, be cancelled and cease to exist, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Class A Common Stock in the manner provided in Section 2.9, subject to applicable withholding for any required Taxes pursuant to Section 2.12.
(ii) The Company shall give Parent (A) prompt written notice (and in any event within one Business Day) of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions of Section 262 of the DGCL, or agree or commit to do any of the foregoing. Any amount made available to the Paying Agent to pay for Dissenting Company Shares shall be returned to Parent upon demand.
2.8 Equity Awards.
(a) Company RSUs. Parent will not assume any Company RSUs and at the Effective Time each Company RSU outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price; multiplied by (ii) the total number of shares of Class A Common Stock subject to such Company RSU (the “Company RSU Consideration”). The payment of the Company RSU Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.
(b) Company Options. Parent will not assume any Company Options and at the Effective Time each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will, by virtue of the Merger without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such

Company Option); multiplied by (ii) the total number of shares of Class A Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding anything to the contrary in this Agreement, with respect to Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes pursuant to Section 2.12.
(c) Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Company RSU Consideration owed to all holders of Company RSUs and (ii) Option Consideration owed to all holders of Company Options. As soon as practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date that is at least five Business Days following the Closing Date, the applicable holders of Company RSUs and Company Options will receive a payment from the Company or the Surviving Corporation (or applicable Subsidiary employer), through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company RSUs or Company Options that are cancelled and converted pursuant to Section 2.8(a), or Section 2.8(b), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company RSUs or Company Options pursuant to Section 2.8(a), or Section 2.8(b), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for the net amount of such payment to such holder, which check will be sent by overnight courier to such holder promptly, but in no event later than, two Business Days following the first regularly scheduled payroll date that is at least five Business Days after the Closing Date. Notwithstanding the foregoing, to the extent that any such amounts relate to a Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU that will not trigger a tax or penalty under Section 409A of the Code.
(d) Further Actions. The Company will take all action necessary to effect the cancellation of Company RSUs and Company Options upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). The Company will use its reasonable best efforts to ensure that following the Effective Time no participant in any Company Stock Plan or other Employee Plan will have any right thereto to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.
2.9 Exchange of Certificates.
(a) Paying Agent. No less than 10 Business Days prior to the Closing Date, (i) Parent and the Company shall jointly select a nationally recognized bank or trust company to act as the paying agent for the Merger (the “Paying Agent”); and (ii) Parent shall enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent.
(b) Payment Fund. At or prior to the Closing, Parent shall irrevocably deposit (or cause to be deposited) with the Paying Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Class A Common Stock pursuant to Section 2.7, an amount in cash equal to the aggregate consideration to which such holders of Class A Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) or (iv) mutual funds investing in one or more of any such assets (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Class A Common Stock as contemplated by Section 2.7.
(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record as of immediately prior to the Effective Time (other than holders of Owned Company Shares) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Class A Common Stock (other than Owned Company Shares) (the “Certificates” (if any)); or (ii) uncertificated shares of Class A Common Stock that represented outstanding shares of Class A Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) (A) in the case of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent); and (B) in the case of Certificates and Uncertificated Shares, instructions for effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Class A Common Stock represented by each such Certificate; by (y) the Per Share Price, subject to applicable withholding for any required Taxes pursuant to Section 2.12, and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Class A Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price, subject to applicable withholding for any required Taxes pursuant to Section 2.12, and the transferred Uncertificated Shares so surrendered will be cancelled. The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.
(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent shall transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Class A Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price.
(e) Transfers of Ownership. If a transfer of ownership of shares of Class A Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the reasonable satisfaction of Parent or the Paying Agent that such transfer Taxes have been paid or are otherwise not payable.
(f) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Class A Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Class A Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Class A Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.10 No Further Ownership Rights in Class A Common Stock. From and after the Effective Time, (a) all shares of Class A Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Class A Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Class A Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Class A Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the payment procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.
2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.12 Required Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any applicable state, local or non-U.S. Tax Law. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents publicly filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2018 and not less than three (3) Business Days prior to the date of this Agreement (other than any disclosures contained under the heading “Risk Factors” or included in any “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein regarding risks or uncertainties to the extent that they are similarly predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”); or (b) subject to the terms of

Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority would not have a Company Material Adverse Effect. The Company is duly qualified, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of “good standing”), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Fourth Amended and Restated By-laws of the Company (the “Bylaws”), each as amended and in full force and effect as of the date of this Agreement.
3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions have been duly and validly authorized and approved by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).
3.3 Company Board Approval; Opinion of Financial Advisory Firm; Anti-Takeover Laws.
(a) Company Board Approval. The Company Board at a meeting duly called and held has unanimously adopted resolutions that (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and the Company Stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) recommended that the Company Stockholders adopt this Agreement; and (iv) directed that this Agreement be submitted to the Company Stockholders for their adoption (collectively, the “Company Board Recommendation”).
(b) Opinion of Financial Advisory Firm. The Company Board has received the written opinion of Houlihan Lokey Capital, Inc. (the “Opinion Provider”), to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the Per Share Price to be received by the holders of shares of Class A Common Stock (other than Parent or any Affiliate of Parent, if applicable) pursuant to this Agreement is fair from a financial point of view to such holders. Such opinion has not been rescinded prior to the execution of this Agreement. A signed, true, correct and complete copy of such opinion will be made available to Parent for informational purposes only on a non-reliance basis (and after the execution and delivery by Parent of a non-reliance letter reasonably satisfactory to the Opinion Provider) promptly following receipt by the Company Board (and, in any event, within two (2) Business Days of the date hereof).
(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Board of Directors of the Company has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination,” within the meaning of Section 203 of the DGCL, shall not apply to the Company, the adoption of this Agreement or the approval of the Transactions.

3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of Class A Common Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger.
3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) require any consent or approval under, violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to, any Material Contract or Lease; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Transactions, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.
3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) the applicable requirements of NASDAQ; (iv) the receipt of such consents from, or such registrations, declarations, notices or other filings made to or with, the FCC (including any review by the Telecom Committee in connection with any FCC filing) as are required in order to effect the transfer of control of the Communications Licenses granted to the Company or any Company Subsidiary or as are otherwise necessary to consummate the Merger and the other transactions contemplated hereby (the “FCC Consents”); (v) the receipt of such consents from, or such registrations, declarations, notices or filings made to or with, the State PSCs as are required in order to effect the transfer of control of the Communications Licenses granted to the Company or any Company Subsidiary or as are otherwise necessary to consummate the Merger and the other transactions contemplated hereby (the “PSC Consents”); (vi) the receipt of such consents from, or such registrations, declarations, notices or filings made to or with, governments of counties, municipalities and any other subdivisions of a United States state (collectively, “Localities”) in connection with the provision of telecommunication and media services as are required in connection with the Transactions (the “Local Consents”); and (vii) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.
3.7 Company Capitalization.
(a) Capital Stock. The authorized capital stock of the Company consists of (i) 10,000,000 shares of Class A Common Stock; and (ii) 250,000 shares of Class B Common Stock. As of the close of business on July 24, 2020 (such time and date, the “Capitalization Date”), (A) 3,421,794 shares of Class A Common Stock were issued and outstanding; (B) no shares of Class B Common Stock were issued and outstanding; and (C) no shares of Class A Common Stock or Class B Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Class A Common Stock are validly issued, fully paid, nonassessable and free of any preemptive or similar right, purchase option, call or right of first refusal or similar right.
(b) Stock Reservation. As of the Capitalization Date, the maximum number of shares of Class A Common Stock that may be issued pursuant to the Company Stock Plans is 250,000, plus any shares of Class A Common Stock that were subject to awards granted under the Company’s 2014 Stock Incentive Plan and that cease to be subject to such awards by forfeiture or otherwise after the effective date of the Company’s 2018 Stock Incentive Plan as of May 10, 2018, which represent, in the aggregate, a maximum of 31,557 shares of Class A Common Stock. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 114,250 shares of Class A Common Stock; and (ii) 18,978 shares of Class A Common Stock subject to outstanding Company RSUs (assuming the achievement of all applicable performance goals at the highest relevant performance levels and the full vesting of such Company RSUs). From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued, reserved for issuance or granted any Company Securities (as defined below), other than pursuant to the exercise of Company Options or the vesting and settlement of Company RSUs, in each case, which were granted prior to the date of this Agreement and outstanding as of the Capitalization Date and disclosed in the prior sentence, in accordance with their terms. Section 3.7(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, an accurate and complete list of each outstanding Company Option and Company RSU and, with respect to each, (i) the date of grant and (ii) the exercise or purchase price thereof, if applicable.
(c) Company Securities. Except as set forth in Section 3.7(a) or Section 3.7(b), as of the Capitalization Date, there were (i) no outstanding or authorized shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted stock, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Class A Common Stock, the “Company Securities”); (vi) except for this Agreement and the Voting Agreement, no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that (A) obligates it to repurchase, redeem or otherwise acquire any Company Securities or (B) to provide any funds to or make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in or assume any liability with respect to (x) any Subsidiary of the Company that is not wholly owned by the Company or (y) any other Person. There are no accrued and unpaid dividends with respect to any outstanding shares of Class A Common Stock. The Company is not party to a stockholder rights agreement and does not have a stockholder rights plan, “poison pill” or other similar antitakeover agreement or plan in effect, and the Company Board has not adopted or authorized the adoption of such an agreement or plan
(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.
3.8 Subsidiaries.
(a) Each of the Subsidiaries of the Company (the “Company Subsidiaries”) (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in each case, as would not have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.
(b) Section 3.8 (b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) each Subsidiary of the Company, the jurisdiction of organization or formation and tax classification of each such Subsidiary and the ownership interest of the Company in each such Subsidiary and (ii) any other Person in which the Company or any Subsidiary of the Company owns any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of. Other than as disclosed in Section 3.8 (b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock, other voting securities or other equity interests of each Subsidiary of the Company free and clear of all liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights or similar right, purchase option, call or right of first refusal or similar right in favor of any Person other than the Company or a Subsidiary of the Company. There are no other securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or options or other rights to acquire from such Subsidiary, and no obligation of such Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the such Subsidiary. No Subsidiary of the Company owns any shares of capital stock or other Securities of the Company.
3.9 Company SEC Reports.
(a) Since January 1, 2018, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (such forms, reports and documents filed on or after January 1, 2018, the “Company SEC Reports”). Each Company SEC Report complied, as of the date it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), in all material respects with the applicable requirements of the applicable Laws, including the Exchange Act, in effect on the date that such Company SEC Report was filed. As of the date it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.
(b) None of the Company SEC Reports is the subject of any unresolved or outstanding SEC comment nor, to the Knowledge of the Company, is the subject of ongoing SEC review. There has been no material correspondence between the SEC and the Company since January 1, 2018 that is not set forth in the Company SEC Reports or that has not otherwise been disclosed to Parent prior to the date hereof.
3.10 Company Financial Statements; Internal Controls.
(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with, or incorporated by reference in, the Company SEC Reports (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q under the Exchange Act with respect to any financial statements filed on Form 10-Q under the Exchange Act); (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments); and (iii) as of their respective filing dates with the SEC (if amended, as of the date of the last such amendment, with respect to the consolidated financial statements that are or amended or restated

therein), complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC. Since January 1, 2018, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto. Since January 1, 2018, neither the Company nor any Company representative has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.
(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are effective in providing reasonable assurance that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and such assessment concluded that such system was effective. Since January 1, 2018, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company is, and has been since January 1, 2018, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers of the Company prohibited by Section 402 of the Sarbanes-Oxley Act.
(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has not identified any (i) material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) fraud or allegation of fraud, whether or not material, that involves (or involved) the Company’s management or other employees who have (or had) a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.
3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020; (b) expressly arising pursuant to this Agreement or incurred in connection with the Transactions; (c) incurred in the ordinary course of business since March 31, 2020 (other than liabilities with respect to the breach of any Contract by the Company or any of its Subsidiaries); or (d) that would not have a Company Material Adverse Effect.
3.12 Absence of Certain Changes. Since the date of the Audited Company Balance Sheet through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, except as contemplated by this Agreement (b) the Company has not taken any action that, if taken or proposed to be taken after the date hereof, would be prohibited by Section 5.2 and (c) there has not been any Effect that, individually or taken together with all other Effects, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.13 Material Contracts.
(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to or by which the Company or any of its Subsidiaries is a party or is bound (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract). The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.
(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid, binding and enforceable on the Company or each Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default, or has received notice of breach of or default, pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.
3.14 Suppliers and Customers. Section 3.14(a) of the Company Disclosure Letter sets forth the suppliers of the Company and its Subsidiaries to whom the Company and its Subsidiaries have paid more than $300,000 during the 12 months prior to the date hereof (the “Material Suppliers”). To the Knowledge of the Company, since January 1, 2019, no Material Supplier has (a) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries; or (b) decreased materially, or threatened in writing to decrease materially or limit materially, the amount of business that any such Material Supplier presently engages in or presently conducts with the Company and its Subsidiaries in the ordinary course of business. Section 3.14(b) of the Company Disclosure Letter sets forth the top twenty (20) customers of the Company and its Subsidiaries (based on total revenue received by the Company and its Subsidiaries from such customers during the 12 months prior to the date hereof) (the “Material Customers”). To the Knowledge of the Company, since January 1, 2019, no Material Customer has (a) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries; or (b) decreased materially, or threatened in writing to decrease materially or limit materially, the amount of business that any such Material Customer presently engages in or presently conducts with the Company and its Subsidiaries in the ordinary course of business.
3.15 Real Property.
(a) Section 3.15(a) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each parcel of real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or its applicable Subsidiary has good and marketable fee simple title to all Owned Real Property, subject only to any Permitted Liens.
(b) Section 3.15(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing material leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens); (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Lease and (iii) there are no material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy in excess of 2,000 square feet of the Leased Real Property.
3.16 Environmental Matters. Since January 1, 2018, except for any noncompliance that would not have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws, (b) neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law, (c) neither the Company nor any of its Subsidiaries has released any Hazardous Substances in violation of or in a manner which could reasonably be expected to result in material liability pursuant to any applicable Environmental Law and (d) neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any liability for any investigation, cleanup, removal or remediation of or exposure to any Hazardous Substances pursuant to any Environmental Law.
3.17 Intellectual Property.
(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been filed in the name of, or issued or registered except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices and (ii) unless otherwise specified in Section 3.17(a) of the Company Disclosure Letter, the material Company Registered Intellectual Property listed therein is subsisting and, if registered, to the Knowledge of the Company, is valid and enforceable.
(b) Except as would not have a Company Material Adverse Effect, the Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all Company Intellectual Property used in their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.17(b) shall not constitute or be deemed or construed as any representation or warranty with respect to any infringement, misappropriation or violation of any Company Intellectual Property, which is exclusively addressed in Section 3.17(d).
(c) Except as would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no pending (or since January 1, 2018, to the Knowledge of the Company, threatened) claims by any Person (i) alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or (ii) challenging the ownership, validity or enforceability of any Company Intellectual Property, and in each case of (i) and (ii), and, to the Knowledge of the Company, there is no existing fact or circumstance that would give rise to any such claim.
(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2018, (i) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or violated any Intellectual Property of any Person and (ii) to the Knowledge of the Company, no Person has infringed, misappropriated or violated any Company Intellectual Property.
(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) to the Knowledge of the Company, the computer systems owned and used by the Company and its Subsidiaries are free from bugs and other defects and do not contain any “virus”, “worm”, “spyware” or other malicious software and (ii) to the Knowledge of the Company, there has been no material failure of the computer systems owned and used by the Company and its Subsidiaries since January 1, 2018.
(f) The Company and its Subsidiaries (i) maintain a privacy policy that is posted on a public-facing website owned by the Company or one of its Subsidiaries, (ii) take commercially reasonable measures to protect the security of the computer systems owned and used by the Company or any of its Subsidiaries and the Company Intellectual Property, including the confidentiality of the material Trade Secrets owned by the Company or any of its Subsidiaries and (iii) comply in all material respects with their respective internal written policies regarding the collection, use and disclosure of personally identifiable information. The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Laws applicable to the Company or its Subsidiaries with respect to the processing of credit card information, including the Payment Card Industry Data Security Standards.
(g) Except as would not reasonably be expected to be material to the Company, (i) the Company and its Subsidiaries have complied with all applicable privacy and data protection Laws applicable to their respective businesses; and (ii) no written notices have been received by, and no written claims have been asserted by any third Person (including any Governmental Authority) against, the Company or any of its Subsidiaries, alleging any violation of any privacy or data protection Laws and, to the Knowledge of the Company, there is no existing fact or circumstance that would give rise to any such claim.
3.18 Tax Matters.
(a) The Company and each of its Subsidiaries have timely filed or have caused to be timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by any of them and each such Tax Return is true, correct and complete in all material respects.
(b) The Company and each of its Subsidiaries have paid, have caused to be paid, or have adequately reserved (in accordance with GAAP) for the payment of, all material Taxes that are required to be paid by any of them, whether or not shown on any Tax Return.
(c) The Company and each of its Subsidiaries have withheld with respect to their employees, independent contractors, shareholders, creditors and all other third parties all material Taxes required to be withheld, and all such withheld Taxes have been either (i) duly and timely paid to the appropriate Governmental Authority or (ii) properly set aside in accounts for such purpose and will be duly and timely paid to the appropriate Governmental Authority. The Company and its Subsidiaries have adequately reserved, in accordance with GAAP, for the payment of all material withholding Taxes the payment of which has been deferred pursuant to Section 2302 of the CARES Act.
(d) No material audits or other examinations, or any contest or proceeding, with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any material claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries, and no request for any such waiver or extension is currently pending. No claim has been made by a Governmental Authority in any jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that either the Company or any of its Subsidiaries is or may be subject to material taxation by, or is required to file any Tax Return in, such jurisdiction, which claim has not been fully resolved.
(e) No Governmental Authority has asserted in writing any material deficiency or material claim for Taxes or any material adjustment to Taxes with respect to which the Company or any of its Subsidiaries may be liable which has not been adequately reserved (in accordance with GAAP), fully paid, or finally settled. There are no Liens for Taxes, other than Permitted Liens, on the assets of the Company or any of its Subsidiaries.
(f) Neither the Company nor any of its Subsidiaries (i) has engaged in a “listed transaction” described in Treasury Regulation § 1.6011-4(b)(2), or any analogous provision of state, local or non-U.S. Tax Law; (ii) has entered into a material closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or non-U.S. Tax Law; or (iii) has requested, or is subject to, any private letter ruling of the IRS or a comparable ruling of any other Governmental Authority.
(g) Neither the Company nor any of its Subsidiaries (i) is a party to, bound by, or has any liability under, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business and the primary purpose of which is unrelated to Taxes, or any agreement solely among the Company and its Subsidiaries (or a subset thereof); or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, or otherwise by operation of Law.
(h) In the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(i) Neither the Company nor any of its Subsidiaries will be required to (i) include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of Section 481 of the Code or (ii) include any amount in taxable income, or pay any tax liability, in any taxable period (or portion thereof) ending after the Closing Date as a result of the application of Section 965 of the Code (including by virtue of an election under Section 965(h) of the Code).
3.19 Employee Plans.
(a) Employee Plans. Section 3.19(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all (i) “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) other employment, consulting, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, retention, change of control, fringe, welfare or other similar employee benefit plans, programs, Contracts, policies or binding arrangements maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former officer, employee, director or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, except for any benefit or compensation plan or arrangement maintained, or required to be maintained, by a Governmental Authority (clauses (i) and (ii) collectively, the “Employee Plans”). With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent (A) true and complete copies of the current plan document (or, in the case of any unwritten Employee Plans, written descriptions thereof), including any amendments thereto (B) and copies of (i) the most recent annual report on IRS Form 5500 filed with the United States Department of Labor, including all schedules thereto; (ii) the most recent determination letter or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the most recent summary plan description; (iv) any related trust agreement or other funding arrangement currently in effect; (v) the most recent withdrawal liability estimate for any Employee Plan; and (vi) any notices to or from the IRS or any office or representative of the United States Department of Labor or any Governmental Authority since January 1, 2017, relating to any compliance issues in respect of any such Employee Plan.
(b) Absence of Certain Plans. Neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, contributes to or has any liability in respect of, or has in the past six (6) years maintained, sponsored, participated in, contributed to, or had any liability in respect of (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA; (ii) a plan (including a Multiple Employer Plan) subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), nor does the Company or any of its Subsidiaries have, or in the past six (6) years had, any liability with respect to such plans resulting from any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b) or (c) of the Code (an “ERISA Affiliate”).
(c) Compliance. With respect to each Employee Plan (other than any Employee Plan that is a Multiple Employer Plan), such Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. With respect to each Multiple Employer Plan, to the Knowledge of the Company, such Multiple Employer Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Laws, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualification and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter or opinion letter that would reasonably be expected to cause the loss of such qualification.
(d) Employee Plan Legal Proceedings. Since January 1, 2017, the Company has received no notice that there are Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits, except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries . To the Knowledge of the Company, no individual has been improperly excluded from participation in any Company Employee Benefit Plan that has resulted in, or could reasonably be expected to result in, a material liability to the Company or its Subsidiaries.
(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers or employees has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan.
(f) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits to any person, except pursuant to Section 4980B of the Code or any other Law.
(g) Transaction Payments; Section 280G. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in or cause (i) the accelerated vesting, funding or delivery of, or increase the amount of, any compensation, payment or benefit to any current or former officer, employee, director or independent contractor of the Company or any of its Subsidiaries, (ii) the payment of severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (iii) any contributions or payments to fund any obligations under any Employee Plans, or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any Employee Plan, (iv) any limitation or restriction to the right to amend, terminate or transfer the assets of any Employee Plan, (v) any forgiveness of indebtedness under any Employee Plan or (vi) the payment of any amount that would, individually or in combination with any other such payment, would be characterized as a parachute payment within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation or commitment to “gross up” or otherwise compensate, indemnify or reimburse any Person with respect to Taxes under Section 409A or 4999 of the Code or any similar provision under applicable local Law.
3.20 Labor Matters.
(a) Union Activities. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor union contract (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no pending labor organizing activities with respect to any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Collective Bargaining Agreement is currently being negotiated by the Company or any of its Subsidiaries. There is no material strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries.
(b) Compliance. The Company and its Subsidiaries are in material compliance with all Labor Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in a material Liability, (i) all individuals classified and treated by the Company or any of its Subsidiaries as consultants, temporary workers, leased employees or independent contractors, on a full-time or part-time basis, are properly classified and treated as such under all applicable Laws; and (ii) all employees of the Company or any of its Subsidiaries characterized and treated as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as such.
(c) Immigration Compliance. Except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to result in a material Liability, the Company and all of its subsidiaries maintain valid and properly prepared Form I-9s for (i) all persons currently employed, regardless of their date of hire, (ii) all persons whose employment was terminated during the last year, regardless of their date of hire, and (iii) all persons first employed for any length of time during the last three years, whether or not they are currently employed. To the Knowledge of the Company, all employees of the Company and its Subsidiaries are authorized by Law to work in the United States, and neither the Company nor its Subsidiaries have any reports or information to indicate otherwise.

(d) No Harassment Issues. Within the past three (3) years, (i) neither the Company nor any of its Subsidiaries has entered into a settlement agreement with any employee resolving allegations of sexual harassment by either an officer or an employee of the Company or any of its Subsidiaries, and (ii) there have not been any actions pending or, to the Knowledge of the Company, threatened, against or related to the Company or any of its Subsidiaries, in each case, involving allegations of sexual harassment by any employee of the Company or its subsidiaries in a managerial or executive position.
(e) Senior Management. No senior management employee of the Company or any of its Subsidiaries has given written notice to the Company or one of its Subsidiaries that such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.
(f) WARN. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act in the United States or any similar Law in any other jurisdiction (“WARN Act”)) with respect to the Company or any of its Subsidiaries within the past six months. Neither the Company nor any of its Subsidiaries has incurred any liability under the WARN Act that remains unsatisfied.
3.21 Licenses. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Licenses”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries comply with the terms of all Licenses, and no suspension or cancellation of any of the Licenses is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.
3.22 Compliance with Laws. Since January 1, 2018, the Company and each of its Subsidiaries is in compliance with and not in conflict with, or in default or violation of, all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not have a Company Material Adverse Effect. Since January 1, 2018, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Authority regarding any actual or alleged failure to comply with any Law, except as would not have a Company Material Adverse Effect.
3.23 Legal Proceedings; Orders.
(a) No Legal Proceedings. Since January 1, 2018, there have not been, any Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of their respective properties or assets, except as would not have a Company Material Adverse Effect. There are no settlements of any Legal Proceedings to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound that are material to the Company and its Subsidiaries, taken as a whole, and under which the Company or any of its Subsidiaries have material continuing obligations. Since January 1, 2018, (i) no allegations of sexual harassment have been made against any current or former director, officer or employee of the Company or any of its Subsidiaries at or above the vice president or equivalent level, and (ii) neither the Company nor any of the Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any current or former director, officer or employee of the Company or any of its Subsidiaries at or above the vice president or equivalent level.
(b) No Orders. Except as would not have a Company Material Adverse Effect, since January 1, 2018, neither the Company nor any of its Subsidiaries is, or has been, subject to any order that would prevent or delay the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement. There are no SEC inquiries, investigations or reviews, other inquiries or investigations or review by any Governmental Authority or internal investigations or reviews pending or, to the knowledge of the Company, threatened, with respect to the Company or any of its Subsidiaries or any of their respective Company assets, except for those that would not have a Company Material Adverse Effect.
3.24 Insurance. The Company and its Subsidiaries have all material policies of insurance and fidelity bonds covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries (the “Insurance Policies”). Section 3.24 of the Company Disclosure Letter sets forth a true, correct and complete list of, and the Company has made available to Parent the Insurance Policies. All of the Insurance Policies or renewals thereof are in full force and effect, the Company and its Subsidiaries are in compliance with the terms of such Insurance Policies and no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect. There is no claim by the Company or any Subsidiary of the Company pending under any Insurance Policies that has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business, except as would not have a Company Material Adverse Effect.
3.25 Related Person Transactions. Except for compensation, benefit or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders (a “Related Person Contract”). To the Company’s Knowledge, any such Related Person Contract, as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or its Subsidiaries in a similar transaction with an unaffiliated third party. No counterparty to a Related Person Contract owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any vendor or other independent contractor of the Company or any of its Subsidiaries, or any Person that has a Contract with the Company or any of its Subsidiaries.
3.26 Brokers. Except for the Opinion Provider and Lazard Middle Market LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of any of the Transactions. The Company has made available to Parent a true, correct and complete copy of all Contracts pursuant to which the Opinion Provider, Lazard Middle Market LLC or any other Person in entitled to any fee, commission or expenses in connection with the Transactions. Section 3.26 of the Company Disclosure Letter sets forth a good faith estimate, as of the date of this Agreement, of all brokerage, finders’, advisory or similar fees and expenses incurred or payable, or to be incurred or payable, by the Company or the Company Subsidiaries in connection with this Agreement and the consummation of the Transactions.
3.27 Anti-Corruption Compliance. Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any officer, director or employee of the Company or its Subsidiaries has, since January 1, 2018, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity or Persons; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) violated or is in violation of applicable the United States Foreign Corrupt Practices Act or any other applicable anti-corruption Laws.
3.28 Regulatory Matters.
(a) Except for such Licenses the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have obtained all Communications Licenses necessary (i) to conduct their businesses as presently conducted and (ii) to place, keep or otherwise locate the Network in or on public property owned or otherwise held by a municipality or other Government Authority.
(b) Each Communications License granted to the Company or any of its Subsidiaries is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure thereof to be in full force and effect, or the suspension, revocation, cancellation or modification thereof, would not, individually or in the aggregate, have a Company Material Adverse Effect. No Communications License granted to the Company or any of its Subsidiaries is subject to (A) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or would not have, individually or in the aggregate, a Company Material Adverse Effect, (B) any pending proceeding by or before a Governmental Authority to suspend, revoke or cancel such Communications License, or any judicial review of a decision by a Governmental Authority with respect thereto, unless such pending proceeding or judicial review would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, there has not been any event, condition or circumstance that would preclude any Communications License granted to the Company or any of its Subsidiaries from being renewed in the ordinary course (to the extent that such Communications License is renewable by its terms), except where the failure thereof to be renewed would not be material to the business of the Company.
(c) Since January 1, 2015, the holder of each Communications License granted to the Company or any of its Subsidiaries has been in compliance with such Communications License and has fulfilled and performed all of its obligations with respect thereto and the Communications Laws, including (x) all reports, notifications and applications required under any applicable Communications Law and (y) the payment of all regulatory fees, assessments and contributions, except (A) for exemptions, waivers or similar concessions or allowances under the Communications Laws, and (B) where such failure of such licensee to be in compliance, fulfill or perform its obligations or pay such fees or contributions would not, individually or in the aggregate, have a Company Material Adverse Effect.
(d) Section 3.28(d) of the Company Disclosure Letter contains a correct and complete list of all Communications Licenses granted to the Company or any of its Subsidiaries, together with the name of the entity holding such Communications License.
(e) Without limiting the foregoing or Section 3.18, since January 1, 2015, the Company and its Subsidiaries have filed all required Universal Service Fund reports and all such filings were, when made, true, correct and complete and in accordance with existing precedent of the relevant Governmental Authority. At the Closing, the Company and its Subsidiaries shall have paid all federal and state Universal Service Contributions billed by Fund Administrators and due and payable prior to the Closing Date. At the Closing, the Company and its Subsidiaries shall have filed all forms that were due on or prior to the Closing Date, and retained all supporting documentation, necessary for the Fund Administrators to calculate its Universal Service Contributions. Where such forms are not due to be filed until after the Closing Date, the Company and its Subsidiaries shall also have compiled and retained all documentation needed to file any forms necessary for the Fund Administrators to calculate Universal Service Contributions for the period prior to the Closing Date. Except as would not have a Company Material Adverse Effect, (i) since January 1, 2017, none of the Company and its Subsidiaries has been the subject of any enforcement, Action, fine, penalty or interest related to Universal Service Subsidies or Universal Service Contributions and, to the Knowledge of the Company, no such enforcement, Action, fine, penalty or interests is threatened, (ii) there is no audit, examination or similar proceeding currently in progress or pending with respect to Universal Service Subsidies or Universal Service Contributions of the Company and its Subsidiaries and (iii) none of the Company or any of its Subsidiaries has received any written or, to the Knowledge of the Company, other notice indicating any intent to open an audit (or other review) or request for information related to Universal Service Subsidies or Universal Service Contributions from any Fund Administrator or other Governmental Authority.
(f) Without limiting the foregoing, since January 1, 2017, the Company and its Subsidiaries have been in compliance in all material respects with (i) the FCC’s requirements for receipt of CAF-ICC, Connect America Fund Broadband Loop Support (“CAF-BLS”), Universal Service High Cost Loop (“USF HCL”), Alternative Connect America Model I (“A-CAM”), Revised Alternative Connect America Model I (“Revised A-CAM I”) and Alternative Connect America Model II (“A-CAM II”) funding including but not limited to meeting all broadband deployment milestones applicable to the Company and its Subsidiaries, (ii) the requirements for receipt of funding from the Alabama Transition Service Fund and Alabama Broadband Accessibility Fund, and (iii) the requirements for receipt of funding from the Maine Universal Service Fund.

3.29 Retransmission Consent and Must-Carry; Rate Regulation; Copyright Compliance. Except in each case as would not have a Company Material Adverse Effect:
(a) Each station carried on each System is carried pursuant to a retransmission consent agreement, “must-carry” election or other Programming Agreement. Since January 1, 2017, the Company and its Subsidiaries have complied with the must carry, retransmission consent, and commercial leased access provisions of the Cable Act. Since January 1, 2017, the Company and its Subsidiaries have not received any notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and the Company and its Subsidiaries have not agreed with any Governmental Authority to establish customer service standards that exceed the standards in the Cable Act.
(b) Other than with respect to must-carry obligations, since January 1, 2017, no written notices or demands have been received from the FCC or from any television station or from any other Person or Governmental Authority (i) challenging the right of any System to carry any television broadcast station or deliver the same or (ii) claiming that any System failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act.
(c) Each System is in compliance in with the provisions of the Cable Act relating to the rates and other fees charged to subscribers of the System. The Company and its Subsidiaries have established rates charged to subscribers that are allowable under the Cable Act and any authoritative interpretation thereof, to the extent such rates are subject to regulation by any Governmental Authority, including any local franchising authority and the FCC.
(d) The Company and its Subsidiaries have, in the past three years, complied with, and each System is in compliance with, the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the Copyright Act and the rules and regulations of the U.S. Copyright Office, the Register of Copyrights and the Copyright Royalty Tribunal and the Cable Act.
(e) Since January 1, 2017, the Company and its Subsidiaries have filed with the U.S. Copyright Office all statements of account and other documents and instruments and has paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to each System as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act. Since January 1, 2017, the Company and its Subsidiaries have not been notified or otherwise advised of any inquiry, claim, action or demand pending before the U.S. Copyright Office or any other Person that questions the copyright filings or payments made by the Company and its Subsidiaries with respect to the Systems. The Company and its Subsidiaries have made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the U.S. Copyright Office.
3.30 Network Facilities. Except in each case as would not have a Company Material Adverse Effect:
(a) The Company has made available to Parent the file described on Section 3.30(a) of the Company Disclosure Letter, which file sets forth, as of the date hereof, maps maintained by each Company or its Subsidiaries showing the route and location of the Network Cable which comprises the Network of the Company and its Subsidiaries (the “Network Facilities Maps”) including: (i) the routes and locations of all fiber optic lines and other cabling owned by the Company and its Subsidiaries; (ii) the routes and locations of all fiber optic lines and other cabling that the Company and its Subsidiaries leases or obtains from others; (iii) the number and location of all regeneration sites in the Network and (iv) locations (transmitting and receiving) of wireless facilities in the Network of the Company and its Subsidiaries. The Network Facilities Maps are complete and accurate in all material respects. The Company and its Subsidiaries have good title or valid rights of use over all Network Cables.
(b) The Network is in good working condition, subject to ordinary wear and tear.
(c) During the past two (2) years, neither Company nor its Subsidiaries has been obligated to make any material payments to any customers for failure to satisfy applicable “Service Level Agreements” with the customers of any Company or its Subsidiaries.

(d) The Company and its Subsidiaries have good and valid title to or otherwise have the right to use, and have adequate rights of access to, all material items and equipment used to operate and maintain the Network and such items and equipment are in good operating condition and repair, subject to normal wear and tear.
3.31 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or any of its Subsidiaries for inclusion in the Proxy Statement or any Other Required Company Filing will not, at the time the Proxy Statement or such Other Required Company Filing is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to the information supplied by Parent, Merger Sub or the Opinion Provider for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.
3.32 Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and other than in the case of Fraud:
(i) neither Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective businesses, operations or otherwise in connection with this Agreement or the Transactions;
(ii) no Person has been authorized by Parent, Merger Sub, any of their respective Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Parent, Merger Sub, any of their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives as having been authorized by Parent, Merger Sub, any of their respective Subsidiaries or any of their respective Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by the Parent and Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and Parent and Merger Sub hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives, in connection with presentations by the management of Parent or Merger Sub or any of their respective Affiliates or Representatives or in any other forum or setting; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1 Organization; Good Standing.
(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the Organizational Documents of Parent and Merger Sub, as applicable, each as amended and in full force and effect as of the date of this Agreement. Neither Parent nor Merger Sub is in violation of its Organizational Documents except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Transactions have been duly and validly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).
4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) require any consent or approval under, violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) the applicable requirements of NASDAQ; (iv) the FCC Consents; (v) the PSC Consents; (vi) the Local Consents; and (vii) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.5 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent, Merger Sub or any of their respective properties or assets that would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.6 Ownership of Class A Common Stock. As of the date of this Agreement, Parent, Merger Sub and their respective directors, officers, general partners and Affiliates and, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) own (directly or indirectly, beneficially or of record) zero shares of Class A Common Stock and (ii) have the right to acquire zero shares of Class A Common Stock.
4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of any of the Transactions.
4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters, the Guarantee and this Agreement or those incident to their formation or incurred in connection with this Agreement and the Transactions. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.
4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub that is necessary pursuant to applicable Law or its Organizational Documents to approve this Agreement and consummate the Merger.
4.10 Guarantee. Concurrently with the execution and delivery of this Agreement, Guarantors have delivered to the Company a true, correct and complete copy of the Guarantee, duly executed by Guarantors in favor of the Company. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantors, enforceable against them in accordance with its terms, except as such enforceability

(a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (b) is subject to general principles of equity. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default, breach or failure to satisfy a condition on the part of Guarantors under the Guarantee.
4.11 Financing.
(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) a duly executed equity commitment letter, dated as of the date of this Agreement, between Parent and Guarantors (the “Equity Commitment Letter”) pursuant to which Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Equity Financing”); and (ii) duly executed debt commitment letters, dated as of the date of this Agreement, among Parent, Merger Sub and the Financing Sources thereto (including all exhibits, schedules and annexes thereto, as may be amended or modified in accordance with the terms hereof and thereof, the “Debt Commitment Letters” and, together with the Equity Commitment Letter and the Fee Letters, the “Financing Letters”) and any other agreements related thereto, pursuant to which the Financing Sources thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (including the repayment, prepayment or discharge of certain outstanding Indebtedness of the Company and its Subsidiaries as specified therein) (together with any Alternate Debt Financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be redacted so long as no redaction covers terms that would adversely affect the amount, timing, conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof; and (B) Parent and Guarantors have waived any defenses to the enforceability of such third party beneficiary rights.
(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified, except as permitted by the Financing Letters and disclosed in writing to the Company; (ii) no such amendment or modification is contemplated, except as contemplated by the Financing Letters; and (iii) the respective commitments contained in the Financing Letters have not been withdrawn, terminated or rescinded in any respect by Parent, Merger Sub and any of their respective Affiliates, or to the knowledge of Parent, Merger Sub and any of their respective Affiliates, any other party thereto, and no such withdrawal, termination or rescission is contemplated by Parent, Merger Sub and any of their respective Affiliates, or to the knowledge of Parent, Merger Sub and any of their respective Affiliates, by any other party thereto. As of the date of this Agreement, there are no other Contracts, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the Financing which have not been disclosed to the Company and that could (A) affect the conditionality or availability of the Financing or reduce the aggregate principal amount of the Financing below the amount required to pay the Required Amount (as defined below) on the Closing Date, (B) materially delay or prevent the Closing, (C) make the funding of the Debt Financing or the Equity Financing less likely to occur or (D) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Letters.
(c) Sufficiency of Financing. Assuming, (A) the Financing is funded in accordance with the Financing Letters, (B) the accuracy in all material respects of the Company’s representations and warranties set forth in Article III of this Agreement and (C) the performance by the Company of the covenants and agreements contained in this Agreement, the aggregate proceeds contemplated to be provided by the Financing Letters will be sufficient to (i) make all payments contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of, and interest on, certain outstanding Indebtedness of the Company or any of its Subsidiaries as specified in the Debt Commitment Letters; and (iii) pay all fees and expenses required to be paid in connection with the consummation of the Transactions, including those required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing (the “Required Amount”).

(d) Validity. The Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect with respect to, and constitute the legal, valid and binding obligations of, Parent, Merger Sub and, to the knowledge of Parent, the other parties thereto (including, with respect to the Equity Commitment Letter, Guarantors), as applicable, enforceable against Parent, Merger Sub and, to the knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. Other than as expressly set forth in the Financing Letters, there are no conditions precedent or other contingencies (express or implied) related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Guarantors, Parent, Merger Sub or any of their respective Affiliates is a party. Neither Parent, nor to the knowledge of Parent, any of the other parties thereto, is in violation or breach of any of the terms or conditions set forth in the Financing Letters, and as of the date of this Agreement, to the knowledge of Parent, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or failure to satisfy a condition precedent set forth in the Financing Letters, or (B) result in any portion of the Financing being unavailable on the Closing Date, assuming the conditions to the Financing are satisfied. As of the date of this Agreement, Parent has no reason to believe that (1) it will be unable to satisfy on a timely basis any term or condition set forth in the Financing Letters or this Agreement to the funding of the full amount of the Financing to be satisfied by it, or (2) the full amount of the Financing will not be available on the Closing Date in order to fund the Transactions. No party to any Financing Letter has notified Parent of its intention to terminate any of the commitments set forth in the Financing Letters or not to provide the Financing, and no termination of any commitment set forth in the Financing Letters is contemplated by Parent. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters, and Parent and Merger Sub shall, directly or indirectly, continue to pay in full any such fees and amounts required to be paid as and when they become due and payable on or prior to the Closing Date.
4.12 No Exclusive Arrangements. None of Guarantors, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Transactions.
4.13 No Stockholder or Management Arrangements. Other than with respect to this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Transactions; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Class A Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Class A Common Stock; (ii) any holder of Class A Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person other than Guarantors have agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger, in each case other than pursuant to the Voting Agreement.
4.14 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), assuming the accuracy and completeness of the representations and warranties of the Company in Article III, (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will, as a whole, exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its

Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature.
4.15 Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and other than in the case of Fraud:
(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions;
(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
4.16 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement or any Other Required Company Filing will not, at the time the Proxy Statement or such Other Required Company Filing is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1 Affirmative Obligations of the Company Pending the Merger. Except as (a) expressly required by this Agreement; (b) expressly set forth in Section 5.1 of the Company Disclosure Letter; (c) required by applicable Law; or (d) approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use its respective reasonable best efforts to (i) conduct its business and operations in all material respects in the ordinary course of business; and (ii) comply in all material respects with applicable law and (iii) preserve intact, in all material respects, its business organization and existing relationships with customers, suppliers, Governmental Authorities and other Persons with which it has business relations or regulator relations; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed by any provision of Section 5.2 will be deemed to be a breach of this Section 5.1 unless such action would constitute a breach of the relevant provision of Section 5.2.
5.2 Forbearance Covenants of the Company Pending the Merger. In addition to and without limiting the generality of Section 5.1, except (i) as expressly set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed); (iii) as required by applicable Law, or (iv) as expressly required by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall use its reasonable best efforts not to (and shall cause of each its Subsidiaries to use its respective reasonable best efforts not to):
(a) amend, waive or otherwise modify the Charter, the Bylaws or any Organizational Document;
(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(c) issue, sell, deliver, pledge, encumber, dispose of or agree or commit to issue, sell, deliver, pledge, encumber or dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except as required by Contracts in effect on the date of this Agreement or as contemplated by Section 5.2(g) or Section 6.11;
(d) directly or indirectly acquire, repurchase or redeem any Company Securities, except for (1) repurchases of Company Securities pursuant to the terms and conditions of and to the extent contractually required by Company RSUs or Company Options (including pursuant to any net settlement feature provided for in the applicable award agreement), or (2) transactions between the Company and any of its direct or indirect Subsidiaries;
(e) (1) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (2) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (3) pledge or encumber any shares of its capital stock or other equity or voting interest; or (4) modify the terms of any shares of its capital stock or other equity or voting interest;
(f) (1) incur, assume or suffer any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (A) for trade payables incurred in the ordinary course of business; (B) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; (C) pursuant to the Credit Agreement; (D) any refinancing, extension, renewal or replacement of any outstanding Indebtedness of the Company; or (E) hedging in compliance with the hedging strategy of the Company in the ordinary course of business; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (3) make any material loans, advances or capital contributions to, or investments in, any other Person, except for (A) extensions of credit to customers and (B) advances to directors, officers and other employees, in each case in the ordinary course of business; or (4) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens), except for mortgages and pledges granted under any Indebtedness of the Company outstanding as of the date of this Agreement that are expressly required to be granted pursuant to the terms of such Indebtedness;

(g) except as required by applicable Law in accordance with the terms of any Employee Plan or to comply with Section 2.8 of this Agreement, (1) and except in conjunction with (i) any hire of employees, directors or independent contractors in the ordinary course of business other than any hires described in clause (3) below, (ii) any promotions and changes in job position or status in the ordinary course of business, or (iii) the annual renewal of, or plan design changes with respect to, Employee Plans that provide health or other welfare benefits or retirement benefits made in the ordinary course of business and do not result in a material increase in cost to the Company and its Subsidiaries, enter into, adopt, modify, or terminate any Employee Plan or plan, agreement or arrangement that would constitute an Employee Plan if in effect as of the date of this Agreement; (2) increase the compensation or benefits (including, without limitation, by increasing the annual base salary or by granting any one-time bonus awards) of any director, officer or employee whose total annual base salary exceeds, or would exceed, $150,000; (3) hire as an employee, director, or independent contractor of the Company or any of its Subsidiaries or terminate (other than for “cause”) any current officer, director, independent contractor or employee of the Company or any of its Subsidiaries, whose total base salary exceeds, or would exceed $150,000; (4) waive or materially amend any restrictive covenant entered into by any current or former officer, director, independent contractor or employee of the Company or any of its Subsidiaries; or (5) adopt, enter into, amend, modify or terminate any collective bargaining agreement with respect to which the Company or any of its Subsidiaries is a party;
(h) settle any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings that is (1) reflected or reserved against in the Audited Company Balance Sheet; (2) for solely monetary payments of no more than $100,000 individually and $300,000 in the aggregate; or (3) settled in compliance with Section 6.14 (and, in the case of each of (1) through (3), such settlement does not (A) involve injunctive or equitable relief, (B) impose any restrictions or changes on the business or operations of the Company or any of its Subsidiaries or (C) involve any admission of wrongdoing or liability or other adverse consequences on the Company or Parent or any of their respective Subsidiaries);
(i) (1) make, change or revoke any material Tax election; (2) change any Tax accounting period; (3) change any Tax accounting method; (4) settle or compromise any material Tax claim, audit, examination, proceeding or assessment; (5) enter into any closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law); (6) consent to an extension or waiver of the limitation period applicable to any material Tax claim audit, examination, proceeding or assessment; or (7) initiate any voluntary Tax disclosure with any Governmental Authority;
(j) (1) incur or commit to incur any capital expenditures other than (A) capital expenditures not to exceed $1,000,000 individually or $10,000,000 in the aggregate for the fiscal year ending December 31, 2020; (B) expressly required by obligations imposed by Material Contracts; or (C) capital expenditures that are expressly required by agreements in effect prior to the date of this Agreement; (2) enter into, modify in any material respect, amend in any material respect, waive any rights or obligations under or terminate any Material Contract (other than the termination of any Material Contract that has expired in accordance with its terms) or any Contract that, if entered into prior to the date hereof, would be a Material Contract; or (3) other than with respect to the matters set forth in Section 5.2(g), engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(k) acquire, transfer, dispose, abandon, cancel, waive, lease or license any rights in a material asset (including Intellectual Property) or business (including by merger, consolidation or acquisition of stock or assets), except for (1) any acquisition or disposition for consideration that is individually not in excess of $250,000 and in the aggregate not in excess of $500,000; (2) any disposition of obsolete or worn out equipment, or licenses of Intellectual Property rights that are not material to the Company or any of its Subsidiaries, in the ordinary course of business; or (3) in or from any wholly owned Subsidiary of the Company;
(l) make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law;

(m) adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;
(n) enter into any new line of business (other than any line of business that is reasonably related to and a reasonably foreseeable extension of any line of business existing as of the date hereof) or terminate any material line of business existing as of the date hereof;
(o) enter into any Contract that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto in connection with the consummation of the Merger or the other transactions contemplated by this Agreement or any future change of control;
(p) cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor; or
(q) agree, resolve, authorize, or commit in writing or otherwise to take any of the actions prohibited by this Section 5.2.
5.3 No Solicitation.
(a) Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. on the 30th calendar day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives shall have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes, or that could constitute, an Acquisition Proposal, including by providing information (including non-public information and data) relating to the Company or any of its Subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub) to any Person (and its Representatives, including potential financing sources of such Person) pursuant to an Acceptable Confidentiality Agreement and (ii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) with respect to any Acquisition Proposals (or inquiries, proposals or offers or any other effort or attempt that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could lead to any Acquisition Proposal, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to the Company or the Company Board.
(b) No Solicitation or Negotiation. Except as it may relate to Parent and subject to the terms of Section 5.3(c), from the No-Shop Period Start Date (or, with respect to an Excluded Party (but only for so long as such Person is an Excluded Party), from 12:01 a.m. on the 15th calendar day after the No-Shop Period Start Date (the “Cut-Off Date”)) until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates and Representatives related to any Acquisition Proposal or that would if undertaken on or after the date hereof be prohibited by this Section 5.3(b). To the extent it has not already done so prior to the date of this Agreement, the Company shall promptly request that any Person that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes such information) as promptly as practicable, in accordance with, and to the extent provided for in, any applicable confidentiality agreement and subject to any contractual retention rights of any such Person provided under such confidentiality agreements, and shall promptly terminate the data room access of any such Person. Subject to the terms of Section 5.3(c), from the No-Shop Period Start Date (or, with respect to any Excluded Party (but only for so long as such Person is an Excluded Party), the Cut-Off Date) until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries will not, and will not authorize any of their respective Representatives to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that would reasonably be expected to lead to, or that constitutes, an Acquisition Proposal; (ii) engage in, continue or otherwise participate in any discussions concerning, or provide access or otherwise furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub), any non-public information relating to the Company or any of its Subsidiaries or any of their respective properties, books, records or personnel or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, or otherwise relating to or in connection with, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (other than (A) informing such Persons of the existence of the provisions contained in this Section 5.3 and (B) contacting such Person or its Representatives to clarify the terms and conditions of any Acquisition Proposal); (iv) approve, endorse or recommend an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract or agreement in principle, understanding or arrangement, in each case, relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract or agreement in principle, understanding or arrangement relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”) or any Contract requiring the Company to abandon, terminate or fail to consummate the Merger or the other Transactions; or (iv) resolve or agree to take any of the foregoing actions. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not terminate, amend, modify or waive, and shall enforce to the fullest extent permitted under applicable Law, the provisions of any standstill or confidentiality agreement including any such provision that prohibits or purports to prohibit a proposal being made to the Company Board; provided that the Company shall be permitted on a confidential basis to release or waive any standstill obligation solely to the extent necessary to permit the Person otherwise covered by such standstill obligation to submit an Acquisition Proposal to the Company Board on a confidential basis and solely to the extent that the failure to grant such release or waiver would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. Any violation or breach of the restrictions or obligations set forth in this Section 5.3 by any Affiliate of the Company or any Representative of the Company or any of its Subsidiaries, in each case, acting on behalf of or at the direction of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.3 by the Company to the same extent as if the action giving rise to such violation or breach had been undertaken by the Company.
(c) Superior Proposals. Notwithstanding anything to the contrary in this Agreement, from the date of this Agreement and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives (including Lazard Middle Market LLC), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made, renewed or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of the terms of this Section 5.3 if the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take the actions set forth in this Section 5.3(c) above with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided, further, that, subject to applicable Law, the Company shall promptly (and in any event within 48 hours) make available to Parent any material non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives pursuant to this Section 5.3(c) that was not previously made available to Parent.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(e), at no time after the date of this Agreement may the Company Board:
(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) publicly adopt, approve or recommend to the Company Stockholders an Acquisition Proposal; (C) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 5th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); (D) fail to publicly reaffirm the Company Board Recommendation within five Business Days after its receipt of a written request by Parent to provide such affirmation (provided, that such reaffirmation may include such additional disclosures as would reasonably be necessary to satisfy the fiduciary duties of the Company Board and comply with applicable Law so long as such disclosure does not have the substantive effect of withdrawing or modifying in a manner adverse to Parent the Company Board Recommendation) or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, the delivery by the Company of any notice contemplated by Section 5.3(e)(i)(3) or Section 5.3(e)(ii)(1) (and the public announcement thereof) will not constitute a Company Board Recommendation Change; or
(ii) authorize, resolve to allow, cause or permit, or publicly announce an intention to approve or recommend that, the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:
(i) if the Company has received a bona fide written Acquisition Proposal that did not result from a breach of the terms of this Section 5.3 and that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, however, that the Company Board shall not take any action described in the foregoing clauses (A) and (B) unless:
(1) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;
(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;
(3) (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board has (A) received a Superior Proposal and (B) intends to take the actions described in clauses (A) or (B) of Section 5.3(e)(i) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such actions, including the identity of the Person or Group making such Acquisition Proposal, the terms thereof (other than immaterial terms) and copies of all relevant documents (other than immaterial documents) relating to such Acquisition Proposal including any proposed definitive transaction agreements with the Person making such Superior Proposal and; and (ii) prior to taking such actions described in clauses (A) or (B) of Section 5.3(e)(i), the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Acquisition Proposal would be inconsistent with its fiduciary duties pursuant to applicable Law (and would cause such Superior Proposal to no longer constitute a Superior Proposal), and must have kept Parent reasonably informed in all material respects of any material developments with respect to any such Acquisition Proposal (and any subsequent amendments or modifications thereto) and delivered copies of revised or newly received documents to Parent, in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(i)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and
(4) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have validly terminated this Agreement in accordance with Section 8.1(h), including paying (or causing to be paid) the Company Termination Fee in accordance with Section 8.3(b)(iii).
(ii) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board may effect a Company Board Recommendation Change of the kind set forth in clause (A), (D) or (E) of the definition thereof in response to an Intervening Event if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law; provided, however, that the Company Board shall not effect such a Company Board Recommendation Change unless:
(1) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(ii), which notice will specify the applicable Intervening Event in reasonable detail; and
(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law, and must have kept Parent reasonably informed in all material respects of any material developments with respect to any such Intervening Event and delivered copies of revised or newly received documents relating to such Intervening Event to Parent, in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof.
(f) Notice. From the date hereof until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly (and, in any event, within 24 hours) notify Parent if any offers or proposals with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include the identity of each Person from whom the Company received any such offer or proposal with respect to an Acquisition Proposal, any written terms and conditions or proposal provided (including financing commitments, and, in the case of any such offer or proposal not made in writing, a written summary of the material terms and conditions of such offers or proposals), together with copies of any other non-public information that has been provided by or on behalf of the Company to such Person that has not previously been provided to Parent. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations. No later than 24 hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Excluded Party as of such time.
(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; (iv) complying with the Company’s disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law and such disclosure is otherwise required under applicable Law; or (v) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board has determined to make in good faith, it being understood that, in the case of each of clauses (i) through (v), any such statement or disclosure made by the Company Board must be subject to and in compliance in all respects with the terms and conditions of this Agreement. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be a Company Board Recommendation Change for so long as such disclosure does not have the substantive effect of withdrawing or modifying in a manner adverse to Parent the Company Board Recommendation. For the avoidance of doubt, the fact that a disclosure or other action may be deemed permissible by virtue of this Section 5.3(g) does not in and of itself mean that such disclosure or other action does not constitute a Company Board Recommendation Change.
5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
ARTICLE VI
ADDITIONAL COVENANTS
6.1 Required Actions and Forbearance; Efforts.
(a) Required Actions. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by:
(i) causing the conditions to the Merger set forth in Article VII to be satisfied;
(ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions;
(iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts and Leases as may be necessary or appropriate in connection with this Agreement and the consummation of the Transactions or required by the terms of such Material Contract (it being understood that, in the event that any such third party consent, waiver or approval is not obtained, the Company and Parent shall determine reasonably and jointly whether to take any further actions with respect to such Material Contract); and
(iv) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Transactions.
(b) No Failure to Take Necessary Action. Subject to the terms and conditions of this Agreement, neither Parent, Merger Sub or their respective Affiliates, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, materially delaying or otherwise materially and adversely affecting the consummation of the Transactions or (ii) materially and adversely impacting the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1(b).
(c) No Consent Fee. Notwithstanding anything to the contrary in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing conditions and obligations, in each case, in connection with obtaining any consent pursuant to any Material Contract.
6.2  Further Agreements.
(a) FCC Submissions and PSC Submissions. In furtherance and not in limitation of the provisions in Section 6.1, upon the terms and subject to the terms and conditions of this Agreement, Parent and the Company agree, and shall cause each of their respective Affiliates, to use their respective reasonable best efforts to cooperate and use their respective reasonable best efforts to (i) obtain any FCC Consents, PSC Consents and Local Consents and to make any registrations, declarations, notices or filings, if any, in connection therewith necessary for the consummation of the Transactions; (ii) in consultation and cooperation with the other, as promptly as practicable file all applications required to be filed with the FCC (including any submissions required by the Telecom Committee in connection with the FCC Consents) (the “FCC Submissions”), any State PSCs (the “PSC Submissions”) and any Localities to obtain the FCC Consents, PSC Consents and Local Consents, respectively; and (iii) respond as promptly as practicable to any requests of the FCC (including requests from the Telecom Committee), any State PSC, or any Locality for information relating to any FCC Submission, PSC Submission and/or filing with a Locality, as applicable.
(b) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable Laws, (i) in good faith cooperate, consult and consider the other’s views in order to jointly develop, (x) the strategy for obtaining any Consents from any Governmental Authority (including the FCC Consents, PSC Consents and Local Consents) in connection with the Transactions and (y) the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or Legal Proceeding by or before, or any negotiations with, a Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto; (ii) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such Person from a Governmental Authority or a private party in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (iii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iv) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Transactions without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.
(c) Other Actions. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Closing, it shall not, and shall not permit any of its Subsidiaries or Affiliates to take any actions that would reasonably be expected to result in any delay in obtaining, or to result in the failure to obtain, any FCC Consents, PSC Consents, or Local Consents required in connection with the Transactions, or which would otherwise reasonably be expected to prevent or delay the Transactions in any material respect, including entering into or consummating any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights of any Person; provided that the foregoing shall not prohibit or restrict any actions taken by or on behalf of any portfolio company of any investment fund affiliated with or managed by Oak Hill Capital Management, LLC that are not undertaken at the direction of Parent or Oak Hill Capital Management, LLC.
(d) Reasonable Best Efforts of Parents and Merger Sub. For the purposes of Sections 6.1 and 6.2, “reasonable best efforts” of Parent and Merger Sub shall include taking any and all actions necessary to obtain the Consents of any Governmental Authority (including the FCC Consents, PSC Consents and Local Consents), including (i) contesting and resisting any Legal Proceeding instituted (or threatened to be instituted) challenging the Transactions as in violation of any Law; (ii) attempting to have repealed, rescinded or made inapplicable any applicable Law, and to have vacated, lifted, reversed or overturned any judgment or temporary, preliminary or permanent injunction or other restraint or prohibition, that is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Transactions illegal or would otherwise prohibit or impair or delay the consummation of the Transactions; (iii) conducting the Company’s and the Company Subsidiaries’ businesses in a specified manner, or proposing and agreeing or permitting to conduct any of such businesses in a specified manner, including by agreeing to (w) limitations and restrictions with respect to access by foreign persons to customer, operational or technical data transmitted and/or stored by the Company or any of its Subsidiaries and related facilities access, including, in particular, limitations and restrictions on access by foreign persons to information and facilities relating to the goods and services the Company or its Subsidiaries provides directly or indirectly to the governments of the United States, (x) FCC-imposed conditions addressing national security, law enforcement, or public safety concerns of the Telecom Committee that are generally consistent with FCC-imposed conditions addressing such concerns for a current or prior Oak Hill Related Entity and do not substantially interfere with the ability of Parent or Oak Hill Capital Partners V (Onshore), L.P. to appoint or select a majority of the Company’s board members, (y) obligations to regularly report to Governmental Authorities and to grant Governmental Authorities access to the operations of the Company and its Subsidiaries or (z) limitations and restrictions on the sourcing of new equipment from manufacturers in particular countries; and (iv) otherwise taking or committing to take actions that after the Effective Time would limit Parent or any of its Affiliates’ ability to retain one or more of the businesses, product lines, assets or operations of Parent or any of its Affiliates or the Company or any Company Subsidiary, in each case, to the extent necessary to obtain any such clearance, resolve any such objections or avoid or eliminate any such impediments (the actions described in clauses (i), (ii), (iii) and (iv)), the “Remedy Actions”); provided, however, that the effectiveness of any such Remedy Action shall be conditioned upon the Closing; provided, further, that nothing in this Agreement shall permit the Company or the Company Subsidiaries (without the prior written consent of Parent) or require Parent or its Affiliates to take or refrain from taking, or agree to take or refrain from taking, any Remedy Action or Remedy Actions that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the financial condition, business or results of operation of Parent and its Affiliates (taken as a whole) or a Company Material Adverse Effect (a “Burdensome Condition”). Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.2 shall require Parent to cause any Oak Hill Related Entity to take, or refrain from taking, any Remedy Action other than preparing and filing documentation as may be required for (and responding to any inquiries or information requests from any Governmental Entity in connection with) receipt of the FCC Consents, PSC Consents or Local Consents required in connection with the Transactions. For the avoidance of doubt (A) without limiting the foregoing, no actions taken pursuant to this Section 6.2 shall affect any representation or warranty of the Company under this Agreement or any condition under Section 7.1 or Section 7.2 to the obligation of Parent and Merger Sub to effect the Merger and (B) notwithstanding anything to the contrary in this Section 6.2 or any other provision of this Agreement, neither the Company nor any Company Subsidiary shall sell, divest, dispose of or enter into any other arrangements or take any other Remedy Action with respect to their businesses, product lines, assets or operations pursuant to this Section 6.2 or any other provision of this Agreement, unless such Remedy Action (x) is conditioned in all respects upon the consummation of the Merger and will not be effective for any purpose until after the Effective Time and (y) does not constitute a Burdensome Condition.
6.3 Proxy Statement and Other Required SEC Filings.
(a) Proxy Statement. As promptly as reasonably practicable and in any event within twenty (25) calendar days following the date of this Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement. Subject to applicable Law, the Company (i) may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, (ii) shall consider in good faith all comments thereon reasonably proposed by Parent and (iii) shall not file or mail the Proxy Statement or Other Required Company Filing without receiving the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall use its reasonable best efforts to cause the Company Proxy Statement and any Other Required Company Filing and any amendments and supplements thereto to comply in all material respects with all legal requirements applicable thereto.
(b) Other Required Company Filings. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) or Parent (as applicable) shall promptly prepare and file (or cause to be prepared and filed) such Other Required Company Filing with the SEC.
(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.
(d) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after receiving notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith, and in each case shall provide the other with all copies of all correspondence with respect to the Proxy Statement between it and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to resolve as promptly as reasonably practicable any comments from the SEC with respect to the Proxy Statement or any Other Required Company Filing.
(e) Filing and Dissemination of Definitive Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to, as promptly as practicable but no later than the later of (i) as applicable, (A) the third (3rd) Business Day following receipt of confirmation from the SEC that it has completed its review of, the Proxy Statement, or, (B) if the SEC has either (1) not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement or (2) affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will not be reviewing the Proxy Statement, the tenth (10th) calendar day after filing the preliminary Proxy Statement and (ii) the No-Shop Period Start Date, cause the definitive Proxy Statement to be filed with the SEC and disseminated to the Company Stockholders; provided, however, that the Company shall not be required to cause the definitive Proxy Statement to be filed with the SEC or disseminated to the Company Stockholders if and for so long as the Company is participating in discussions or negotiations with an Excluded Party (but only for so long as such Person is an Excluded Party) with respect to an Acquisition Proposal not in violation of Section 5.3; provided, further, that such period to postpone the filing and dissemination of the definitive Proxy Statement shall terminate (and in such case the Company shall be required to file and disseminate the definitive Proxy Statement) on the earlier of (A) the date that the Company is no longer participating in negotiations with an Excluded Party with respect to such an Acquisition Proposal and (B) the Cut-Off Date.
6.4  Company Stockholder Meeting.
(a) Call of Company Stockholder Meeting. Unless this Agreement has been terminated pursuant to Article VIII, and subject to fiduciary obligations under applicable Law, the Company shall, no later than the later of (i) as applicable, (A) the third (3rd) Business Day following receipt of confirmation from the SEC that it has completed its review of, the Proxy Statement or, (B) if the SEC has either (1) not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement or (2) affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will not be reviewing the Proxy Statement, the tenth (10th) calendar day after filing the preliminary Proxy Statement, and (ii) the No-Shop Period Start Date, take all actions necessary or reasonably required in accordance with the DGCL, the Charter, the Bylaws and the rules and regulations of the SEC and NASDAQ to establish (and provide written notice to Parent of) a record date for, duly call and give notice of a meeting of its stockholders (the “Company Stockholder Meeting”) and shall use its reasonable best efforts to convene and hold the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval within thirty (30) calendar days of the mailing of the Proxy Statement to the Company Stockholders; provided, however, that the Company shall not be required to establish a record date for, duly call or give notice of the Company Stockholder Meeting if and for so long as the Company is participating in discussions or negotiations with an Excluded Party (but only for so long as such Person is an Excluded Party) with respect to an Acquisition Proposal not in violation of Section 5.3; provided, further, that such period to postpone the time to establish a record date for, duly call and give notice of the Company Stockholder Meeting shall terminate (and in such case the Company shall be required to establish a record date for, duly call and give notice of the Company Stockholder Meeting) on the earlier of (A) the date that the Company is no longer participating in negotiations with an Excluded Party with respect to such an Acquisition Proposal and (B) the Cut-Off Date. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.
(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) if there are holders of an insufficient number shares of Class A Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff; or (iv) if the Company Board has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change); provided that in no event will the Company adjourn the meeting for more than three occasions for no more than ten Business Days per occasion without the prior written consent of Parent.
6.5  Financing.
(a) No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement and the Financing Letters, each of Parent, Merger Sub and Guarantors shall not, without the prior written consent of the Company, permit or grant any withdrawal, rescindment, amendment, replacement, supplement, consent or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters or any definitive agreement relating to the Financing if such withdrawal, rescindment, amendment, replacement, supplement, consent, modification or waiver would, or would reasonably be expected to (i) reduce the aggregate amount of the Financing to an amount less than the Required Amount, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing (including expanding the information required to be provided by the Company) or any other terms to the Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing; or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto. Parent shall promptly furnish to the Company a true and complete copy of any amendment, replacement, supplement, modification, consent or waiver relating to the Financing Letters or any definitive agreements relating to the Financing. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Financing Letters as amended or modified and (2) “Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Letters” will include such documents as amended or modified. Parent shall not release or consent to the termination of any individual lender under the Debt Commitment Letters, except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Commitment Letters; or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 6.5(d).
(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Parent and Merger Sub shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing on a timely basis, but in any event no later than the Closing Date, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any Fee Letter) described in the Financing Letters and any related Fee Letter, including using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters and any related Fee Letter on a timely basis on the terms and conditions (including any “flex” provisions in any Fee Letter)

contemplated by the Debt Commitment Letters and related Fee Letter; (iii) satisfy on a timely basis all conditions that are within its control and applicable to Parent and Merger Sub contained in the (A) Debt Commitment Letters, any related Fee Letter and such definitive agreements related thereto and (B) Equity Commitment Letter on or prior to the Closing Date; (iv) consummate the Financing at or prior to the Closing, including causing the Financing Sources to fund the Financing at the Closing; and (v) comply with its applicable covenants and other obligations pursuant to the Financing Letters and the definitive documents relating to the Financing on or prior to the Closing Date. Parent and Merger Sub shall fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due.
(c) Information. Parent shall (i) keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing and (ii) upon request provide the Company with drafts of all definitive agreements related to the Debt Financing in advance of execution and, thereafter, with true, complete and executed copies of all such definitive agreements related to the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing (but in any event within two Business Days after the occurrence or discovery of) (A) of any material breach (or threatened material breach), material default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any material breach or default), cancellation, termination or repudiation by any party to the Financing Letters or definitive agreements related to the Financing; (B) of the receipt by Parent or Merger Sub of any oral or written notice or communication from any Financing Source with respect to any (1) actual or threatened material breach, default, cancellation, termination or repudiation (or notice or communication from Financing Sources to Parent or Merger Sub of any such actual or threatened material breach, default, cancellation, termination or repudiation received by Parent or Merger Sub) by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements; or (2) material dispute or disagreement between or among any parties to the Financing Letters or any definitive agreements related to the Financing; (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing necessary to fund the Required Amount on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing; and (D) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing in an amount sufficient to consummate the Transactions. Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practicable (but in any event within two Business Days) after the date that the Company delivers a written request therefor to Parent; provided that none of Parent or Merger Sub shall be required to disclose or provide any such information, the disclosure of which, in the judgement of Parent upon advice of outside counsel, is subject to attorney client privilege. Parent and Merger Sub shall, and shall cause the Financing Sources to, provide the Company and its Representatives with such access to the Financing Sources as the Company and its Representatives may reasonably request for the purpose of allowing the Company and its Representatives to understand the status of Parent and Merger Sub’s efforts to arrange the Financing;
(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable, or Parent becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated in the Debt Commitment Letters and related Fee Letter, Parent and Merger Sub shall promptly notify the Company in writing (but in any event within two Business Days after the discovery thereof) and Parent and Merger Sub shall use their respective reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources in an amount sufficient to fund the Required Amount (A) on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letters and any related Fee Letter, (B) containing conditions to draw, conditions to Closing and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous than those conditions and terms contained in the Debt Commitment Letters and any related Fee Letter, (2) would not reasonably be expected to delay the Closing or make the Closing materially less likely to occur, and (3) in an amount at least equal to the Required Amount (the “Alternate Debt Financing”);

and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Parent shall promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith or other agreements related thereto) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.
(e) No Financing Condition. Notwithstanding the foregoing, compliance by Parent and Merger Sub with this Section 6.5 shall not relieve Parent or Merger Sub of their respective obligations to consummate the Transactions whether or not the Financing is available, and Parent and Merger Sub each acknowledge and agree that none of obtaining the Financing or any permitted alternative financing, the completion of any issuance of securities contemplated by the Financing or the Company or any of its Subsidiaries having or maintaining any available cash balances subject to the applicable conditions set forth in Section 7.1 or Section 7.2 is a condition to the Closing.
6.6  Financing Cooperation.
(a) Cooperation. Prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Parent with all customary cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise customary and reasonably requested by Parent in connection with the Debt Financing, including using commercially reasonable efforts in connection with:
(i) assisting in preparation for and participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies to the extent customary for the Debt Financing contemplated by the Debt Commitment Letters at times and locations to be mutually agreed;
(ii) providing reasonable and customary assistance to Parent and the Financing Sources with the preparation of customary rating agency presentations, bank information memoranda, lender presentations and similar marketing documents, and high-yield offering prospectuses or memoranda required in connection with the Debt Financing;
(iii) assisting Parent in connection with the preparation and registration of any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably cooperating with Parent in facilitating the pledging of collateral and the granting of security interests required by the Debt Commitment Letters, it being understood that such documents will not take effect until the Closing Date;
(iv) cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents (including the consent of Regions Bank referenced in Section 7.2(e) of this Agreement), landlord waivers and estoppels, non-disturbance agreements, legal opinions, surveys and title insurance as reasonably requested by Parent;
(v) reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing Indebtedness and the release and termination of any and all related liens) to the extent required by the Debt Commitment Letters, on or prior to the Closing Date;
(vi) taking corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); (B) obtain any FCC Consents or PSC Consents required for the Company or its

Subsidiaries to participate in the Debt Financing by issuing evidences of indebtedness, or providing a guaranty or pledging their assets as security for such Debt Financing; and (C) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time (including a customary certificate of an officer of the Company with respect to solvency matters);
(vii) furnishing Parent and the Financing Sources with customary documentation and information required by regulatory authorities pursuant to applicable “know your customer,” anti-money laundering rules and regulations and all information to the extent required by beneficial ownership regulations, in each case to the extent requested at least 10 Business Days prior to the Closing Date;
(viii) cooperate reasonably with the Financing Sources’ due diligence, to the extent reasonably requested;
(ix) as promptly as reasonably practicable, furnish Parent and Merger Sub (and Parent and Merger Sub may then furnish to applicable Financing Sources) with financial information required to be provided to Parent, Merger Sub or the Financing Sources under the Debt Commitment Letters (including any exhibit thereto) (the “Required Financial Information”); and
(x) taking all reasonable actions necessary to establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing.
(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) cause any condition set forth in Article VII to fail to be satisfied; (iii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing; (iv) give any indemnities that are effective prior to the Effective Time; or (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, breach any confidentiality obligations or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.6 will require (A) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; (B) the Company Board (or a committee thereof) to approve any financing or Contracts related thereto prior to the Effective Time; or (C) the Company, its Subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect any debt financing or adopt resolutions approving any agreement, document or instrument pursuant to which any debt financing is obtained or pledge any collateral with respect to any debt financing prior to the Effective Time.
(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products or the Transactions.
(d) Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their respective Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement.

(e) Reimbursement. Promptly upon request by the Company, Parent shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company, its Subsidiaries or any of their respective Representatives in connection with the cooperation or obligations of the Company, its Subsidiaries and their respective Representatives contemplated by this Section 6.6.
(f) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information (other than information provided by the Company or its Subsidiaries) utilized in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, Fraud, gross negligence or willful misconduct of the Company or any of its Subsidiaries or their respective representatives. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) are referred to collectively as the “Reimbursement Obligations.”
6.7 Anti-Takeover Laws. The Company, the Company Board (or a committee thereof) and Parent shall (a) take all reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Transactions, take all reasonable actions within their power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.
6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request provided in writing to the General Counsel of the Company, or another Person designated in writing by the Company, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information (provided that the Company has reasonably cooperated with Parent to permit such access on a basis that does not risk waiving such attorney-client privilege, work product doctrine or other applicable privilege); (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract (provided that the Company has reasonably cooperated with Parent to permit such access on a basis that does not give rise to any such violation, default, termination or acceleration); (d) access would result in the disclosure of any Trade Secrets (including any source code or object code) of the Company, any of the Subsidiaries of the Company or any third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a material risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to collect any air, soil, surface water, groundwater, or vapor samples or to perform any invasive or destructive environmental or subsurface investigation(s), including any “Phase II” environmental site assessment or similar work. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent, Merger Sub or any of their respective Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Transactions, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each Person that is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”) that have been made available to Parent (“Existing Indemnification Agreements”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law or agreement pursuant to Section 6.10(e) below.
(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the same extent such Persons are indemnified as of the date of this Agreement pursuant to the Organizational Documents of the Company and its Subsidiaries and the Existing Indemnification Agreements, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of, or pertains, directly or indirectly, to, (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate, including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time; and (iii) the Transactions, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance reasonable fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding; provided that the applicable Indemnified Person provides an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that an Indemnified Person is not entitled to indemnification under this Section 6.10(b) or otherwise. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates from after the Effective Time will settle or otherwise compromise or consent to the entry of any judgment with respect to any claim against the Company or Surviving

Corporation in a Legal Proceeding to which an Indemnified Person is a party (and for which indemnification is sought by such Indemnified Person hereunder) unless such settlement, compromise, consent or termination either (x) is a settlement in which the settlement consideration is limited to additional disclosures, or monetary damages (including attorneys’ fees) for which Indemnified Persons are not responsible, (y) includes a release of such Indemnified Person from all liability arising out of such Legal Proceeding or (z) is consented to by the Indemnified Persons that are parties to the Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.
(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to and in any event not less favorable in the aggregate those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, in lieu of the foregoing, the Company may, with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.10(c), as applicable, for an amount less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.
(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer or convey all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.
(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if such Indemnified Persons or other Persons were a party to this Agreement. The rights of the Indemnified Persons (and other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) shall in no way limit (but shall not be in duplication of) any other rights that such Persons may have pursuant to (i) Organizational Documents of the Company; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.11  Employee Matters.
(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of the Company Stock Plans or any award agreement will occur as of the Effective Time.
(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor all of the Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, and except as otherwise set forth in this Section 6.11, nothing will prohibit the Surviving Corporation or any of its Subsidiaries, as applicable, from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.
(c) Employment; Benefits. For a period of one year following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) (i) provide compensation, benefits and severance to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation (including the total target cash incentive compensation opportunity, but excluding any equity-based incentive compensation), benefits and severance provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (ii) provide some combination of Company Plans, Comparable Plans and New Plans such that each Continuing Employee receives compensation (including the total cash target incentive compensation opportunity, but excluding any equity-based incentive compensation), benefits and severance that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance provided to such Continuing Employee immediately prior to the Effective Time. In each case, and without limiting the foregoing, (i) base salary or base wage rate, and target cash incentive compensation opportunity, will not be decreased below levels in effect immediately prior to the Effective Time during the Continuation Period for any Continuing Employee employed during that period and (ii) during the Continuation Period, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide severance benefits and compensation to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date of this Agreement.
(d) Comparable Plans and New Plans. To the extent that a Comparable Plan or New Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement, but not for purposes of any defined benefit pension plan or retiree medical benefits) to the same extent such service was recognized immediately prior to the Effective Time under the applicable Company Plan, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) or any Comparable Plans to the extent that coverage pursuant to any such New Plan or Comparable Plan replaces coverage pursuant to a corresponding Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan and each Comparable Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its

Subsidiaries to) cause, or shall use commercially reasonable efforts to cause third party insurance carriers and third party administrators, as applicable, to waive, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan or Comparable Plan for such Continuing Employee and his or her covered dependents, and the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan or Comparable Plan, as applicable, begins to be given full credit pursuant to such New Plan or Comparable Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan or Comparable Plan; and (iii) the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) credit the flexible spending accounts of such Continuing Employees under any New Plan or Comparable Plan that is a flexible spending account plan with any unused balance in the flexible spending account of such Continuing Employee under the Old Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeitures, and will not limit future accruals, to the same extent such accrued, but unused, vacation and paid-time off would not otherwise be subject to accrual limits or forfeitures or limit future accruals pursuant to the vacation and paid-time off plans, guidelines and practices as in effect immediately prior to the Effective Time.
(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).
6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement prior to the Closing.
6.13 Public Statements and Disclosure. The initial press release concerning this Agreement and the Transactions will be a joint press release reasonably acceptable to the Company and Parent. Thereafter, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other Parties and obtain the consent of the other Parties (which shall not be unreasonably withheld, delayed or conditioned) before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; (c) providing or making any statements that are public or are reasonably likely to become public; or (d) making any filings with any third Person or Governmental Authority (including any national securities exchange or interdealer quotation service), in any such case to the extent relating to this Agreement or the Transactions, except that the Company will not be obligated to (i) obtain consent with respect to communications that are required by applicable Law or stock exchange rule or listing agreement (which shall be made only after prior consultation, to the extent practicable under the circumstances) or (ii) obtain consent or engage in consultation with respect to communications that are (A) principally directed to employees, suppliers, customers, partners or vendors; or (B) not inconsistent with public statements previously made in accordance with this Section 6.13. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 6.13 will not apply to (x) any release or public statement made, or proposed to be made, by the Company contemplated by, or with respect to any action taken pursuant to and in compliance with Section 5.3 or in connection with any dispute between the Parties regarding this Agreement or the Transactions or (y) ordinary course communications by

Parent, Merger Sub and their respective Affiliates regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors or any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.
6.14 Transaction Litigation. Prior to the Effective Time, each Party shall provide the other Parties with prompt notice (and in any event, within two (2) Business Days) of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Each Party shall (a) give the other Parties the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with the other Parties with respect to the defense, settlement and prosecution of any Transaction Litigation. Prior to the Effective Time, no Party may compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless the other Parties have consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that each Party (i) will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected, provided, that the litigating Party shall inform the other Party of the general nature of the information being withheld and, upon such other Party’s request, reasonably cooperate with such other Party to provide such information, in whole or in part, to the extent and in a manner that would not result in any of the foregoing outcomes), and (ii) may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation, except for the settlement or compromise consent set forth above.
6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Class A Common Stock from NASDAQ as promptly as practicable after the Effective Time and (b) the deregistration of the Class A Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.16 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.
6.17 No Exclusive Arrangements. Prior to the Effective Time, none of Guarantors, Parent, Merger Sub or any of their respective Affiliates shall enter into any Contract, arrangement or understanding prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Transactions; provided that none of the Guarantors, Parent, Merger Sub or any of their respective Affiliates shall be restricted from entering into any such arrangements with any Financing Source pursuant a “tree” system whereby separate groups or “trees” within such Financing Source will be formed and dedicated to the Transactions or another potential transaction, as applicable.
6.18 Stockholder and Management Agreements. Prior to the Effective Time, none of Parent, Merger Sub or any of their respective Affiliates shall be a party to any Contract (other than the Voting Agreement or any amendments thereto), or authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Transactions; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Class A Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Class A Common Stock; (ii) any holder of Class A Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person other than Guarantors have agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions:
(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b) FCC, State and Local Approvals. The FCC Consents, the PSC Consents and the Local Consents set forth on Section 7.1(b) of the Company Disclosure Letter shall have been obtained.
(c) No Prohibitive Laws or Injunctions. No Law or injunction (whether temporary, preliminary or permanent) enacted or issued by any Governmental Authority of competent jurisdiction prohibiting or otherwise making illegal the consummation of the Merger shall have been enacted, entered, promulgated or enforced and be continuing in effect (any such Law or injunction, a “Legal Restraint”).
7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions, any of which may be waived exclusively by Parent:
(a) Representations and Warranties.
(i) Other than the representations and warranties listed in Sections 7.2(a)(ii), 7.2(a)(iii) or 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement (in each case, disregarding all materiality and Company Material Adverse Effect qualifications contained therein) will be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except for such failures to be true and correct that would not have a Company Material Adverse Effect (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date).
(ii) The representations and warranties set forth in the first sentence of Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3(a) (Company Board Approval), Section 3.4 (Requisite Stockholder Approval), Section 3.7 (Company Capitalization) (other than Section 3.7(a) (Capital Stock) and the second sentence of Section 3.7(b) (Stock Reservation)), Section 3.25 (Related Person Transactions) and Section 3.26 (Brokers) to the extent qualified by materiality or Company Material Adverse Effect will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date and to the extent not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except, in each case, to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date).
(iii) The representations and warranties set forth in Section 3.12(c) (Absence of Certain Changes) will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date.
(iv) The representations and warranties set forth in Section 3.7(a) (Capital Stock) and the second sentence of Section 3.7(b) (Stock Reservation) will be true and correct in all material respects (except for any de minimis inaccuracy) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except for such inaccuracies that are not material in the aggregate to the Company and its Subsidiaries, taken as a whole.
(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, dated as of the Closing Date, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d) Company Material Adverse Effect. Since the date of this Agreement, there has not been any Effect that, individually or taken together with all other Effects, has had or would reasonably be expected to have a Company Material Adverse Effect.
(e) Pay-off Letters and Consents. Parent and Merger Sub will have received, prior to the Closing Date, (i) a pay-off letter and any other documentation required in connection with the repayment of the Credit Agreement and the release and termination of any and all related liens and (ii) the written consent of Regions Bank to the consummation of the Transactions, to the extent required under the PPP Loan, each of which will be in form and substance reasonably acceptable to the Parent and Merger Sub.
7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions, any of which may be waived exclusively by the Company:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.1 (Organization; Good Standing), Section 4.2 (Power; Enforceability) and Section 4.7 (Brokers) to the extent qualified by materiality will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date and to the extent not qualified by materiality will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date and (ii) set forth in all other Sections of this Agreement will be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except for failures to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement (in each case, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date).
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, dated as of the Closing, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION
8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if a Legal Restraint is in effect that has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party (i) that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Legal Restraint or (ii) if such Legal Restraint was primarily caused by, or primarily resulted from, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m. on April 26, 2021 (the “Termination Date”); provided, however, that (x) if, on such date, any of the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied or waived and all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), the Termination Date may be extended on one occasion by the Company or Parent by 90 days upon written notice to Parent or the Company, respectively (and in such case, such date, as so extended, shall be the Termination Date) and (y) the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (ii) the failure of the Effective Time to have occurred prior to the Termination Date;
(d) by either Parent or the Company, at any time prior to the Effective Time, if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (unless the Company Stockholder Meeting has been postponed or adjourned pursuant to and subject to the limitations of Section 6.4(b) hereof, in which case at the final postponement or adjournment hereof) at which a vote is taken on the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);
(e) by Parent, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured); provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Article VII not to be capable of being satisfied;
(f) by Parent, if at any time the Company Board has effected a Company Board Recommendation Change;
(g) by the Company, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured); provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Article VII not to be capable of being satisfied;
(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal and (ii) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; or
(i) by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) the Company has irrevocably notified Parent in writing that (A) the Company is ready, willing and able to consummate the Closing, and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions set forth in Section 7.3; (iii) the Company has given Parent written notice at least one Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 2.3; and (iv) Parent and Merger Sub fail to consummate the Closing on or prior to the date that is two (2) Business Days after the date that Parent and Merger Sub are required to consummate the Closing pursuant to Section 2.3.
8.2 Manner and Notice of Termination; Effect of Termination.
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) shall deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, Affiliate, agent or Representative of such Party) to the other Parties, as applicable, except that Section 6.6(d), Section 6.6(e), Section 6.6(f), Section 6.13, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Agreement will relieve the Company of any liability for any Willful and Material Breach of this Agreement prior to the valid termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
8.3 Fees and Expenses.
(a) General. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Transactions are consummated, except that all Governmental Filing Fees shall be paid by Parent.
(b) Company Payments.
(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement an Acquisition Proposal for an Acquisition Transaction has been publicly announced and not publicly withdrawn or otherwise abandoned; and (C) within nine months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company shall promptly (and in any event within three Business Days after such consummation) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” in clause (C) of this Section 8.3(b)(i) will be deemed to be references to “50%.”
(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company shall promptly (and in any event within three Business Days following such termination) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company shall (and as a condition to the effectiveness of such termination) concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(c) Parent Payments. If this Agreement is validly terminated pursuant to Section 8.1(g) or Section 8.1(i), or by either Party pursuant to Section 8.1(c) and at the time of such termination the Company could have terminated this Agreement pursuant to Section 8.1(g) or Section 8.1(i), then Parent shall promptly (and in any event within three Business Days following such termination) pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.
(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount due pursuant to Section 8.3(b) or any portion thereof or a judgment against Parent for the amount due pursuant to Section 8.3(c) or any portion thereof, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.
(f) Sole Remedy.
(i) The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee, together with interest on such amount), subject in all respects to the Company’s right to enforce its rights under the Confidentiality Agreement and the Company’s right to specific performance pursuant to Section 9.8(b), will be the sole and exclusive remedy of the Company against (A) Parent, Merger Sub or Guarantors; and (B) the former, current and future holders of any equity, controlling persons, agents, Affiliates (other than Parent, Merger Sub or Guarantors), Representatives, members, managers, current or future general or limited partners, stockholders and assignees of each of Parent, Merger Sub and Guarantors (collectively, the “Parent Related Parties”) in respect of this Agreement, the Transactions, any agreement executed in connection herewith (including the Financing Letters and the Guarantee) or the transactions contemplated hereby and thereby, and upon payment of such amounts, none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, the Transactions, any agreement executed in connection herewith (including the Financing Letters and the Guarantee) or the transactions contemplated thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations, Section 8.2, Section 8.3(a) and Section 8.3(e) (and the Guarantors will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Guarantee solely to the extent that any of the immediately foregoing obligations are guaranteed thereunder)).
(ii) Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b), Parent’s right to specific performance pursuant to Section 9.8 and Parent’s right to seek damages for a Willful and Material Breach will be the sole and exclusive remedies of Parent and

Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, agents, Affiliates, Representatives, members, managers, current and former general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, the Transactions, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of such amount, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, the Transactions, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2, Section 8.3(a) and Section 8.3(e), as applicable).
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.
9.2 Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or, if by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:
(a)	if to Parent or Merger Sub to:

Future Fiber FinCo, Inc.
c/o Oak Hill Capital Management, LLC
65 East 55th Street, 32nd Floor
New York, NY 10022
	Attn:	John Monsky
	E-mail:	jmonsky@oakhillcapital.com

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
	Attn:	Angelo Bonvino
Brian C. Lavin
	E-mail:	abonvino@paulweiss.com
blavin@paulweiss.com

(b)	if to the Company (prior to the Effective Time) to:

Otelco Inc.
505 Third Avenue East
Oneonta, Alabama 35121
	Attn:	General Counsel
	E-mail:	trina.bragdon@otelco.com

with a copy (which will not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
875 Third Avenue
New York, NY 10022
Attn:	Steven Khadavi, Esq.
Joseph Walsh, Esq.
E-mail:	steven.khadavi@troutman.com
joseph.walsh@troutman.com
Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties; provided, that Parent may assign its rights under this Agreement without the prior written consent of the Company to (i) any of its Affiliates or (ii) the Financing Sources as collateral in connection with the Debt Financing, and any such Financing Source may exercise all of the rights and remedies of Parent hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Debt Financing documentation; provided, however, that no such assignment shall (x) relieve Parent or Merger Sub of its obligations hereunder or (y) materially impede or delay the consummation of the transaction contemplated by this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 will be null and void.
9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Oak Hill Capital Partners V (Onshore), L.P. and the Company have previously executed a letter agreement, dated February 3, 2020 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms until the Closing, at which time the Confidentiality Agreement shall terminate. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions in accordance with the Confidentiality Agreement; provided that notwithstanding the terms of the Confidentiality Agreement, upon notice to the Company, Parent may provide such documents and information to Financing Sources subject to customary confidentiality arrangements with such Persons regarding such information. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.
9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guarantee and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
9.6 Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; and (b) from and after the Effective Time, the rights of the holders of shares of Class A Common Stock, Company RSUs and Company Options to receive the merger consideration set forth in Article II. The provisions of Section 8.3(f), Section 9.10(b), Section 9.11, Section 9.12, Section 9.15, Section 9.16 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).
9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto; provided, that the economic and legal substance of the Transactions shall be deemed to be affected in a manner materially adverse to the Parties if Section 8.3(f), Section 9.8 or Section 9.12 is invalid, void or incapable of being enforced. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes and effects of such void or unenforceable provision.
9.8 Remedies.
(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b) Specific Performance.
(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement) in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance or other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and, without that right, neither the Company nor Parent would have entered into this Agreement. The Parties further agree that (1) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement; and (2) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.8 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, (x) prior to the earlier to occur of the Effective Time and the valid termination of this Agreement in accordance with its terms, the sole remedy available to any Party under this Agreement shall be specific performance pursuant to this Section 9.8(b) to the extent available pursuant to the terms hereof, and (y) in no event shall the Company be entitled to receive both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or other equitable relief, on the one hand, and the payment of all or any portion of the Parent Termination Fee pursuant to 8.3(c) or any payments owed by Parent pursuant to Section 8.3(e), on the other hand.
(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the right to enforce Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (B) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.3; and (C) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing is funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur.
(iii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
9.9 Governing Law. This Agreement and all disputes, claims, actions, suits, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any Laws or other rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws or statutes of limitations of any jurisdiction other than the State of Delaware.
9.10 Consent to Jurisdiction.
(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Transactions, the Guarantee or the transactions contemplated hereby and thereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Transactions, the Guarantee or the transactions contemplated hereby and thereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Transactions, the Guarantee or the transactions contemplated hereby and thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in Law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Transactions, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) except as specifically set forth in the Debt Commitment Letters or any definitive agreement relating to the Debt Financing, any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York.
9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE FINANCING LETTERS, THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES) OR THE OTHER AGREEMENTS TO BE ENTERED INTO IN CONNECTION HEREWITH, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 No Recourse. Without limiting Parent’s rights and remedies against the Financing Sources under the Debt Commitment Letters, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than Guarantors to the extent set forth in the Guarantee or the Equity Commitment Letter) nor any Financing Sources shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith (other than, in the case of the Financing Sources, to (x) Parent and its affiliates in respect of the Debt Financing and (y) after giving effect to the Closing, the Company and its Subsidiaries in respect of the transactions contemplated by the Debt Financing and/or the Debt Commitment Letter). Notwithstanding any provision of this Agreement to the contrary, for the avoidance of doubt, Section 9.8(b) shall not give the Company any right to enforce performance by any Financing Source in connection with the Debt Financing..
9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.15 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board); provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, (a) the provisions relating to the Financing Sources set forth in Section 9.6, Section 9.10(b), Section 9.11, Section 9.16 and this Section 9.15 (and the defined terms used therein) and (b) the definition of “Company Material Adverse Effect” may not be amended, modified or altered in a manner materially adverse to the Financing Sources without the prior written consent of the Financing Sources.
9.16 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein; provided, however, the provisions relating to the Financing Sources set forth in Section 9.6, Section 9.10(b), Section 9.11, Section 9.12, Section 9.15 and this Section 9.16 (and the defined terms used therein) may not be waived in a manner materially adverse to the Financing Sources without the prior written consent of the Financing Sources. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
FUTURE FIBER FINCO, INC.

By:	/s/ John Monsky
Name: John Monsky
Title: Vice President and Secretary
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
OLYMPUS MERGER SUB, INC.

By:	/s/ John Monsky
Name: John Monsky
Title: Vice President and Secretary
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
OTELCO INC.

By:	/s/ Richard A. Clark
Name: Richard A. Clark
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
ANNEX B
OPINION OF HOULIHAN LOKEY CAPITAL, INC.
[Letterhead of Houlihan Lokey Capital, Inc.]
July 26, 2020
The Board of Directors
Otelco Inc.
505 Third Avenue East
Oneonta, AL 35121
Dear Board of Directors:
We understand that Otelco Inc. (the “Company”), Future Fiber FinCo, Inc. (“Acquiror”), and Olympus Merger Sub, Inc. (“Merger Sub”), which is a wholly owned subsidiary of Acquiror, propose to enter into the Agreement (defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, (a) the Company will become a wholly owned subsidiary of Acquiror and (b) each outstanding share of the Class A common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted into the right to receive cash consideration of $11.75 (the “Consideration”).
The Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed the execution version of the Agreement and Plan of Merger, dated as of July 26, 2020, to be entered into by the Company, Acquiror and Merger Sub (the “Agreement”);
2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;
3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the years 2020 through 2029;

4.
spoken with certain members of the management of the Company and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;
6.	considered publicly available financial terms of certain transactions that we deemed to be relevant;
7.
reviewed the current and historical market prices and trading volume for Company Common Stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	considered the results of the third-party solicitation process conducted by the Company; and
9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any respect would be material to our analyses or this Opinion.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analyses and this Opinion, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analyses and this Opinion, (c) all conditions to the consummation of the Transaction will be satisfied without waiver of such conditions in any respect that would be material to our analyses or this Opinion, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto in any respect that would be material to our analyses or this Opinion. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement, when executed, will not differ from the execution version of the Agreement identified above in any respect that would be material to our analyses or this Opinion.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board, the Company or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction or the Company.
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, one or more affiliates of Oak Hill Capital Management, LLC (“Oak Hill”) or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and/or other financial or consulting services to Oak Hill or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Oak Hill (collectively, with Oak Hill, the “Oak Hill Group”), for which Houlihan Lokey and its affiliates have received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Acquiror, other members of the Oak Hill Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. On June 25, 2020, Houlihan Lokey, Inc. publicly announced that it has agreed to acquire MVP Capital, and, following such announcment, representatives of the Company have advised us that MVP Capital has in the past provided investment banking, financial advisory and/or other financial or consulting services to the Company, for which MVP Capital has received compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Oak Hill, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Oak Hill Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Acquiror, other members of the Oak Hill Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction or the conclusion contained in this Opinion. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been asked to, and we do not, express any opinion with respect to any matter other than the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received in the Transaction pursuant to the Agreement by such holders, without regard to any aspect of any voting or other agreements or other individual circumstances of specific holders which may distinguish such holders. For purposes of our analyses and this Opinion, we have not applied any control premium, minority or illiquidity discounts or other premiums or discounts, or otherwise given effect to any rights, restrictions or limitations, that may be attributable to any security of the Company or any other party or blocks of such securities. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Company and its advisors as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

Annex C
ANNEX C
SECTION 262 OF THE DGCL
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the

Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D
Execution Version
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is entered into as of July 26, 2020, by and among (a) Future Fiber FinCo, Inc., a Delaware corporation (“Parent”), and (b) each Person set forth on Schedule I attached hereto (each such Person, a “Stockholder”, and, collectively, the “Stockholders”). Defined terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, among Parent, Olympus Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Otelco Inc., a Delaware limited liability company (the “Company”).
WHEREAS, as of the date hereof, each Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (including power to dispose of (or to direct the disposition of) and has the power to vote (or to direct the voting of)) the number of shares of Class A common stock, par value $0.01 per share (the “Shares”), of the Company set forth opposite the name of such Stockholder on Schedule I hereto;
WHEREAS, concurrently herewith, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which, among other things, the parties have agreed to consummate the Transactions, including the Merger, subject to the terms and conditions set forth therein; and
WHEREAS, the Company Board at a meeting duly called and held has unanimously adopted resolutions that (i) determined that the Merger Agreement and the Transactions are fair to, advisable to, and in the best interests of, the Company and the stockholders of the Company; (ii) approved and declared advisable the Merger Agreement and the Transactions; (iii) recommended that the stockholders of Company adopt the Merger Agreement; and (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for its adoption by them.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1  Other Definitions.
For purposes of this Agreement:
(a)  “Constructive Disposition” means, with respect to any Subject Shares, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.
(b) “Permitted Transfer” means a Transfer of Subject Shares by a Stockholder to (A) an Affiliate; (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Stockholder; (C) any charitable organization described in section 170(c) of the U.S. Internal Revenue Code of 1986, as amended; (D) any trust, the trustees of which include only a Stockholder or a Person named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A), (B) or (C); (E) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only a Stockholder and/or the Persons named in clause (A) or (B); or (F) if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, provided that, in each case, prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the Subject Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Subject Shares subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Subject Shares transferred as such Stockholder shall have made hereunder.
(c) “Subject Shares” means, with respect to any Stockholder, the Shares set forth next to the name of such Stockholder on Schedule I hereto, together with any other Shares that are directly or indirectly acquired by such Stockholder prior to the termination of this Agreement in accordance with the terms hereof.
ARTICLE II

VOTING AGREEMENT
Section 2.1 Agreement to Vote the Subject Shares.
(a) From and after the date hereof until the termination of this Agreement in accordance with Section 5.1 hereof, at the Company Stockholder Meeting or any other meeting of the Company’s stockholders (or, in each case, any adjournment or postponement thereof), however called, each Stockholder agrees to take the following actions (or to cause the applicable holder of record of its Subject Shares to take the following actions):
(i) to appear and be present (in person or by proxy, in accordance with the Bylaws) at the Company Stockholder Meeting or any other meeting of the Company’s stockholders (or, in each case, any adjournment or postponement thereof);
(ii) to affirmatively vote and cause to be voted all of its Subject Shares in favor of (“for”) the adoption of the Merger Agreement and the approval of the Transactions, including the Merger, to the extent that such matters are submitted for a vote at the Company Stockholder Meeting or any other meeting of the Company’s stockholders (or, in each case, any adjournment or postponement thereof); and
(iii) to vote and cause to be voted all of its Subject Shares against, and not provide any written consent with respect to or for, the adoption or approval of (1) any Acquisition Proposal (and the transactions contemplated thereby), (2) any action, transaction or agreement to be taken, consummated or entered into by the Company that, if so taken, consummated or entered into by the Company would, or would reasonably be expected to, result in (x) a breach by the Company of any covenant, representation, warranty or other obligations of the Company set forth in the Merger Agreement or (y) the failure of any of the conditions to the obligations of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement set forth in Sections 7.1 and 7.2 of the Merger Agreement, and (3) any agreement (including, without limitation, any amendment, waiver, release from, or non-enforcement of any agreement), any amendment, supplement, modification or restatement of the Charter or the Bylaws, or any other action (or failure to act), to the extent such agreement, amendment, supplement, modification or restatement or other action or failure to act is intended or would reasonably be expected to prevent, interfere with, impair or delay the consummation of the Merger or the Transactions.
(b) Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would violate, or prevent, impair or delay such Stockholder from performing such Stockholder’s obligations under, the provisions and agreements set forth in this Article II.

ARTICLE III

STANDSTILL AND NON-SOLICITATION
Section 3.1 Standstill in Respect of Subject Shares.
Each Stockholder hereby agrees that, from and after the date hereof until the termination of this Agreement in accordance with Section 5.1 hereof, such Stockholder shall not, directly or indirectly, except as (i) specifically requested or approved by Parent in writing or (ii) expressly contemplated by this Agreement:
(a) sell, transfer (including by operation of Law), exchange, gift, tender, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition) (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to a Transfer of, any or all of such Stockholder’s Subject Shares (or any right, title or interest thereto or therein), except pursuant to a Permitted Transfer;
(b) deposit any of such Stockholder’s Subject Shares into a voting trust, grant any proxies or enter into any tender, voting agreement, power of attorney, voting trust or other agreement with respect to any of such Stockholder’s Subject Shares to, directly or indirectly, grant a proxy or power of attorney or give instructions with respect to the voting of such Stockholder’s Subject Shares in a manner that is inconsistent with this Agreement or the Merger Agreement, or otherwise take any action with respect to such Stockholder’s Subject Shares that would in any way restrict, limit or interfere with the performance of such Stockholder’s covenants and obligations hereunder or the Merger, the other Transactions contemplated by the Merger Agreement or the transactions contemplated hereby;
(c) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its subsidiaries;
(d) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of the Company to (i) not adopt the Merger Agreement or (ii) approve any other matter that if approved would reasonably be expected to prevent, interfere with, impair or delay the consummation of the Transactions;
(e) make any public announcement with respect to, or submit a proposal for, or offer for (with or without conditions), any extraordinary transaction involving the Company or its subsidiaries or its and its subsidiaries’ securities or material assets, except as required by Law;
(f) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the actions expressly described in any of clauses (a)-(e) of this Section 3.1; or
(g) agree (whether or not in writing) to take any of the actions referred to in this Section 3.1.
Any action taken in violation of the foregoing shall be null and void ab initio.
Section 3.2 Additional Subject Shares.
Until the termination of this Agreement in accordance with Section 5.1 hereof, each Stockholder shall promptly notify Parent of the number of Shares, if any, as to which such Stockholder acquires record or beneficial ownership after the date hereof. Any Shares as to which such Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Subject Shares, as applicable, for purposes of this Agreement. In the event of a stock split, stock dividend, or any change in the Shares by reason of any stock split, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or interests or similar occurrence, the term “Subject Shares” shall be deemed to refer to and include any Shares or other shares of capital stock which are received by a Stockholder in any such transaction.
Section 3.3 Acquisition Proposals.
(a) From the date hereof until the termination of this Agreement in accordance with Section 5.1 hereof, each Stockholder shall cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates and Representatives related to any Acquisition Proposal and, except as permitted by Section 3,3(b), will not, and will not authorize any of its respective Representatives to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that would reasonably be expected to lead to, or that constitutes, an Acquisition Proposal; (ii) engage in, continue or otherwise participate in any discussions concerning, or provide access or otherwise furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub), any non-public information relating to the Company or any of its Subsidiaries or any of their respective properties, books, records or personnel or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, or otherwise relating to or in connection with, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract or agreement in principle, understanding or arrangement, in each case, relating to an Acquisition Transaction or any Contract requiring the Company to abandon, terminate or fail to consummate the Merger or the other Transactions; (vi) knowingly cooperate with, assist, or participate in any effort by, any Person (or any Representative of a Person) that has made, is seeking to make, has informed the Company or such Stockholder of any intention to make, or has publicly announced an intention to make, any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or (vii) resolve or agree to take any of the foregoing actions.
(b) Notwithstanding anything to the contrary in this Agreement, solely to the extent that the Company is permitted to take the actions set forth in Section 5.3 of the Merger Agreement with respect to an Acquisition Proposal, each Stockholder and its Representatives will be free to participate in any discussions or negotiations regarding such Acquisition Proposal with the Person making such Acquisition Proposal and such Person’s Representatives and to otherwise take action to the extent the Company may take such action, provided that (i) such action by such Stockholder and its Representatives would be permitted to be taken by the Company pursuant to Section 5.3 of the Merger Agreement, (ii) the Stockholders have not solicited such Acquisition Proposal, (iii) such discussions or negotiations with the Stockholders only are regarding such Acquisition Proposal and (iv) Parent is granted equivalent access to the Stockholders for the purposes of discussions or negotiation.
(c) From the date hereof until the termination of this Agreement in accordance with Section 5.1 hereof each Stockholder shall promptly (and, in any event, within 24 hours) notify Parent if any offers or proposals with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Stockholder or any of its Representatives and provide Parent with copies of all material documents and other material written communications received by such Stockholder setting forth the terms and conditions of such Acquisition Proposal. Thereafter, each Stockholder must keep Parent reasonably informed, on a prompt basis (in any event within twenty-four (24) hours), of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.
(d) Any violation or breach of the restrictions or obligations set forth in this Section 3.3 by any Representative of a Stockholder acting on behalf of or at the direction of the such Stockholder shall be deemed to be a breach of this Section 3.3 by the Stockholder. For the purposes of this Section 3.3, the Company will not be deemed to be a Representative of any Stockholder, and no officer, director, employee, agent or advisor of the Company (in each case solely in their capacity as such) will be deemed to be a Representative of any such Stockholder.
(e) For the avoidance of doubt, nothing in this Section 3.3 shall affect in any way the obligations of any Person (including the Company) under the Merger Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1 Each Stockholder hereby represents and warrants to Parent as follows:
(a) Authority; Binding Nature.
Such Stockholder has all requisite power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder and (c) consummate the transactions contemplated hereby to be consummated by such Stockholder. The execution and delivery of this Agreement by such Stockholder, the performance of such Stockholder’s covenants and obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby to be consummated by such Stockholder have been duly and validly authorized by all necessary action on the part of such Stockholder, and no additional actions are necessary to authorize (i) the execution and delivery of this Agreement by such Stockholder; (ii) the performance by such Stockholder of its covenants and obligations hereunder; or (iii) the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Legal Proceeding at law or in equity).
(b) Ownership of Shares. As of the date hereof, such Stockholder beneficially owns the number of Shares set forth opposite the name of such Stockholder on Schedule I hereto free and clear of any proxy, voting restriction, adverse claim or other lien (except for transfer restrictions of general applicability as may be provided under the Securities Act and state securities laws). Such Stockholder has the sole power to vote (or cause to be voted) the Subject Shares, the sole power to dispose of the Subject Shares and good and valid title to the Subject Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any Company Securities other than the Shares set forth opposite the name of such Stockholder on Schedule I hereto and as disclosed in the filings made by, or on behalf of, such Stockholder with the SEC pursuant to Section 13(d) of the Exchange Act or Section 16(a) of the Exchange Act.
(c) No Conflicts. The execution and delivery of this Agreement by such Stockholder do not, the performance of such Stockholder’s covenants and obligations hereunder and compliance with the terms hereof will not, and the consummation by such Stockholder of the transactions contemplated hereby will not conflict with, require any payment or consent under, or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any lien or encumbrance upon any of the properties or assets of such Stockholder under, any provision of (i) the Organizational Documents of such Stockholder, (ii) any Contract which such Stockholder is a party or by which any of their respective properties or assets is bound or (iii) any Law or order applicable to such Stockholder or its respective properties or assets.
(d) Absence of Litigation. As of the date hereof, except as would not, individually or in the aggregate, prevent, interfere with, impair or materially delay such Stockholder’s ability to consummate the transactions contemplated hereby or have a material adverse effect on the ability of such Stockholder to fully perform its respective covenants and obligations pursuant to this Agreement, there is no Legal Proceeding pending or, to such Stockholder’s knowledge, threatened against or involving or affecting, such Stockholder, its Subject Shares or its properties or assets. Such Stockholder is not subject to any order of any kind or nature that individually or in the aggregate, prevent, interfere with, impair or materially delay the consummation of the Transactions or the transactions contemplated hereby or have a material adverse effect on the ability of such Stockholder to fully perform its respective covenants and obligations pursuant to this Agreement.
(e) Brokers. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the

Company, Parent or any of their respective Subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder (excluding, for the avoidance of doubt, any such broker, investment banker, financial advisor, finder, agent or other Person retained or engaged by the Company).
(f) Reliance by Parent. Such Stockholder acknowledges and agrees that it has had the opportunity to review this Agreement and the Merger Agreement with counsel and other professional advisors of its own choosing. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other Transactions.
Section 4.2 Parent hereby represents and warrants to the Stockholders as follows:
(a) Authority; Binding Nature.
Parent has all requisite power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder and (c) consummate the transactions contemplated hereby to be consummated by Parent. The execution and delivery of this Agreement by Parent, the performance of Parent’s covenants and obligations hereunder and the consummation by Parent of the transactions contemplated hereby to be consummated by Parent have been duly and validly authorized by all necessary action on the part of Parent, and no additional actions are necessary to authorize (i) the execution and delivery of this Agreement by Parent; (ii) the performance by Parent of its covenants and obligations hereunder; or (iii) the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Stockholders) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Legal Proceeding at law or in equity).
(b) No Conflicts. The execution and delivery of this Agreement by Parent does not, the performance of Parent’s covenants and obligations hereunder and compliance with the terms hereof will not, and the consummation by Parent of the transactions contemplated hereby will not conflict with, require any payment or consent under, or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any lien or encumbrance upon any of the properties or assets of Parent under, any provision of (i) the Organizational Documents of Parent, (ii) any Contract which Parent is a party or by which any of their respective properties or assets is bound or (iii) any Law or order applicable to Parent or its properties or assets.
ARTICLE V

TERMINATION
Section 5.1 Termination.
(a) Subject to Section 5.1(b), this Agreement shall terminate, without further action by any of the parties hereto, immediately upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of Parent and each of the Stockholders, (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the consummation of the Merger; and (iv) the delivery of written notice of termination by the Stockholders to Parent following the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date hereof that results in (x) a decrease in the Merger Consideration or (y) a change in the form of the Merger Consideration, in each case effected without the prior written consent of the Stockholders. Subject to Section 5.1(b), upon termination of this Agreement in accordance with this Section 5.1(a), (x) this Agreement shall be deemed null and void and shall have no further force or effect, (y) other than a termination in accordance with clause (iii) of this Section 5.1(a), any consent executed pursuant hereto shall be deemed null and void and shall have no further force or effect and (z) there shall be no liability or obligation hereunder on the part of Parent or any of the Stockholders or any of their respective Affiliates, or any of their or their respective Affiliates’

managers, directors, stockholders, members, partners, officers, employees, agents, consultants, accountants, attorneys, investment bankers, financial advisors, representatives, successors or assigns.
(b) Notwithstanding Section 5.1(a), termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party’s willful and material breach of any of the terms of this Agreement prior to such termination. The provisions of this Article V and Article VI hereof shall survive the termination of this Agreement. Unless this Agreement has been terminated in accordance with Section 5.1(a), notwithstanding anything herein to the contrary, the obligations of the Stockholders hereunder shall apply whether or not the Merger Agreement, the Merger or any action described herein is recommended by the Company Board (or any committee thereof).
ARTICLE VI

MISCELLANEOUS
Section 6.1 Appraisal Rights; Claims.
(a) To the extent permitted by applicable Law, each Stockholder hereby irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger and the other transactions contemplated by the Merger Agreement that such Stockholder may have under Section 262 of the DGCL or other similar Law.
(b) Each Stockholder agrees (on its own behalf and on behalf of its successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise relating to the negotiation, execution or delivery of the Merger Agreement or the consummation of the Merger.
Section 6.2 Documentation and Information.
Each Stockholder (i) consents to and authorizes the publication and disclosure by Parent of its identity and holdings of the Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any transactions contemplated by the Merger Agreement, and (ii) will give to Parent, as promptly as practicable after such Stockholder receives a written request therefor from Parent, any information reasonably related to the foregoing as it may reasonably require for the preparation of any such disclosure documents. Each Stockholder will notify Parent, as promptly as practicable, of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any such information has become false or misleading in any material respect. Each Stockholder agrees not to issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated thereby without the prior written consent of Parent, except for filings required under the Exchange Act or such publication or disclosure as may be required by applicable Law, provided, that, to the extent practicable, Parent shall be afforded a reasonable opportunity to review and comment on any such proposed filing, publication or disclosure.
Section 6.3 Further Actions.
From time to time, at the reasonable request of Parent and without further consideration, prior to the termination of this Agreement, each Stockholder shall execute and deliver such additional documents and instruments and take all such further action as may be reasonably required to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement
Section 6.4 Amendments and Waivers.
Subject to applicable Law and subject to the other provisions of this Agreement including as relates to amendments to Schedule I hereto in accordance with the terms of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. At any time and from time to time, any of the parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
Section 6.5 Counterparts.
This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 6.6 Applicable Law; Jurisdiction; Waiver of Jury Trial.
This Agreement, and all disputes, claims, actions, suits, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the negotiation, administration, performance and enforcement of this Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any Laws or other rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws or statutes of limitations of any jurisdiction other than the State of Delaware. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in any manner as may be permitted by applicable Law, and nothing in this Section 6.6 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS TO BE ENTERED INTO IN CONNECTION HEREWITH, AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6.

Section 6.7 Notices.
All notices and other communications hereunder will be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or, if by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(a)	if to any Stockholder, to:

Mr. Ira Sochet
24 North Pine Circle
Belleair Beach, Florida 33756
Email: socheti@aol.com

With a copy (which shall not constitute actual or constructive notice) to:

Arent Fox LLP
1717 K Street NW
Washington, DC 20006
Attention: Jeffrey E. Jordan
Email: Jeffrey.Jordan@arentfox.com

(b)	if to Parent or Merger Sub, to:

Oak Hill Capital Management, LLC
65 East 55th Street, 32nd Floor
New York, NY 10022
Attention: John Monskey
Email: jmonsky@oakhill.com

With a copy (which shall not constitute actual or constructive notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Angelo Bonvino
Brian C. Lavin
Email: abonvino@paulweiss.com
blavin@paulweiss.com
Section 6.8 Entire Agreement.
This Agreement, the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
Section 6.9 Assignment; Third Party Beneficiaries.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, provided, that Parent may assign, in its sole discretion and at any time, any or all of its respective rights, interests and obligations under this Agreement to any direct or indirect Affiliate of Parent without the consent of any other party hereto, and, subject to Section 1.1(b), a Stockholder may assign, in its sole discretion, any or all of its respective rights, interests and obligations under this Agreement with respect to any Subject Shares transferred to a Permitted Transferee to such Permitted Transferee at the time of the Transfer of such Subject Shares, without the consent of any other party hereto, but no such assignment shall relieve any party of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective heirs, beneficiaries, grantees, distributees, legal representatives, successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person any rights or remedies hereunder.
Section 6.10 Severability.
In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes and effects of such void or unenforceable provision.
Section 6.11 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. The parties hereto agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the parties pursuant to this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
Section 6.12 Fees and Expenses.
Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees and expenses whether or not the Merger, the other Transactions contemplated by the Merger Agreement or the transactions contemplated hereby are consummated.
Section 6.13 Ownership Interest.
Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Subject Shares, except as otherwise provided in this Agreement.
Section 6.14 Capacity.
The Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any Stockholder’s capacity as a director or officer of the Company. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.
Section 6.15 Non-Recourse.
This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith
Section 6.16 Obligations Several.
The obligations of the Stockholders under this Agreement shall be several and not joint (and not joint and several).
[Signature Page Follows]

IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.
FUTURE FIBER FINCO, INC.

By:	/s/ John Monsky
Name: John Monsky
Title: Vice President and Secretary
[Signature Page to Voting Agreement]

STOCKHOLDERS:

/s/ Ira Sochet
Ira Sochet

Ira Sochet IRA Account

By:	/s/ Ira Sochet
Ira Sochet

Ira Sochet Trust

By:	/s/ Ira Sochet
Ira Sochet, Trustee

Sochet & Company, Inc.

By:	/s/ Ira Sochet
Ira Sochet, President
[Signature Page to Voting Agreement]

Schedule I
Subject Shares
Stockholder	Number of Subject Shares

Ira Sochet	1,687,376*

Ira Sochet IRA Account	196,866

Ira Sochet Trust	1,431,341

Sochet & Company, Inc.	59,169
*	Composed entirely of shares held by Ira Sochet IRA Account, Ira Sochet Trust and Sochet & Company, Inc.

PRELIMINARY PROXY CARD — SUBJECT TO COMPLETION, DATED AUGUST 20, 2020

OTELCO INC.
505 3RD AVE E
ONEONTA, ALABAMA 35121

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OTEL2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D22907-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OTELCO INC.

The Board of Directors of Otelco Inc. recommends a vote FOR Proposals 1, 2, and 3.

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Special Meeting of Stockholders of
Otelco Inc.
[TBD], 2020 at [TBD] [a/p.m.] Eastern Time

IMPORTANT SPECIAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON [TBD], 2020

THE PROXY STATEMENT IS AVAILABLE AT:
www.proxyvote.com

D22908-TBD

PRELIMINARY PROXY CARD — SUBJECT TO COMPLETION, DATED AUGUST 20, 2020

OTELCO INC.

Special Meeting of Stockholders to be held on [TBD], 2020

This proxy is solicited by the Board of Directors of Otelco Inc.

Richard A. Clark and Curtis L. Garner, Jr., or either of them (each, a “proxy agent”), with full power of substitution and re-substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Special Meeting to be held on [TBD], 2020 or at any adjournments or postponements thereof.

Shares represented by this proxy will be voted as directed by the stockholder on this proxy. If no such directions are indicated, the proxy agents will have the authority to vote FOR items 1, 2 and 3.

The proxy agents, in accordance with their best judgment, are further authorized to transact such other business as may properly come before the Special Meeting or at any adjournments or postponements thereof.

(Items to be voted appear on reverse side.)